     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            METALLURG HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    6719                                  23-29675771
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                           800 THE SAFEGUARD BUILDING
                              435 DEVON PARK DRIVE
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 293-0838

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               ARTHUR R. SPECTOR
                                 VICE PRESIDENT
                            METALLURG HOLDINGS, INC.
                           800 THE SAFEGUARD BUILDING
                              435 DEVON PARK DRIVE
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 293-0838

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             SAMUEL M. FEDER, ESQ.
                               ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer ("Exchange Offer") pursuant to the registration agreement (the "Registration Agreement") described in the enclosed Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS OF                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                  SECURITIES TO                       AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
                  BE REGISTERED                        REGISTERED         PER NOTE(1)      OFFERING PRICE(1)         FEE(2)
12 3/4% Series B Senior Discount Notes due
  2008...........................................     $121,000,000          53.865%           $65,176,650           $19,234

(1) Estimated solely for purposes of calculating the registration fee under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(f)(2).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 29, 1998

       OFFER TO EXCHANGE 12 3/4% SERIES B SENIOR DISCOUNT NOTES DUE 2008

            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR

    ANY AND ALL OUTSTANDING 12 3/4% SERIES A SENIOR DISCOUNT NOTES DUE 2008

            ($121,000,000 PRINCIPAL AMOUNT OUTSTANDING AT MATURITY)
                                       OF
                            METALLURG HOLDINGS, INC.

                    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS
                WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON
                            , 1998 (AS SUCH DATE MAY BE EXTENDED,
                            THE "EXPIRATION DATE").

    Metallurg Holdings, Inc. (the "Issuer") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $121,000,000 principal amount at maturity of 12 3/4% Series B Senior Discount Notes due 2008 (the "New Notes") for an identical face amount of the outstanding 12 3/4% Series A Senior Discount Notes due 2008 (the "Old Notes" and, with the New Notes, the "Notes"). The issuance of the Old Notes generated gross proceeds of approximately $65.2 million to the Issuer. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the rights relating to the exchange of Old Notes for New Notes and the restrictions on transfer set forth on the Old Notes will not appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuer under a Registration Agreement dated as of July 13, 1998 (the "Registration Agreement") between the Issuer and BancBoston Securities Inc. (the "Initial Purchaser"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Issuer, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Issuer within the meaning of Rule 405, under the Securities Act of 1933, as amended (the "Securities Act"), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in the distribution of such New Notes.

    The New Notes will mature on July 15, 2008. Commencing July 15, 2003, the New Notes will accrue cash interest at the rate of 12 3/4% per annum, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The New Notes will be redeemable at the option of the Issuer, in whole or in part, in cash, at any time on or after July 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, prior to July 15, 2001, up to 34% of the aggregate principal amount at maturity of the New Notes originally issued may be redeemed at the option of the Issuer, in whole or in part, at any time and from time to time, at 112.750% of the Accreted Value (as defined herein) thereof, plus Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more Public Equity Offerings (as defined herein) following which there is a Public Market (as defined herein), provided that at least 66% of the aggregate principal amount at maturity of the New Notes originally issued remains outstanding immediately after such redemption. In the event of a Change of Control (as defined herein), each holder of the New Notes will have the right to require the Issuer to purchase all or a portion of such holder's New Notes at a cash price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the date of purchase (if such date of purchase is prior to July 15, 2003) or 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (if such date of purchase is on or after July 15, 2003). See "Description of the New Notes--Repurchase at the Option of Holders Upon a Change of Control."

    The New Notes will be secured obligations of the Issuer. The New Notes will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Issuer and senior in right of payment to all subordinated indebtedness of the Issuer. As debt of the Issuer however, the New Notes will be effectively subordinated to all existing and future liabilities of Metallurg, Inc. and its subsidiaries. The Issuer's subsidiaries may incur significant additional indebtedness and other liabilities in the future. See "Description of the New Notes--Certain Covenants-- Limitation on Debt." As of April 30, 1998, on a pro forma basis after giving effect to the Acquisition Transactions (as defined herein), the New Notes would have been effectively subordinated to approximately $279.4 million of balance sheet liabilities, of which $106.7 million would have been indebtedness. See "Risk Factors--Holding Company Structure; Effective Subordination." Furthermore, the indenture governing the Notes (the "Indenture") permits the Issuer's subsidiaries to incur additional indebtedness, which may be substantial. For example, as of April 30, 1998, the Issuer and its subsidiaries could have incurred up to approximately $301.3 million of indebtedness under the Indenture. See "Description of the New Notes--Certain Covenants--Limitation on Debt."

    The Issuer will accept for exchange from an Eligible Holder any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of United States Trust Company of New York as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depositary of the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in this Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery provisions of the Securities Act; (ii) the date on which such Old Note is registered under the Securities Act and is disposed of in a shelf registration statement, if applicable; or (iii) the date on which such Old Note has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."

    The maximum period of time that the Exchange Offer will remain open is 45 days. The Issuer will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. If the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, it will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale beginning on the date hereof (the "Expiration Date") and ending on the close of business on the first anniversary of the Expiration Date. See "The Exchange Offer" and "Plan of Distribution." Any broker-dealer that acquired Old Notes directly from the Issuer and not as a result of market-making activities or other trading activities, in the absence of an exemption from the registration requirements of the Securities Act, must comply with such registration requirements and the prospectus delivery requirements of the Securities Act in connection with any secondary resales of New Notes received in exchange for such Old Notes.

    Prior to this Exchange Offer, there has been no public market for the Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Issuer does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, although the Notes are eligible for trading in the PORTAL Market of the Nasdaq Stock Market, Inc. There can be no assurance that an active public market for the New Notes will develop.

    The Exchange Agent for the Exchange Offer is United States Trust Company of New York.

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is              , 1998.

                             AVAILABLE INFORMATION

    The Issuer has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of the Issuer's contracts and agreements that would be material to an investor have been summarized in this Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Issuer will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Issuer will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Metallurg Inc. is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the Commission. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The Commission's Web site can be accessed on the World Wide Web at http://www.sec.gov. The obligations of the Issuer under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Issuer has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the New Notes remain outstanding it will furnish to the holders of the New Notes, and if required by the Exchange Act, file with the Commission all annual, quarterly and current reports that the Issuer is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Notes remain outstanding, the Issuer has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

                                 EXCHANGE RATES

    Except as otherwise noted, amounts in this Prospectus presented in Deutschemarks have been converted into U.S. dollars at the rate of DM 1.85/$1.00; amounts presented in British pounds have been converted into U.S. dollars at the rate of L0.60/$1.00; and amounts presented in Swiss francs have been converted into U.S. dollars at the rate of SFr 1.52/$1.00. These translations should not be construed as representations that the foreign currency amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.

                                  MARKET DATA

    Market data used throughout this Prospectus were obtained from internal Metallurg surveys, industry publications or other publicly available information. Although Metallurg believes that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THE FINANCIAL STATEMENTS, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE ISSUER IS A NEWLY FORMED HOLDING COMPANY ESTABLISHED FOR PURPOSES OF CONSUMMATING THE ACQUISITION TRANSACTIONS (AS DEFINED HEREIN). THE ISSUER OWNS ALL THE OUTSTANDING COMMON STOCK OF METALLURG. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" OR "METALLURG" MEAN METALLURG, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES. FOR A DISCUSSION OF THE COMPANY'S FISCAL YEAR AND THE EFFECTS OF METALLURG'S REORGANIZATION PLAN (AS DEFINED HEREIN) ON ITS FINANCIAL INFORMATION, SEE "SUMMARY FINANCIAL DATA."

                                  THE COMPANY

GENERAL

    Metallurg, founded in 1911, is a leading international producer and seller of high-quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and chemicals and other metal consuming industries. The Company sells more than 500 different products to over 3,000 customers worldwide. The Company's operations are global in scope with eight production facilities located in four countries in Europe, North America and South America. In addition to selling products manufactured by the Company, Metallurg also leverages its global sales force by distributing products manufactured by third parties ("Merchanted Products"). For the Last Twelve Months (as defined in the preamble to "Summary Financial Data"), the Company had sales and Adjusted EBITDA (as defined in note (f) to "Summary Financial Data") of $644.1 million and $50.3 million, respectively. The Issuer's executive office is located at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087, telephone number (610) 293-0838.

MARKET OVERVIEW

    IRON AND STEEL INDUSTRIES; SPECIALTY FERROALLOYS. The Company manufactures and sells specialty ferroalloys to some of the world's largest iron and steel producers, such as Algoma Steel Inc., British Steel plc, Nucor Corporation, Thyssen AG and US Steel Group. The Company's principal specialty ferroalloy products are ferrovanadium and standard grades of low carbon ferrochrome. These products are used by iron and steel producers to increase temperature and corrosion resistance and strength-to-weight ratios for metals used in the energy, automotive and construction industries. For the 1997 Fiscal Year (as defined in the preamble to "Summary Financial Data"), the Company had sales in this category of approximately $282.8 million, representing 45% of the Company's total sales. The iron and steel industries have experienced growth since emerging from a recession that ended in 1993. Raw steel production has rebounded from a recessionary low of approximately 722 million tons in 1992 to approximately 793 million tons in 1997.

    ALUMINUM INDUSTRY; ALUMINUM MASTER ALLOYS AND COMPACTED PRODUCTS. The Company manufactures a series of master alloys and briquettes and tablets for sale to the aluminum industry. The Company's customers in this sector include leading producers such as Alcan Aluminium Limited, Alcoa Aluminum Co. of America, Aluminium Pechiney, Reynolds Metals Co. and Sumitomo Metals Industries Ltd. Metallurg's principal aluminum products include titanium boron tertiary alloys (which improve the conductivity of aluminum for electric cable), strontium master alloys (which modify silicon-containing foundry alloys for improved mechanical properties, as in automotive wheels) and chrome, iron and manganese briquettes and tablets (which maximizes the ductility and strength of aluminum used in the manufacture of can sheet and aerospace components, respectively). The Company also manufactures binary master alloys containing boron, zirconium or titanium (which are used for the grain refining of aluminum alloy ingots, billets and continuous cast sheet). For the 1997 Fiscal Year, the Company had sales to the aluminum industry of $120.0 million, representing 19% of the Company's total sales. Aluminum consumption in the Western world has grown from approximately 15.9 million metric tons in 1993 to approximately 18.8 million metric tons in 1997. This growth has been driven in large part by demand for durable products, as well as the increased substitution of aluminum for steel in certain transportation and construction applications.

    SPECIALTY METALS AND ALLOYS; SUPERALLOY AND TITANIUM ALLOY INDUSTRIES. The Company manufactures and sells specialty metals and alloys used by producers of superalloys and titanium alloys to enhance the performance of finished metal products such as aircraft engines and frames, gas turbines and boiler tubes. The Company's customers for specialty metals and alloys include Allegheny Teledyne, Inc., Carpenter Technology Corp., INCO Alloys, Kanthal AB, Oregon Metallurgical Corp., RMI Titanium Company, Sandvik AB, Special Metals Corporation and Titanium Metals Corp. For the 1997 Fiscal Year, the Company had sales in this category of $92.6 million, representing 15% of the Company's total sales. Metallurg's principal products in this category include chromium metal, special grades of low carbon ferrochrome and vanadium aluminum. Growth and demand for superalloys and titanium have been driven principally by commercial aerospace production. In addition, new applications for these metals and alloys have been developed for use in the consumer goods, power generation, oil and gas, chemical and biomedical industries.

    OTHER INDUSTRIES AND PRODUCTS. Metallurg also manufactures and distributes a number of products used outside of the iron, steel, aluminum and superalloy industries. These products include coating materials, which are sold to electronics and tool manufacturers, vanadium oxytrichloride for use in the synthetic rubber industry and polishing powders used by the glass polishing industry. These products generally are higher-margin, technically sophisticated products. For the 1997 Fiscal Year, the Company had $136.5 million in sales of these products, representing 21% of the Company's total sales.

    MERCHANTED PRODUCTS. The merchanting of products manufactured by third parties is a natural complement to the Company's manufacturing operations. Merchanted Products leverage the Company's global sales staff by providing a broader product offering to its existing customers without incurring significant additional overhead. As a result, Metallurg becomes a more significant supplier to its customers, as they can more conveniently procure supplies and decrease their sourcing costs by reducing their number of vendors and optimizing freight costs. In addition, by offering Merchanted Products, the Company has greater access to raw materials. The Company's total sales of $631.9 million for the 1997 Fiscal Year included an aggregate of $266.8 million in sales from Merchanted Products.

COMPETITIVE STRENGTHS

    The Company believes that its long-standing customer relationships, strong name recognition and global distribution capabilities provide an attractive platform for growth. The Company believes that it is distinguished by the following competitive strengths:

    - INDUSTRY LEADERSHIP. The Company enjoys significant worldwide recognition in the metal alloys and specialty metals industries as a result of its 87-year history. With its longevity, technical innovation, high-quality reputation, long-standing customer relationships and diverse product base, the Company has developed and maintained significant market shares in the markets for ferrovanandium consumed by the U.S. iron and steel industries, special grades of low carbon ferrochrome and chromium metal consumed by the superalloy industry and aluminum master alloys.

    - LONG-STANDING CUSTOMER RELATIONSHIPS. The Company has developed and maintained long-term relationships with a high-quality, internationally diverse customer base. The Company has built its customer base by providing consistent quality, a diverse portfolio of high-quality metal alloys and specialty metals and a high level of technical support. The Company's customers include some of the largest metals producing companies in the world.

    - DIVERSIFIED SALES BASE. Metallurg's revenue base is diversified across markets, regions and customers. The Company sells more than 500 different products to over 3,000 customers worldwide, none of which represents more than 5% of the Company's sales. By serving customers in the iron, steel, aluminum, superalloy, titanium and chemical markets, Metallurg believes that it is relatively less vulnerable than certain of its competitors to the cycle of any one end-use market. Furthermore, the Company's sales are globally balanced, with approximately 47% and 38% of revenues coming from Europe and North America, respectively.

    - RAW MATERIAL SOURCING. The Company generally sources raw materials from a diverse group of suppliers and actively pursues alternative low cost sources of raw materials. The Company has opened purchasing offices in Russia and China which have enabled the Company to develop new sources of supply for the Company's manufacturing and distribution businesses. The Company also derives the competitive benefit of vertical integration through its ownership of chrome ore mines located in Turkey. Furthermore a key goal of the Company's capital expenditure program is to expand the usage of lower cost raw materials. Management believes that obtaining access to consistent, lower cost sources of supply represents a key barrier to entry facing potential new competitors.

    - GLOBAL MANUFACTURING AND SALES NETWORK. Metallurg is well positioned to serve its global customer base through its eight production facilities, three mines, 17 sales offices and two purchasing offices located throughout the world. The Company believes that its international sales force comprised of 121 sales personnel provides it with a key competitive advantage and the ability to enhance its customer relationships through aiding customers with more efficient and innovative use of products. The Company leverages the expertise of its sales force by merchanting products manufactured by third parties, which results in the offering of a broader product line and Metallurg becoming a more significant supplier to its customers, while at the same time strengthening ties to its sources of raw materials.

BUSINESS STRATEGIES

    The Company's business objective is to maximize the long-term profitability of its operations while maintaining a strong financial position through the various business and market cycles. The Company's continuing strategies for achieving this objective are as follows:

    - FOCUS ON CORE BUSINESSES. The Company seeks to achieve high market shares in markets where the Company can differentiate itself on the basis of technical expertise and product quality. As part of this strategy, the Company is focusing its production and sales efforts on higher margin specialized alloy businesses, and is investing in capital projects that will expand its capacity or lower its costs in those areas. In recent years, the Company has divested certain non-core and lower margin businesses, including its tantalum carbide and United States titanium scrap processing businesses.

    - AGGRESSIVELY MANAGE COSTS. In recent years, the Company has instituted measures to reduce operating costs and enhance profitability. Through a combination of divesting non-core businesses, using contractors and improving productivity, the Company has reduced the number of employees from 2,508 at the end of 1992 to 1,483 as of April 30, 1998, while sales have grown from $591.1 million in 1992 to $644.1 million for the Last Twelve Months. The Company has restructured its operations into individual business units focused on particular customer groups in order to better manage costs and improve profitability. The Company's cost rationalization program is ongoing and management anticipates that further cost savings and productivity gains may be realized as a result.

    - IMPROVE PRODUCT MIX. The Company continually pursues opportunities to increase profitability through the Company's existing distribution network by improving its product mix by: (i) divesting low margin products; (ii) developing value added, higher margin products; and (iii) acquiring, or entering into merchanting arrangements for, product lines that complement the Company's core product offerings. Examples of high margin products that have experienced significant recent growth include coating materials for thin film technology and titanium carbon aluminum sold to the aluminum industry.

    - SELECTIVELY PURSUE ACQUISITIONS AND OTHER STRATEGIC EXPANSION
      INITIATIVES. The Company believes that its leading position in a diverse group of specialty metals markets provides it with a strong base to continue to expand its core businesses. The Company has the industry and financial expertise of Safeguard International Fund, L.P. ("Safeguard International") as its equity sponsor. The Company will pursue acquisition opportunities and expansion initiatives as warranted by market conditions. The Company intends to pursue acquisitions that: (i) add to or complement its specialty metals portfolio; (ii) leverage its existing manufacturing and distribution capabilities; or (iii) enhance its raw materials sourcing capabilities. The Company is currently evaluating several acquisition and expansion opportunities. See "Business--Business Strategies."

ISSUANCE OF THE OLD NOTES

    The outstanding $121.0 million principal amount at maturity of 12 3/4% Series A Senior Discount Notes due 2008 (the "Old Notes") were sold by the Issuer to BancBoston Securities Inc. (the "Initial Purchaser") on July 13, 1998 (the "Closing Date") pursuant to a Purchase Agreement, dated as of July 6, 1998 (the "Purchase Agreement"), between the Issuer and the Initial Purchaser. The issuance of the Old Notes generated gross proceeds of approximately $65.2 mllion to the Issuer. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act on or about July 13, 1998. The Issuer and the Initial Purchaser also entered into the Registration Agreement pursuant to which the Issuer granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Issuer's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer-- Purpose and Effects."

    The Old Notes were issued under an indenture, dated as of July 13, 1998 (the "Indenture"), between the Issuer and United States Trust Company of New York as trustee (in such capacity, the "Trustee"). The New Notes are also being issued under the Indenture and are entitled to the benefits of the Indenture. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Issuer to the Exchange Agent under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "--Procedures for Tendering" and "Description of New Notes--General."

    The proceeds received by the Issuer from the issuance of the Old Notes were used to fund a portion of the purchase price of the Acquisition Transactions (as defined herein). There will be no proceeds to the Issuer from any exchange pursuant to the Exchange Offer.

THE ACQUISITION TRANSACTIONS

    On July 13, 1998, Metallurg Acquisition Corp., a wholly owned subsidiary of the Issuer ("Acquisition Corp.") merged with and into Metallurg, Inc., with Metallurg, Inc. being the surviving company and the Issuer becoming the holding company for Metallurg, Inc. (the "Merger"). At the time of the Merger, each outstanding share of Metallurg, Inc. common stock, par value $0.01 per share (a "Metallurg Share"), was converted into the right to receive $30 in cash, representing an aggregate cash purchase price of approximately $152.2 million (including payments for cancellation of compensatory options). The total value of the transaction, including existing indebtedness and environmental, pension and other liabilities, net of cash, was approximately $300 million.

    In order to finance the Merger, (i) Safeguard International and certain of its limited partners (the "Investor Group") contributed approximately $97.0 million of capital to the Issuer (the "Equity Contribution"); and (ii) the Issuer consummated the offering of the Old Notes (the "Offering"). As used herein, the term "Acquisition Transactions" means the Equity Contribution, the Offering, the Merger, the Consent Solicitation (as defined herein) and the execution of a supplemental indenture to the indenture (the "Senior Note Indenture") governing Metallurg, Inc.'s 11% Senior Notes due 2007 (the "Senior Notes").

    In connection with the Merger, Metallurg, Inc. received the consents (the "Consent Solicitation") of 100% of the registered holders of its Senior Notes to a one-time waiver of the change of control provisions of the Senior Note Indenture to make such provisions inapplicable to the Merger (the "Waiver") and to amend the definition of "Permitted Holders" under the Senior Note Indenture to reflect the post-Merger ownership of Metallurg (the "Amendment").

    Safeguard International is an international private equity fund with current committed capital in excess of $250.0 million, which includes coinvestment commitments of up to $45.0 million. Safeguard International invests primarily in equity securities of companies in process industries--industries which convert raw or semi-finished materials into products for use by other businesses. With a presence in both the United States and Europe and investment professionals that have substantial management experience in process industries, Safeguard International has a strong international operating orientation and concentrates on situations where it believes that it can create value by drawing upon the experience of its investment team. See "Management" and "Share Ownership."

                               THE EXCHANGE OFFER

The Exchange Offer..................  The Issuer is offering, upon the terms and subject to the conditions set forth herein and in the
                                      accompanying letter of transmittal (the "Letter of
                                      Transmittal"), to exchange its 12 3/4% Series B
                                      Senior Discount Notes due 2008 (the "New Notes," and,
                                      with the Old Notes, the "Notes") for an identical
                                      face amount of the outstanding Old Notes (the
                                      "Exchange Offer"). As of the date of this Prospectus,
                                      $121.0 million in aggregate principal amount at
                                      maturity of the Old Notes is outstanding, the maximum
                                      amount authorized by the Indenture for all Notes. As
                                      of       , 1998, there were       registered holders
                                      of the Old Notes, which held $121.0 million of
                                      aggregate principal amount at maturity of the Old
                                      Notes. See "The Exchange Offer--Terms of the Exchange
                                      Offer."

Expiration Date.....................  5:00 p.m., New York City time, on       , 1998, as
                                      the same may be extended. See "The Exchange
                                      Offer--Expiration Date; Extension; Termination;
                                      Amendments."

Conditions of the Exchange Offer....  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered
                                      for exchange. However, the Exchange Offer is subject
                                      to certain customary conditions, which may be waived
                                      by the Issuer. See "The Exchange Offer--Conditions of
                                      the Exchange Offer."

Procedures for Tendering Old
Notes...............................  Each holder of Old Notes wishing to accept the
                                      Exchange Offer must complete, sign and date the
                                      Letter of Transmittal, or a facsimile thereof, in
                                      accordance with the instructions contained herein and
                                      therein, and mail or otherwise deliver such Letter of
                                      Transmittal, or such facsimile, together with the Old
                                      Notes and any other required documentation to the
                                      Exchange Agent at the address set forth herein. Old
                                      Notes may be physically delivered, but physical
                                      delivery is not required if a confirmation of a
                                      book-entry of such Old Notes to the Exchange Agent's
                                      account at The Depository Trust Company ("DTC") is
                                      delivered in a timely fashion. By executing the
                                      Letter of Transmittal, each holder will represent to
                                      the Issuer that, among other things, the New Notes
                                      acquired pursuant to the Exchange Offer are being
                                      obtained in the ordinary course of business of the
                                      person receiving such New Notes, whether or not such
                                      person is the holder, that neither the holder nor any
                                      such other person is engaged in, or intends to engage
                                      in, or has an arrangement or understanding with any
                                      person to participate in, the distribution of such
                                      New Notes and that neither the holder nor any such
                                      other person is an "affiliate," as defined under Rule
                                      405 of the Securities Act, of the Issuer. Each broker
                                      or dealer that receives New Notes for its own account
                                      in exchange for Old Notes, where such Old Notes were
                                      acquired by such broker or dealer as a result of
                                      market-making

                                      activities or other trading activities, must
                                      acknowledge that it will deliver a prospectus in
                                      connection with any resale of such New Notes. See
                                      "The Exchange Offer--Procedures for Tendering" and
                                      "Plan of Distribution."

Guaranteed Delivery Procedures......  Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not
                                      immediately available or (ii) who cannot deliver
                                      their Old Notes or any other documents required by
                                      the Letter of Transmittal to the Exchange Agent prior
                                      to the Expiration Date (or complete the procedure for
                                      book-entry transfer on a timely basis), may tender
                                      their Old Notes according to the guaranteed delivery
                                      procedures set forth in the Letter of Transmittal.
                                      See "The Exchange Offer--Guaranteed Delivery
                                      Procedures."

Acceptance of Old Notes and Delivery
of New Notes........................  Upon satisfaction or waiver of all conditions of the
                                      Exchange Offer, the Issuer will accept any and all
                                      Old Notes that are properly tendered in the Exchange
                                      Offer prior to 5:00 p.m., New York City time, on the
                                      Expiration Date. The New Notes issued pursuant to the
                                      Exchange Offer will be delivered promptly after
                                      acceptance of the Old Notes. See "The Exchange
                                      Offer--Procedures for Tendering."

Withdrawal Rights...................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
                                      Expiration Date. See "The Exchange Offer--Withdrawal
                                      of Tenders." United States Trust Company of New York
                                      is the exchange agent (in such capacity, the
                                      "Exchange Agent"). The address and telephone number
                                      of the Exchange Agent are set forth in "The Exchange
                                      Offer--Exchange Agent."

Fees and Expenses...................  All expenses incident to the Issuer's consummation of the Exchange Offer and compliance with the
                                      Registration Agreement will be borne by the Issuer.
                                      The Issuer will also pay certain transfer taxes
                                      applicable to the Exchange Offer. See "The Exchange
                                      Offer--Fees and Expenses."

Notes Offered.......................  $121,000,000 aggregate principal amount at maturity of 12 3/4% Series B Senior Discount Notes due 2008
                                      (the "New Notes").

Resales of the New Notes............  Based on interpretations by the staff of the
                                      Commission set forth in no-action letters issued to
                                      third parties, the Issuer believes that New Notes
                                      issued pursuant to the Exchange Offer to an Eligible
                                      Holder in exchange for Old Notes may be offered for
                                      resale, resold and otherwise transferred by such
                                      Eligible Holder (other than (i) a broker-dealer who
                                      purchased the Old Notes directly from the Issuer for
                                      resale pursuant to Rule 144A under the Securities Act
                                      or any other available exemption under the Securities
                                      Act or (ii) a person that is an affiliate of the
                                      Issuer within the meaning of Rule 405 under the
                                      Securities Act), without compliance with the
                                      registration and prospectus delivery provisions of
                                      the

                                      Securities Act, provided that the Eligible Holder is
                                      acquiring the New Notes in the ordinary course of
                                      business and is not participating, and has no
                                      arrangement or understanding with any person to
                                      participate, in a distribution of the New Notes. Each
                                      broker-dealer that receives New Notes for its own
                                      account in exchange for Old Notes, where such Old
                                      Notes were acquired by such broker as a result of
                                      market-making or other trading activities, must
                                      acknowledge that it will deliver a prospectus in
                                      connection with any resale of such New Notes. See
                                      "The Exchange Offer--Purpose and Effects" and "Plan
                                      of Distribution."

                          DESCRIPTION OF THE NEW NOTES

    The Exchange Offer applies to $121.0 million aggregate principal amount at maturity of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and other rights relating to the exchange of the Old Notes for New Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which both the Old Notes were, and the New Notes will be, issued. See "Description of The New Notes."

Notes Offered.......................  $121,000,000 aggregate principal amount at maturity of 12 3/4% Series B Senior Discount Notes due 2008.

Maturity Date.......................  July 15, 2008.

Accretion...........................  The New Notes will accrete at a rate of 12 3/4%, compounded semi-annually, to an aggregate principal
                                      amount of $121.0 million at July 15, 2003. Cash
                                      interest will not accrue or be payable on the New
                                      Notes prior to such date.

Interest Rate.......................  Commencing July 15, 2003, the New Notes will accrue cash interest at the rate of 12 3/4% per annum,
                                      payable semi-annually in arrears on January 15 and
                                      July 15 of each year, commencing January 15, 2004.

Optional Redemption.................  The New Notes will be redeemable at the option of the
                                      Issuer in whole or in part, in cash, at any time on
                                      or after July 15, 2003, at the redemption prices set
                                      forth herein, together with accrued and unpaid
                                      interest and Liquidated Damages, if any, to the date
                                      of redemption. In addition, at the option of the
                                      Issuer, up to 34% of the aggregate principal amount
                                      at maturity of the originally issued Old Notes may be
                                      redeemed prior to July 15, 2001 with the net proceeds
                                      of one or more Public Equity Offerings following
                                      which there is a Public Market, at a redemption price
                                      equal to 112.750% of the Accreted Value thereof, plus
                                      Liquidated Damages, if any, thereon to the redemption
                                      date (subject to the right of holders of record on
                                      the relevant record date to receive interest due on
                                      the relevant interest payment date), provided that at
                                      least 66% of the aggregate principal amount at
                                      maturity of the originally issued Old Notes remain
                                      outstanding following such redemption. See
                                      "Description of the New Notes--Optional Redemption."

Sinking Fund........................  None.

Change of Control...................  Upon the occurrence of a Change of Control each holder of New Notes (a "Holder") will have the right
                                      to require the Issuer to purchase all or a portion of
                                      such Holder's New Notes at a cash purchase price
                                      equal to 101% of the Accreted Value thereof plus
                                      Liquidated Damages, if any, thereon to the date of
                                      purchase (if such date of purchase is prior to July
                                      15, 2003) or 101% of the principal amount thereof
                                      plus accrued and unpaid interest and Liquidated
                                      Damages, if any, thereon to the date of purchase (if
                                      such date of purchase is on or after July 15, 2003).
                                      See "Description of the New Notes-- Repurchase at the
                                      Option of Holders Upon a Change of Control." There
                                      can be no assurance that, in the event of a Change of
                                      Control, the Issuer would have sufficient funds or
                                      otherwise be able to purchase all New Notes tendered.
                                      See "Risk Factors--Limitations on Ability to make
                                      Change of Control Payment."

Ranking.............................  The New Notes will be secured obligations of the
                                      Issuer. The New Notes will rank PARI PASSU in right
                                      of payment with all existing and future
                                      unsubordinated indebtedness of the Issuer and senior
                                      in right of payment to all subordinated indebtedness
                                      of the Issuer. As debt of the Issuer, however, the
                                      New Notes will be effectively subordinated to all
                                      existing and future liabilities of the Company and
                                      its subsidiaries. As of April 30, 1998, on a pro
                                      forma basis after giving effect to the Acquisition
                                      Transactions, the New Notes would have been
                                      effectively subordinated to approximately $279.4
                                      million of balance sheet liabilities, of which $106.7
                                      million would have been indebtedness. See "Risk
                                      Factors--Holding Company Structure; Effective
                                      Subordination." Furthermore, the Indenture permits
                                      the Issuer's subsidiaries to incur additional
                                      indebtedness which may be substantial. For example,
                                      at April 30, 1998, the Issuer and its subsidiaries
                                      could have incurred up to approximately $301.3
                                      million of indebtedness under the Indenture. See
                                      "Risk Factors--Holding Company Structure; Effective
                                      Subordination and "Description of the New
                                      Notes--Ranking," "--Certain Covenants--Limitation on
                                      Debt."

Security............................  The obligations of the Issuer with respect to the New
                                      Notes will be secured by an assignment and pledge to
                                      the Trustee of (a) all of the outstanding equity
                                      interests held by the Issuer in Metallurg, Inc. and
                                      (b) all promissory notes issued from time to time to
                                      the Issuer by Metallurg, Inc. (collectively, the
                                      "Collateral"). The security interests in the
                                      Collateral will be exclusive, first priority security
                                      interests. Absent any acceleration of the New Notes
                                      or failure to pay the same in full at maturity, the
                                      Issuer will generally be able to vote pledged
                                      securities and to receive distributions and other
                                      proceeds in respect thereof. Subject to certain
                                      conditions, the

                                      Issuer will be permitted to cause the release of
                                      collateral in connection with sales thereof otherwise
                                      made in accordance with the Indenture covenants.

Limitation on Access to
Subsidiaries' Cash Flow.............  The Issuer does not have, and may not in the future have, any material assets other than common stock of
                                      Metallurg, Inc. As a result, the Issuer's ability to
                                      pay cash interest on the New Notes, and to purchase
                                      New Notes upon the occurrence of a Change of Control,
                                      will depend upon the receipt of dividends and other
                                      distributions from its subsidiaries. The Revolving
                                      Credit Facility and the Senior Note Indenture
                                      restrict the Company's ability to pay dividends and
                                      make other distributions to the Issuer, and without
                                      such dividends or distributions, the Issuer will
                                      likely not have the financial resources to pay cash
                                      interest on the New Notes, or to purchase New Notes
                                      upon a Change of Control. In addition, there can be
                                      no assurance that the Issuer's subsidiaries will have
                                      the resources available to pay any such dividends or
                                      distributions. The Issuer's failure to pay cash
                                      interest on the New Notes when due and payable, or to
                                      make a Change of Control Offer when required or to
                                      purchase New Notes when tendered pursuant thereto,
                                      would constitute an Event of Default (as defined
                                      herein) under the Indenture. See "Risk
                                      Factors--Limitation on Access to Subsidiaries' Cash
                                      Flow," "Description of the New Notes--General,"
                                      "Description of the New Notes--Certain Covenants" and
                                      "Description of the New Notes--Repurchase at the
                                      Option of Holders Upon a Change of Control."

Certain Covenants...................  The Indenture contains limitations on, among other things, the ability of the Issuer and its Restricted
                                      Subsidiaries (as defined herein) to: (i) incur
                                      indebtedness; (ii) pay dividends, redeem capital
                                      stock or make certain other restricted payments or
                                      investments; (iii) enter into certain transactions
                                      with affiliates; (iv) dispose of assets; (v) create
                                      liens; (vi) enter into sale and leaseback
                                      transactions; (vii) permit arrangements that restrict
                                      dividends and other payments from subsidiaries; and
                                      (viii) enter into certain mergers, consolidations or
                                      asset sales. All of such covenants are subject to
                                      significant exceptions. See "Description of the New
                                      Notes--Certain Covenants."

Use of Proceeds.....................  There will be no proceeds to the Issuer from any exchange pursuant to the Exchange Offer. The net
                                      proceeds to the Issuer from the sale of the Old Notes
                                      were used to finance a portion of the purchase price
                                      in the Acquisition Transactions.

Original Issue Discount.............  The New Notes are being issued with original issue discount ("OID") for United States federal income tax
                                      purposes. Thus, although cash interest will not be
                                      payable on the New Notes prior to January 15, 2004,
                                      OID will accrue on a constant yield to maturity basis
                                      from the issue date of the Old

                                      Notes and will be included as interest income in a
                                      Holder's gross income for United States federal
                                      income tax purposes in advance of receipt of the cash
                                      payments to which such income is attributable.

PORTAL Listing......................  The Issuer does not intend to apply for listing of the New Notes on any securities exchange or for
                                      quotation through the NASDAQ National Market or any
                                      other quotation system, although the New Notes are
                                      eligible for trading in The PORTAL Market of The
                                      Nasdaq Stock Market, Inc.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 18 for a discussion of certain factors which should be considered by Eligible Holders in evaluating the Exchange Offer.

                             SUMMARY FINANCIAL DATA

    The following table presents summary financial data of the Company for each of the years in the two-year period ended December 31, 1996, the quarter ended March 31, 1997, the three quarters ended January 31, 1998 and the quarter ended April 30, 1998. Information for each of the two years in the period ended December 31, 1996, for the quarter ended March 31, 1997 and for the three quarters ended January 31, 1998 is derived from the consolidated financial statements of the Company included elsewhere herein, which have been audited by Deloitte & Touche LLP, independent public accountants. The data for the Company as of and for the quarter ended April 30, 1998 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of operations for such periods. The results of operations for the quarter ended March 31, 1997 and the three quarters ended January 31, 1998 are not necessarily indicative of results for the full year. For a discussion of pro forma financial data included in the summary financial data, see "Unaudited Pro Forma Condensed Consolidated Financial Data."

    The Issuer was formed in connection with the Acquisition Transactions and did not exist during any of the periods for which the statement of operations, balance sheet and other data are presented. Accordingly, such data reflect the consolidated results of operations and financial position of the Company. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and the notes thereto, included elsewhere in this Prospectus.

    Financial information contained in this Prospectus for periods and dates after March 31, 1997 reflects the effects of Metallurg's Reorganization Plan (as defined in note (a) below), including the implementation of fresh-start reporting, as of March 31, 1997. Accordingly, the Company's consolidated financial statements for periods and dates prior to March 31, 1997 are not comparable to subsequent consolidated financial statements. In addition, Metallurg, Inc. changed its fiscal year from a calendar year to the period ended January 31, for fiscal periods after consummation of its Reorganization Plan, while its subsidiaries have retained a calendar fiscal year. As a result, results of operations for the four quarters ended January 31, 1998 are comprised of: (i) the pre-confirmation three months ended March 31, 1997 for Metallurg, Inc. and its subsidiaries; (ii) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis; and (iii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries (the "1997 Fiscal Year"). Consolidated results of operations for the three fiscal quarters ended January 31, 1998 are comprised of: (i) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis; and
(ii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries. Consolidated results of operations for the quarter ended April 30, 1998 include operational results of Metallurg, Inc. on a stand-alone basis for the three months ended April 30, 1998 and the operational results of its subsidiaries for the three months ended March 31, 1998. Consolidated results of operations for the four fiscal quarters ended April 30, 1998 (the "Last Twelve Months" or "LTM") include: (i) 12 months of operational results (through March 31, 1998) for Metallurg, Inc. and its subsidiaries; and (ii) an additional month of results of operations of Metallurg, Inc. on a stand-alone basis for April 1998, which resulted in additional revenues of $3.2 million and $0.1 million of Adjusted EBITDA. The consolidated balance sheet data at April 30, 1998 reflect the financial position of Metallurg, Inc. at April 30, 1998 and of its subsidiaries at March 31, 1998.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                               COMPANY                              COMPANY                         ISSUER
                                        PRE-CONFIRMATION (A)                   POST-CONFIRMATION                PRO FORMA (H)
                                  ---------------------------------  -------------------------------------  ----------------------
                                                                        THREE                                 THREE
                                      YEARS ENDED         QUARTER     QUARTERS      QUARTER        LTM      QUARTERS     QUARTER
                                      DECEMBER 31,         ENDED        ENDED        ENDED        ENDED       ENDED       ENDED
                                  --------------------   MARCH 31,    JAN. 31,     APRIL 30,    APRIL 30,   JAN. 31,    APRIL 30,
                                    1995       1996        1997         1998         1998         1998        1998        1998
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
  Sales.........................  $ 688,002  $ 648,816   $ 155,427    $ 476,426    $ 167,675    $ 644,101   $ 476,426   $ 167,675
  Commission income.............      1,362      1,186         160          541          155          696         541         155
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------
    Total revenues..............    689,364    650,002     155,587      476,967      167,830      644,797     476,967     167,830
  Gross profit..................     85,829     83,464      21,527       66,934       28,822       95,756      66,934      28,822
  Operating income (loss).......     15,705    (11,221 (b)      6,481     23,371      14,061       37,432      20,929      13,329
  Net income (loss).............      1,665    (28,495)     57,954(c)      6,272(d)      6,790     13,062      (1,762 (d)      4,780
OTHER DATA:
  Environmental remediation
    expenditures(e).............      2,769      2,282       1,729        2,635          558        3,193       2,635         558
  Depreciation and
    amortization................     15,296     10,688       2,143        5,320        2,188        7,508       7,554       2,858
  Adjusted EBITDA (f)...........     47,149     38,928      10,498       32,515       17,755       50,270      32,307      17,693
  Adjusted EBITDA margin........        6.9%       6.0%        6.8%         6.8%        10.6%         7.8%        6.8%       10.6%
  Capital expenditures..........  $   6,712  $   9,531   $   2,774    $   9,447    $   2,929    $  12,376   $   9,447   $   2,929
  EBITDA as defined in
    Indenture(g)................     23,825     (4,935)      8,606       24,461       13,221       37,682      24,253      13,159

                                      LTM
                                     ENDED
                                   APRIL 30,
                                     1998
                                  -----------
STATEMENT OF OPERATIONS DATA:
  Sales.........................   $ 644,101
  Commission income.............         696
                                  -----------
    Total revenues..............     644,797
  Gross profit..................      95,756
  Operating income (loss).......      34,258
  Net income (loss).............       3,018
OTHER DATA:
  Environmental remediation
    expenditures(e).............       3,193
  Depreciation and
    amortization................      10,412
  Adjusted EBITDA (f)...........      50,000
  Adjusted EBITDA margin........         7.8%
  Capital expenditures..........   $  12,376
  EBITDA as defined in
    Indenture(g)................      37,412

  Pro forma cash interest expense (i).................................................................................     12,391
  Pro forma interest expense (i)......................................................................................     21,639
  Ratio of Adjusted EBITDA to pro forma cash interest expense (f)(i)..................................................        4.0x
  Ratio of Adjusted EBITDA to pro forma interest expense (f)(i).......................................................        2.3x
  Ratio of pro forma net debt to Adjusted EBITDA (f)..................................................................        2.4x
  Ratio of pro forma debt to Adjusted EBITDA (f)......................................................................        3.4x

                                                                                                              APRIL 30, 1998
                                                                                                         ------------------------
                                                                                                           COMPANY      ISSUER
                                                                                                           ACTUAL      PRO FORMA
                                                                                                         -----------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................................   $  50,221    $  50,188
  Working capital......................................................................................     173,950      175,739
  Total assets.........................................................................................     330,672      441,595
  Pension liabilities..................................................................................      37,473       37,473
  Environmental liabilities............................................................................      44,391       44,391
  Total debt...........................................................................................     106,697      171,874
  Shareholders' equity.................................................................................      49,827       97,023

------------------------

(a) In April 1997, Metallurg and its subsidiary Shieldalloy Metallurgical Corporation ("Shieldalloy") consummated their Joint Plan of Reorganization dated December 18, 1996 (the "Reorganization Plan"), pursuant to Chapter 11 of the United States Bankruptcy Code. Metallurg and Shieldalloy sought Chapter 11 protection in September 1993 following the Company's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of a confluence of negative economic factors that caused the Company to default on certain of its then outstanding indebtedness. The Company was particularly affected by (i) "dumping" by exporters from the former Soviet Union of excess stocks of metals and alloys, which drove prices of ferroalloys in Europe and the United States to very low levels and
    (ii) the general economic recession that began in 1989 in the end-use markets of the Company's customers.

(b) Includes effects of settlement arrangements entered into by the Company in connection with the Reorganization Plan with regard to the settlement of environmental claims with federal and state regulators (approximately $37.6 million) and the settlement of prepetition claims with certain other creditors (approximately $10.5 million).

(c) Includes an extraordinary item of $43.0 million representing the net gain on the discharge of indebtedness resulting from the consummation of the Reorganization Plan.

(d) Includes an extraordinary item of $(0.8) million representing the net loss on the early extinguishment of debt in November 1997.

(e) Environmental expenditures related to ongoing operations are generally included in cost of goods sold and are therefore deducted in calculating net income and Adjusted EBITDA for any period. Environmental remediation expenditures represent the costs associated with remedial activities. Such remediation expenditures are charged to previously established accruals and are therefore excluded from the calculation of net income and Adjusted EBITDA. However, the cash expended by the Company in any period for environmental remediation expenditures will affect the Company's cash flow.

(f) For purposes of this Prospectus, "Adjusted EBITDA" is defined as net income
    (loss) before: (i) income taxes; (ii) interest expense; (iii) extraordinary item; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation;
    (vii) loss (gain) on sale of assets; (viii) restructuring expenses; (ix) reorganization expenses; (x) non-cash fresh-start adjustments; and (xi) non-cash environmental provisions. Adjusted EBITDA has not been reduced to reflect environmental remediation expenditures. This definition of Adjusted EBITDA differs from the definition of EBITDA used in the Indenture. The Company's use of Adjusted EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating Adjusted EBITDA. See "Selected Financial Data--Calculation of Adjusted EBITDA" and "Description of the Discount Notes."

   The Company considers Adjusted EBITDA to be useful in measuring the operating performance of the Company because, together with net income and cash flows, Adjusted EBITDA provides investors with additional measures to evaluate the ability of the Company to incur and service debt and to fund acquisitions and other capital expenditures. Adjusted EBITDA does not represent net income or cash flows from operations as defined by generally accepted accounting principles. Adjusted EBITDA is not an alternative to net income as a reliable measure of the Company's operating performance or an alternative to cash flows as measures of liquidity.

   Adjusted EBITDA does not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital improvements and debt service. Adjusted EBITDA does not represent cash flows from operating, investing or financing activities as defined by generally accepted accounting principles.

(g) Under the terms of the Indenture, "EBITDA" is defined as follows (capitalized terms have the meanings set forth in the Indenture):

   "EBITDA" means, for any period, an amount equal to, for the Issuer and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

   EBITDA as defined in the Indenture is used as a measure of operating cash flow. Subject to certain exceptions set forth in the Indenture, the Issuer may only incur additional Debt if its pro forma ratio of EBITDA to Consolidated Fixed Charges for the most recent four consecutive fiscal quarters is more than 2.00 to 1.00. See "Description of the New Notes--Certain Covenants-- Limitation on Debt." For the purposes of these calculations, restrictions on the Issuer's subsidiaries' ability to pay dividends to the Issuer in existence at December 31, 1997 are assumed for all periods presented.

(h) Pro forma information reflects the effects of the Acquisition Transactions and certain other pro forma adjustments. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

(i) Pro forma cash interest expense and interest expense are calculated based on the twelve months ended March 31, 1998 and do not include the results of operations of Metallurg, Inc. on a stand-alone basis for April 1998. Adjusted EBITDA includes results of operations of Metallurg, Inc. on a stand-alone basis for April 1998 (reflecting Adjusted EBITDA of $0.1 million for such month). Pro forma cash interest expense (including $916,000 for April 1998) would be approximately $13,307,000 for the Last Twelve Months. Pro forma interest expense (including $1,717,000 for April 1998) would be approximately $23,356,000 for the Last Twelve Months.

   The pro forma condensed consolidated statement of operations for the three quarters ended January 31, 1998 included elsewhere in this Prospectus includes the extra month of results of operations of Metallurg, Inc. on a stand-alone basis for January 1998 including the pro forma interest expense for January 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Data." The Issuer believes that cash interest expense and interest expense numbers and related ratios presented above are useful because they reflect 12 months of expenses which are being compared with 12 months of operations for the operating subsidiaries of the Company.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which statements can be identified by the use of forward-looking terminology, such as "may," "intends," "will," "expects," "anticipates," "estimates," "seeks" or "continues" or the negative thereof or other variations thereon or comparable terminology. Any statements with regard to the Issuer's expectations as to industry conditions and its financial results, demand for or acceptance of Metallurg's (as defined herein) products and services and other aspects of its business may constitute forward-looking statements. Although the Issuer makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Issuer's expectations. Accordingly, the Issuer hereby identifies the following important factors, among others, that could cause its results to differ from any results that might be projected, forecasted or estimated in any such forward-looking statements: risks associated with the substantial leverage of Metallurg and the Issuer, subordination of the New Notes, restrictive debt covenants, integration of acquisitions, cyclical nature of Metallurg's business, Metallurg's dependence on foreign customers (particularly customers in Europe), the economic strength of Metallurg's markets generally and particularly the strength of the demand for iron, steel, aluminum and superalloys and titanium alloy industries in those markets, the accuracy of Metallurg's estimates of the costs of environmental remediation and the extension or expiration of existing anti-dumping duties.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE EXCHANGE OFFER.

SUBSTANTIAL LEVERAGE

    The Issuer and the Company are highly leveraged as a result of the Offering and the other Acquisition Transactions. As of April 30, 1998, after giving effect to the Offering, the Issuer would have had total indebtedness of $65.2 million on a stand-alone basis and $171.9 million on a consolidated basis. The Issuer, the Company and the Company's subsidiaries will be permitted to incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness. See "Capitalization," "Description of Certain Indebtedness" and "Description of the New Notes."

    The Issuer's and the Company's ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, their respective indebtedness, or to fund planned capital expenditures will depend on their future performance, which, to a certain extent, will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized in an amount sufficient to enable the Issuer or the Company to service their respective indebtedness or to fund its other liquidity needs. If the Company is unable to generate sufficient cash flow to enable the Issuer and the Company to meet their respective debt obligations, each of them will have to adopt one or more alternatives, such as restructuring their respective debt, reducing or delaying capital expenditures, selling assets or obtaining additional equity or debt financing. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms, if at all, or that these actions would enable the Issuer and the Company to continue to satisfy their respective debt service requirements. The terms of the indebtedness, including the Indenture, the Revolving Credit Facility and the Senior Note Indenture, also may prohibit the Issuer or the Company from taking such actions. If the Company is unable to satisfy its obligations related to its indebtedness, substantially all of its long-term debt could be declared immediately due and payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Resources."

    The degree to which the Issuer and the Company are leveraged could have important consequences to Holders of the New Notes, including, but not limited to: (i) making it more difficult for the Issuer to satisfy its obligations with respect to the New Notes; (ii) increasing the Issuer's and the Company's vulnerability to general adverse economic and industry conditions; (iii) limiting the Issuer's and the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; (iv) requiring the dedication of a substantial portion of the Issuer's and the Company's cash flow from operations to the payment of principal of, interest on, and liquidated damages, if any, on their indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes; (v) limiting the Issuer's and the Company's flexibility in planning for, or reacting to, changes in its business and the industry; (vi) placing the Issuer and the Company at a competitive disadvantage relative to less leveraged competitors; and (vii) restricting the Company's ability to pay dividends to the Issuer so that the Issuer can pay its cash interest expense (which payments are scheduled to begin in 2004) and other debt service obligations on the New Notes, the failure of which may create an event of default under the New Notes, which, if not cured or waived, could have a material adverse effect on the Issuer and the Company. In addition, the Company's Senior Note Indenture, Revolving Credit Facility and other indebtedness subject the Company to numerous financial and other restrictive covenants, including, among other things, limitations on the ability of Metallurg and its subsidiaries to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity. Furthermore, indebtedness under the Revolving Credit Facility and credit facilities of the Company's subsidiaries are at variable rates of interest, which will cause the Company and its subsidiaries to be vulnerable to increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness" and "Description of the New Notes." The Company also has substantial environmental and pension liabilities, which could further restrict its financial flexibility.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

    The Issuer is a holding company and does not have any material operations or assets other than the ownership of Metallurg. Accordingly, the New Notes will be effectively subordinated to all existing and future liabilities of Metallurg and its subsidiaries, including indebtedness under Metallurg's Senior Note Indenture and its Revolving Credit Facility. Metallurg itself is a holding company with limited operations of its own and substantially all of Metallurg's operating income is generated by its subsidiaries. As of April 30, 1998, on a pro forma basis after giving effect to the Acquisition Transactions, the New Notes would have been effectively subordinated to approximately $279.4 million of balance sheet liabilities of Metallurg and its subsidiaries, including $101.2 million of indebtedness under its Senior Note Indenture and Revolving Credit Facility. In addition, the New Notes will be subordinated to all contingent obligations of the Company, which include reimbursement obligations in respect of $29.3 million of letters of credit outstanding under the Revolving Credit Facility as of April 30, 1998. The Issuer, Metallurg and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Financial Resources."

    Any right of the Issuer to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of Metallurg (and the consequent right of the Holders of the New Notes to participate in the distribution of those assets) will be subject to the prior claims of Metallurg's creditors. The obligations of Metallurg under the Revolving Credit Facility are secured by substantially all of its assets. See "Description of Certain Indebtedness."

LIMITATION ON ACCESS TO SUBSIDIARIES' CASH FLOW

    The Issuer's cash flow, and consequently its ability to service its indebtedness, including its obligations under the New Notes, is dependent upon the cash flows of Metallurg and its subsidiaries and the payment of funds by Metallurg and its subsidiaries to the Issuer in the form of loans, dividends or otherwise. Metallurg has no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes or to make any funds available therefor. In addition, Metallurg's Revolving Credit Facility and the Senior Note Indenture impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by Metallurg and to the Issuer. The payment restrictions contained in the Revolving Credit Facility and the Senior Note Indenture were not amended in connection with the Acquisition Transactions and, as a result, there are no specific carveouts that contemplate distributions to a holding company. See "Description of Certain Indebtedness." Accordingly, repayment of the New Notes may depend upon the ability of the Issuer to effect an offering of its capital stock or to refinance the New Notes.

    In addition, under Delaware law, a subsidiary of a company is permitted to pay dividends on its capital stock only out of its surplus or, if it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay a cash dividend, the Company must have surplus or net profits equal to the full amount of the dividend at the time the dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue its assets and liabilities from time to time to their fair market values in order to create surplus.

    The Issuer cannot predict what the value of its subsidiaries' assets or the amounts of their liabilities will be in the future. Accordingly, there can be no assurance that Metallurg will be able to dividend any amounts to the Issuer in the future and, therefore, that the Issuer will be able to pay its debt service obligations on the New Notes.

    In some cases, local law applicable to Metallurg's subsidiaries restricts the ability of certain subsidiaries to pay dividends to Metallurg. Metallurg's German subsidiaries, Elektrowerk Weisweiler GmbH ("EWW"), in which Metallurg owns a 98.0% interest, and GfE Gesellschaft fur Elektrometallurgie mbH ("GfE"), in which Metallurg owns a 99.2% interest, are currently prohibited from paying dividends under German law because their stated capital as reported in the commercial register is higher than their actual capital as reported under German accounting principles. Metallurg has made certain filings to reduce the stated capital of its German operating subsidiaries which should enable such German operating subsidiaries to make dividend payments by late 1998. However, there can be no assurance that Metallurg's subsidiaries will be permitted or able to pay to Metallurg dividends necessary to service its indebtedness. See "Description of Certain Indebtedness." In addition, Metallurg's Turkish subsidiary is limited in its ability to pay dividends from retained earnings, as a result of historical currency devaluation. Metallurg's South African subsidiary must obtain central bank approval prior to paying dividends.

    In addition, working capital facilities and other financing arrangements at Metallurg's subsidiaries restrict such subsidiaries' ability to pay dividends. For example, EWW must obtain the consent of a German governmental authority, which guarantees a portion of EWW's $8.1 million working capital facility, in order to pay dividends to Metallurg. EWW's ability to pay dividends to Metallurg is also restricted by the terms of a settlement arrangement entered into with a German state pension board with regard to its pension liability. The stock of EWW has been pledged to secure obligations owed by EWW to the German governmental authority and the German state pension board. London & Scandinavian Metallurgical Co., Limited ("LSM") is party to a working capital facility that limits its ability to pay dividends and management fees to Metallurg in an amount of up to 100% of LSM's annual net income. In addition, Metallurg's Swiss merchanting subsidiary may only pay dividends to Metallurg in amounts up to 50% of its net income. In the event that Metallurg is prohibited from receiving dividends from these subsidiaries, Metallurg's ability to make required principal and interest payments on its indebtedness will be adversely effected. See "Description of Certain Indebtedness."

    The contribution to Adjusted EBITDA generated by GfE and EWW for the Last Twelve Months was $13.0 million, or 25.9% of Metallurg's Adjusted EBITDA for such period. Although Metallurg may seek, subject to compliance with applicable laws and other restrictions, to repatriate funds from these subsidiaries through means other than dividend payments, such as by causing those subsidiaries to repay principal and interest on outstanding obligations to Metallurg or to make loans to Metallurg, there can be no assurance that any such arrangements could be made.

DEPENDENCE ON CYCLICAL MARKETS

    The performance of Metallurg's businesses is directly related to the production levels of Metallurg's customers, which are mainly steel, aluminum, superalloy and titanium alloy producers whose businesses are dependent on highly cyclical markets, such as the automotive, construction, consumer durables and aerospace markets. The iron and steel, aluminum, superalloy and titanium industries have all exhibited a high degree of cyclicality. Consequently, Metallurg's financial performance could fluctuate with the general economic cycle, which could have a material adverse effect on Metallurg's business, financial condition, and results of operations. In addition, many of Metallurg's products are internationally traded products with prices that are significantly affected by worldwide supply and demand. Although there has been an economic recovery in certain of Metallurg's markets beginning in 1993, there can be no assurance that the current recovery will continue for any extended period of time.

LIMITED SOURCES FOR RAW MATERIALS

    Certain of Metallurg's subsidiaries are dependent on third parties for raw material supplies. Shieldalloy's production unit in Cambridge, Ohio currently obtains a majority of its raw materials requirements for the manufacture of ferrovanadium from two sources. Although alternative sources of ferrovanadium raw materials exist, there can be no assurance that Metallurg would be able to obtain adequate supplies of such materials, if at all, on acceptable terms from other sources. Titanium and boron salts for the manufacture of sophisticated aluminum master alloys are sourced from long-time suppliers who in certain instances also supply competitive producers with these raw materials. Although these and other raw materials are generally priced with reference to perceived related market prices, any increase in demand could cause raw material costs to rise. To the extent Metallurg is unable to recover its increased costs, operating results would be adversely affected.

END OF ANTI-DUMPING DUTIES

    Since July 1995, the Department of Commerce has imposed incremental anti-dumping duties of 3.8% to 108% on imports of Russian ferrovanadium and nitrided vanadium into the United States. These duties are subject to a "sunset" review in 2000, after which time the International Trade Commission and, independently, the Department of Commerce will determine whether to terminate or extend them. In addition, all anti-dumping duties are subject to annual review by the Department of Commerce. If the incremental duties are not maintained at their current levels, Metallurg may be materially adversely affected. Normal duties on these products are 4.2%.

    Since 1993, the Council of the European Communities has imposed duties on imports of ferrochrome from Russia, Kazakhstan and Ukraine as high as 0.31 ECU per kilogram of material. These duties will expire in October 1998. The expiration of these duties may have a material adverse effect on Metallurg. EWW is seeking to extend these duties by making an application to the relevant authorities. There is no assurance that such extensions will be granted.

HIGHLY COMPETITIVE INDUSTRY

    The metals industry is highly competitive on a worldwide basis. Competition is primarily based on price, quality and timely delivery. In recent years, price competition has intensified as a result of excess capacity in certain products. In addition, export sales from the former Soviet Union of excess stocks of metal and alloy additives severely hurt the price of ferroalloys in Europe and the United States, which in turn exerted a negative impact on the price of Metallurg's products. Although Metallurg believes that the downward effect of this increased competition has abated, there can be no assurance that excessive price competition will not recur. There can be no assurance that new entrants will not increase competition in the metals industry, which could materially adversely affect Metallurg. An increase in the use of substitutes for metal alloys also could have a material adverse effect on the financial condition and operations of Metallurg.

ENVIRONMENTAL REGULATION

    Metallurg's manufacturing businesses are subject to extensive laws and regulations governing, among other things, emissions to air, discharges and releases to land and water (including groundwater), the generation, handling, storage, transportation, treatment and disposal of wastes and other materials, including wastes and materials containing low levels of radioactivity, and the remediation of contamination caused by releases of wastes and other material, as well as worker exposure to hazardous or toxic substances. There can be no assurance that these laws and regulations will not result in the imposition of future liabilities and obligations that would be material to Metallurg's business operations, financial condition or cash flow. Metallurg's cost of compliance with environmental laws and remediation obligations under such laws has been and is expected to continue to be significant. In addition to its ongoing compliance obligations, Shieldalloy entered into environmental settlement agreements with federal and state regulators in connection with the Reorganization Plan pursuant to which it has agreed to remediate historical contamination at the Shieldalloy facilities in Newfield, New Jersey and Cambridge, Ohio, which will require Metallurg to make significant expenditures in coming years. Although the scope of Shieldalloy's remediation obligations relating to the historical contamination at these facilities has been defined, there can be no assurance that the ultimate cost of fulfilling these obligations will not materially exceed Shieldalloy's current estimates or currently established reserves. Such expenditures are currently estimated at $39.4 million, of which approximately $4.2 million is expected to be expended in 1998, $4.3 million in 1999 and $8.1 million in 2000. In addition, Metallurg estimates it will make expenditures of $5.0 million for remediation at its foreign facilities. Of this amount, approximately $1.8 million is expected to be expended in 1998, $0.7 million in 1999 and $0.7 million in 2000. For a detailed discussion of these matters, see "Business--Environmental Matters."

INTERNATIONAL RISKS

    Metallurg has substantial operations outside the United States. At April 30, 1998, Metallurg's operations located outside the United States represented approximately 61% (based on book values) of Metallurg's assets. Approximately 81% of Metallurg's employees were outside the United States at April 30, 1998. Based on customer location, for the 1997 Fiscal Year, approximately 38% of Metallurg's sales were made in North America, 47% in Europe, 5% in Asia, 2% in South America and 8% throughout the rest of the world. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of Metallurg, including taxes on distributions or deemed distributions to Metallurg or any United States subsidiary, currency exchange rate fluctuations, limitations on repatriation of funds, maintenance of minimum capital requirements, and import and export controls. In general, Metallurg's cost of sales for products manufactured in certain foreign locations has in the past been adversely impacted by the appreciation of the respective local currencies of those locations relative to the U.S. dollar and other currencies in which it sells. While Metallurg engages in hedging transactions to reduce certain of the risks of currency rate fluctuations, there can be no assurances regarding the effectiveness or adequacy of those transactions.

LABOR RELATIONS

    Approximately 50% of Metallurg's employees are covered by collective bargaining or similar agreements. Many of these agreements covering Metallurg's union employees at its foreign subsidiaries are renewable on an annual basis. There can be no assurance that new labor agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to Metallurg. See "Business-- Employees."

RESTRICTIVE DEBT COVENANTS

    The Indenture imposes significant operating and financial restrictions on the Issuer. The Indenture significantly limits or prohibits, among other things, the ability of the Issuer to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, permit arrangements that impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Issuer, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer. The ability of the Issuer to comply with these and other provisions of the Indenture may be affected by events beyond the Issuer's control. These restrictions could limit the ability of the Issuer to respond to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurances that such restrictions will not materially adversely affect the ability of the Issuer to finance its future operations or capital needs. See "Description of Certain Indebtedness" and "Description of the New Notes--Certain Covenants."

    The Revolving Credit Facility and the Senior Note Indenture impose significant operating and financial restrictions on Metallurg and its subsidiaries. The Revolving Credit Facility and the Senior Note Indenture significantly limit or prohibit, among other things, the ability of Metallurg and its restricted subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, permit arrangements that impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to Metallurg, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Metallurg. The ability of Metallurg to comply with these and other provisions of the Revolving Credit Facility and the Senior Note Indenture may be affected by events beyond the Issuer's and Metallurg's control. These restrictions could limit the ability of Metallurg to respond to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurances that such restrictions will not materially adversely affect the ability of Metallurg to finance its future operations or capital needs. See "Description of Certain Indebtedness" and "Description of the New Notes--Certain Covenants."

LIMITATIONS ON ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

    The Indenture provides that, upon the occurrence of any Change of Control (as defined herein), the Issuer will be required to make an offer (a "Change of Control Offer") to repurchase all the New Notes issued and then outstanding under the Indenture at a price equal to 101% of the Accreted Value (as defined therein) thereof (if such date of repurchase is prior to July 15, 2003) or 101% of the principal amount thereof (if such date of repurchase is on or after July 15, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. Any Change of Control under the Indenture would likely trigger a similar change of control offer under the Senior Note Indenture and would constitute a default under the Revolving Credit Facility. Upon such event, such lenders would be entitled to receive payment of all outstanding obligations under the Revolving Credit Facility. See "Description of Certain Indebtedness." If a Change of Control were to occur and waivers under the Senior

Note Indenture and the Revolving Credit Facility were not obtained, it is unlikely that the Issuer would have sufficient funds available to repurchase the New Notes pursuant to a Change of Control Offer or refinance the New Notes. If the Issuer does not have sufficient financial resources to effect a Change of Control Offer, it would be required to seek additional financing from outside sources to enable it to repurchase the New Notes. There can be no assurance that such financing would be available to the Issuer on satisfactory terms.

RISK OF FRAUDULENT TRANSFER LIABILITY

    If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that either the Issuer did not receive fair consideration or reasonably equivalent value for issuing the New Notes and, at the time of the incurrence of indebtedness represented by the New Notes, the Issuer was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud their creditors, such court could avoid such indebtedness, subordinate such indebtedness to other existing and future indebtedness of the Issuer or take other action detrimental to the Holders of the New Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of such company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

RECENT BANKRUPTCY

    Metallurg and Shieldalloy sought protection under Chapter 11 of the United States Bankruptcy Code in September 1993 following Metallurg's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of the confluence of several negative economic factors that caused Metallurg to default on certain then-outstanding indebtedness. Metallurg was particularly affected by recessionary conditions in the end-markets for its products and "dumping" by certain foreign competitors. There can be no assurance that such economic factors will not recur in the future. See "--Dependence on Cyclical Markets" and "--End of Anti-Dumping Duties."

    Metallurg and Shieldalloy consummated the Reorganization Plan in April 1997. While in Chapter 11 proceedings, Metallurg and Shieldalloy substantially reduced their debt, restructured significant obligations, restructured their operations and made certain management changes, reduced expenses and entered into settlement agreements with various environmental regulatory authorities. Certain of these activities, particularly reducing debt and restructuring obligations, could have been accomplished only in the context of Chapter 11 and should not be viewed as indicative of Metallurg's performance in the future.

PRINCIPAL STOCKHOLDERS

    Safeguard International and the Investor Group are the sole stockholders of the Issuer, which is the 100% parent of the Company, and Safeguard International controls all of the voting power of the Issuer and, therefore Safeguard International has the ability to designate all of the directors of the Issuer and the Company. See "The Acquisition Transactions" and "Management." Safeguard International is therefore in a position to direct the management and affairs of the Issuer and the Company and may cause the Issuer and the Company to enter into transactions that could ultimately enhance stockholder value but may involve risks to Holders of the New Notes.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

    If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that if a market for the New Notes develops, that market will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS

    The Old Notes were sold by the Issuer on July 13, 1998 to the Initial Purchaser, who resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Notes, the Issuer and the Initial Purchaser entered into the Registration Agreement pursuant to which the Issuer agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for New Notes within 60 days following the original issuance of the Old Notes. In addition, the Issuer agreed to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

    The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Issuer's obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of United States Trust Company of New York as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depositary of the Old Notes. The Issuer is not required to include any securities other than the New Notes in the Exchange Offer Registration Statement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Issuer, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

    If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Issuer accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Issuer will register or qualify or cooperate with the holders of the Old Notes and their respective counsel in connection with the registration or qualification of the New Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Issuer will accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue up to $121,000,000 aggregate principal amount at maturity of New Notes in exchange for a like principal amount of outstanding Old Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Issuer will accept any and all Old Notes which are so tendered. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; however, the Old Notes may be tendered only in multiples of $1,000. See "Description of The New Notes."

    The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) because the New Notes will be registered, holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement. Old Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Agreement.

    The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Issuer.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Eligible Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

    The Exchange Offer will expire at 5:00 p.m., New York City time, on       ,
1998, subject to extension by the Issuer by notice to the Exchange Agent as herein provided. The Issuer reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Issuer reserves the right (i) to delay accepting for exchange any Old Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Old Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Issuer by giving oral or written notice of such delay or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment, and the Issuer will extend the Exchange Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of Old Notes, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Issuer in this paragraph are in addition to the Issuer's rights set forth below under the caption "Conditions of the Exchange Offer."

TERMINATION OF CERTAIN RIGHTS

    The Registration Agreement provides that if (a) on or prior to the 60th day following the date of original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission, (b) on or prior to the 120th day following the date of original issuance of the Old Notes, the Exchange Offer Registration Statement has not been declared effective, (c) on or prior to the 150th day following the date of original issuance of the Old Notes, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or
(d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(a) through (d), a "Registration Default"), the Issuer will pay liquidated damages ("Liquidated Damages"), to each Holder of the Old Notes with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Old Notes held by such Holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Old Notes (regardless of whether one or more than one Registration Default is outstanding). All accrued Liquidated Damages will be paid by the Issuer on January 15 and July 15 of each year to the Holders of Old Notes by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

    Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain other rights under the Registration Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Issuer to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING

    Only an Eligible Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, an Eligible Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses as set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by an Eligible Holder of Old Notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent on or before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Issuer. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such times as the Issuer in its sole discretion shall determine. Although the Issuer intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Issuer reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Eligible Holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by the person receiving such New Notes, whether or not such person is the holder and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuer. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

GUARANTEED DELIVERY PROCEDURES

    Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand) setting forth the name and address of the Eligible Holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book entry transfer into the Exchange Agent's account at the depositary of the Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the depositary of the Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Issuer. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuer in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    In addition, and notwithstanding any other term of the Exchange Offer, the Issuer will not be required to accept for exchange any Old Notes tendered for any New Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

        (a) Any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuer; or

        (b) There shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Issuer, which in the sole judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer; or

        (c) There shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuer; or

        (d) There shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory); (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to such conditions or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. If the Issuer waives or amends the foregoing conditions, the Issuer will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Issuer first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Issuer concerning the events described above will be final and binding upon all parties.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Issuer and its affiliates.

    The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Issuer may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange. The Issuer will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

    The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of the Old Notes for the New Notes in the Exchange Offer should not constitute an exchange for federal income tax purposes. Consequently, (i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note;
(ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange. Even if the exchange of an Old Note for a New Note were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a New Note should have the same issue price as an Old Note and a U.S. Holder should have the same adjusted basis and holding period in the New Note as it had in an Old Note immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Generally, Eligible Holders (other than any holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old

Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Eligible Holders prior to the Exchange Offer, the Issuer will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Agreement. If an Eligible Holder does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept the Exchange Offer and tender their Old Notes. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuer upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Issuer over the term of the New Notes.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

        BY FACSIMILE:                    BY MAIL:               BY HAND BEFORE 4:30 P.M.:

       (212) 780-0592           United States Trust Company    United States Trust Company
 Attention: Customer Service            of New York                    of New York
  Confirm by Telephone to:      P.O. Box 843 Cooper Station           111 Broadway
       (800) 548-6565            New York, New York 10276       New York, New York 10006
                                Attention: Corporate Trust       Attention: Lower Level
                                         Services                Corporate Trust Window

      BY OVERNIGHT COURIER AND BY HAND AFTER 4:30 P.M. ON EXPIRATION DATE:

                    United States Trust Company of New York
                            770 Broadway, 13th Floor
                            New York, New York 10003

    Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                 CAPITALIZATION

    The following table sets forth as of April 30, 1998 the cash and cash equivalents and consolidated capitalization (i) of the Company on an actual basis and (ii) of the Issuer on a pro forma basis after giving effect to the Offering, the Merger and other Acquisition Transactions. This table should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

                                                                                             AS OF APRIL 30, 1998
                                                                                            -----------------------
                                                                                             COMPANY      ISSUER
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------

                                                                                                (IN THOUSANDS)
Cash and cash equivalents.................................................................  $   50,221   $  50,188
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Short-term debt (a):
  Revolving Credit Facility...............................................................  $    1,151   $   1,151
  Other indebtedness......................................................................       1,756       1,756
                                                                                            ----------  -----------
Total short-term debt.....................................................................       2,907       2,907
                                                                                            ----------  -----------
Long-term debt, including current maturities:
  Other indebtedness......................................................................       3,790       3,790
  Senior Notes............................................................................     100,000     100,000
  New Notes offered hereby................................................................      --          65,177
                                                                                            ----------  -----------
Total long-term debt, including current maturities........................................     103,790     168,967
                                                                                            ----------  -----------
Total shareholders' equity................................................................      49,827      97,023(b)
                                                                                            ----------  -----------
Total capitalization......................................................................  $  156,524   $ 268,897
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(a) Following the Acquisition Transactions, Metallurg has on a pro forma basis approximately $42 million of available borrowing capacity under the Revolving Credit Facility and its working capital facilities at LSM, GfE and EWW, subject to certain limitations contained in the instruments governing their indebtedness. See "Description of Certain Indebtedness--Revolving Credit Facility and Other Financing Arrangements" for a description of the Revolving Credit Facility.

(b) Reflects the Equity Contribution to finance a portion of the purchase price in the Acquisition Transactions.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The Unaudited Pro Forma Condensed Consolidated Financial Data of the Issuer have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere in this Prospectus. The pro forma condensed consolidated statements of operations of the Issuer for the three quarters ended January 31, 1998 and the fiscal quarter ended April 30, 1998 give effect to the Acquisition Transactions as if the Acquisition Transactions had been consummated as of April 1, 1997. In addition, the pro forma condensed consolidated statements of operations of the Issuer for the three quarters ended January 31, 1998 give effect to the issuance by the Company of the Senior Notes and the use of proceeds therefrom to repay certain indebtedness of the Company and its subsidiaries as described below (the "Other Pro Forma Adjustments") as if such Other Pro Forma Adjustments had occurred on April 1, 1997. The pro forma condensed consolidated balance sheet data of the Issuer give effect to the Acquisition Transactions and the Other Pro Forma Adjustments as if the Acquisition Transactions and the Other Pro Forma Adjustments had been consummated as of April 30, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management of the Issuer believes are reasonable under the circumstances. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Data do not purport to represent what the Issuer's results of operations or financial position actually would have been if the Acquisition Transactions and the Other Pro Forma Adjustments had been consummated on the dates indicated, or what such results of operations or financial position will be for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with "Selected Financial Data" and the notes thereto and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                                                       METALLURG
                                                                                                       HOLDINGS,
                                                           METALLURG,                                    INC.
                                                              INC.        OFFERING       MERGER      CONSOLIDATED
                                                           HISTORICAL    ADJUSTMENTS   ADJUSTMENTS     PRO FORMA
                                                         --------------  -----------  -------------  -------------
Total revenue..........................................   $    167,830                                $   167,830
Cost of sales..........................................       (139,008)                                  (139,008)
                                                         --------------                              -------------
  Gross margin.........................................         28,822                                     28,822
Selling, general and administrative expenses...........        (14,761)                 $    (732)(a)      (15,493)
                                                         --------------                     -----    -------------
  Operating income.....................................         14,061                       (732)         13,329
Other income, net......................................            878                     --                 878
Interest expense, net..................................         (2,072)   $  (2,171)(b)      --            (4,243)
                                                         --------------  -----------        -----    -------------
  Income (loss) before income taxes....................         12,867       (2,171)         (732)          9,964
Income tax provision (benefit).........................          6,077         (868)(c)         (25)(c)        5,184
                                                         --------------  -----------        -----    -------------
  Net income...........................................   $      6,790    $  (1,303)    $    (707)    $     4,780
                                                         --------------  -----------        -----    -------------
                                                         --------------  -----------        -----    -------------

------------------------

(a)        Reflects the following:
           Amortization of goodwill...........................................................................  $    (670)
           General overhead expenses, including professional fees, of the Issuer..............................        (62)
                                                                                                                ---------
                                                                                                                $    (732)
                                                                                                                ---------
                                                                                                                ---------

           Represents an estimate; the Issuer's actual overhead expenses cannot be predicted with certainty.
(b)        Reflects interest expense on the New Notes and amortization of deferred issuance costs in connection therewith.
(c)        Tax effect of pro forma adjustments.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE THREE QUARTERS ENDED JANUARY 31, 1998
                                 (IN THOUSANDS)

                                                                                            METALLURG
                                                                                            HOLDINGS,
                                               METALLURG,                                     INC.
                                                  INC.        OFFERING        MERGER      CONSOLIDATED
                                               HISTORICAL    ADJUSTMENTS  ADJUSTMENTS(E)    PRO FORMA
                                             --------------  -----------  --------------  -------------
Total revenue..............................   $    476,967                                 $   476,967
Cost of sales..............................       (410,033)                                   (410,033)
                                             --------------                               -------------
  Gross margin.............................         66,934                                      66,934
Selling, general and administrative
  expenses.................................        (43,563)                 $   (2,442)(a)      (46,005)
                                             --------------                    -------    -------------
  Operating income (loss)..................         23,371                      (2,442)         20,929
Other income, net..........................          1,805                      --               1,805
Interest expense, net......................         (5,653)   $ (10,015)   (c)       --        (15,668)
                                             --------------  -----------       -------    -------------
  Income (loss) before income taxes........         19,523      (10,015)        (2,442)          7,066
Income tax provision (benefit).............         12,459       (4,340)(d)          (83)(d)        8,036
                                             --------------  -----------       -------    -------------
  Income (loss) before extraordinary
    item...................................   $      7,064    $  (5,675)    $   (2,359)    $      (970)
                                             --------------  -----------       -------    -------------
                                             --------------  -----------       -------    -------------

------------------------

(a)        Reflects the following:
           Amortization of goodwill..........................................................................  $  (2,234)
           General overhead expenses, including professional fees, of the Issuer.............................       (208)
                                                                                                               ---------
                                                                                                               $  (2,442)
                                                                                                               ---------
                                                                                                               ---------
           Represents an estimate; the Issuer's actual overhead expenses cannot be predicted with certainty.

(b)        Reflects interest expense on the New Notes and amortization of deferred issuance costs on the New
             Notes...........................................................................................  $  (7,412)
                                                                                                               ---------
                                                                                                               ---------
(c)        Reflects the following:
           Interest on the Senior Notes at an assumed issuance date of April 1, 1997.........................  $  (7,183)
           Amortization of deferred issuance costs on the Senior Notes at an assumed issuance date of April
             1, 1997.........................................................................................       (300)
           Reversal of interest on 12% senior-secured notes assumed repaid on April 1, 1997..................      3,474
           Reversal of historical interest expense on GfE bank debt and LSM Term Loan Facility (as defined
             herein) assumed replaced with Company loans at April 1, 1997....................................      1,406
                                                                                                               ---------
                                                                                                               $  (2,603)
                                                                                                               ---------
                                                                                                               ---------
           In November 1997, the Company used the proceeds from the issuance of the Senior Notes to retire the 12% senior-secured notes, GfE bank debt and the LSM Term Loan Facility.

(d)        Tax effect of pro forma adjustments.

(e)        The Company has not included as pro forma adjustments the following non-recurring charges directly related to the Merger, as follows:
           Costs associated with the acceleration of vesting of stock awards upon change of control..........  $    (750)
           Stock option cancellation expenses................................................................     (3,541)
           Fees associated with the solicitation of consents from the Senior Note holders related to the
             Merger..........................................................................................       (625)
                                                                                                               ---------
             Subtotal........................................................................................     (4,916)
           Tax effect at 40%.................................................................................      1,966
                                                                                                               ---------
           Net adjustments...................................................................................  $  (2,950)
                                                                                                               ---------
                                                                                                               ---------

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                                                       METALLURG
                                                                                                       HOLDINGS,
                                                     METALLURG,                                          INC.
                                                        INC.          OFFERING          MERGER       CONSOLIDATED
                                                     HISTORICAL    ADJUSTMENTS (A)  ADJUSTMENTS (B)    PRO FORMA
                                                   --------------  ---------------  ---------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents......................    $   50,221       $  61,457       $   (61,490)    $    50,188
  Accounts and notes receivable, net.............        90,827          --               --               90,827
  Inventories....................................       116,574          --               --              116,574
  Other assets...................................        12,815             372           --               13,187
                                                   --------------       -------     ---------------  -------------
      Total current assets.......................       270,437          61,829           (61,490)        270,776
Goodwill.........................................        --              --               107,236(c)      107,236
Property, plant and equipment, net...............        41,666          --               --               41,666
Other assets.....................................        18,569           3,348           --               21,917
                                                   --------------       -------     ---------------  -------------
      TOTAL......................................    $  330,672       $  65,177       $    45,746     $   441,595
                                                   --------------       -------     ---------------  -------------
                                                   --------------       -------     ---------------  -------------
LIABILITIES
Current liabilities:
  Short-term debt and current portion of long-
    term debt....................................    $    3,975                                       $     3,975
  Trade payables.................................        54,383                                            54,383
  Accrued expenses...............................        31,537                                            31,537
  Other current liabilities......................         6,592                       $    (1,450)(d)        5,142
                                                   --------------                   ---------------  -------------
      Total current liabilities..................        96,487                            (1,450)         95,037
                                                   --------------                   ---------------  -------------
Long-term debt...................................       102,722       $  65,177           --              167,899
Accrued pension liabilities......................        37,473          --               --               37,473
Environmental liabilities, net...................        37,753          --               --               37,753
Other liabilities................................         6,410          --               --                6,410
                                                   --------------       -------     ---------------  -------------
      Total long-term liabilities................       184,358          65,177           --              249,535
                                                   --------------       -------     ---------------  -------------
      Total liabilities..........................       280,845          65,177            (1,450)        344,572
                                                   --------------       -------     ---------------  -------------
SHAREHOLDERS' EQUITY
Common stock and additional paid-in capital......        41,449          --                55,574          97,023
Cumulative foreign currency translation
  adjustment.....................................           749          --                  (749)        --
Retained earnings................................         7,629          --                (7,629)        --
                                                   --------------       -------     ---------------  -------------
      Total shareholders' equity.................        49,827          --                47,196          97,023
                                                   --------------       -------     ---------------  -------------
      TOTAL......................................    $  330,672       $  65,177       $    45,746     $   441,595
                                                   --------------       -------     ---------------  -------------
                                                   --------------       -------     ---------------  -------------

------------------------

(a)        Reflects the issuance of the New Notes and the payment of related deferred issuance costs.

(b)        Reflects the following Merger adjustments:
               Capital contribution to the Issuer........................................................  $   97,023
               Merger-related professional fees and expenses.............................................      (5,655)
               Purchase of outstanding shares of Metallurg, Inc. and payment of stock option cancellation
                expenses.................................................................................    (152,233)
               Fees associated with the solicitation of consents from the Senior Note holders related to
                the Merger...............................................................................        (625)
                                                                                                           ----------
                                                                                                           $  (61,490)
                                                                                                           ----------
                                                                                                           ----------
(c)        Goodwill represents the excess of the purchase price over the net assets acquired. The goodwill will be amortized over 40 years.
(d)        Tax effect of Merger adjustments.

                            SELECTED FINANCIAL DATA

    The following table presents selected historical financial data of the Company for each of the years in the four-year period ended December 31, 1996, the three months ended March 31, 1996, the nine months ended December 31, 1996, the quarter ended March 31, 1997, the three quarters ended January 31, 1998 and the quarter ended April 30, 1998. Information as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 is derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent public accountants. The information as of December 31, 1996, March 31, 1997 and January 31, 1998 and for each of the two years in the period ended December 31, 1996, for the quarter ended March 31, 1997 and for the three quarters ended January 31, 1998 is derived from the consolidated financial statements of the Company included elsewhere herein, which have been audited by Deloitte & Touche LLP, independent public accountants. The selected financial data for the Company as of March 31, 1996 and April 30, 1998 and for the three months ended March 31, 1996, the nine months ended December 31, 1996 and the quarter ended April 30, 1998 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of operations for such periods. The results of operations for the quarter ended March 31, 1997 and the three quarters ended January 31, 1998 are not necessarily indicative of results for the full year. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and the notes thereto, included elsewhere in this Prospectus.

    Financial information contained in this Prospectus for periods and dates after March 31, 1997 reflects the effects of Metallurg's Reorganization Plan, including the implementation of fresh-start reporting, as of March 31, 1997. Accordingly, the Company's consolidated financial statements for periods and dates prior to March 31, 1997 are not comparable to subsequent consolidated financial statements. In addition, Metallurg, Inc. changed its fiscal year from a calendar year to the period ended January 31, for fiscal periods after consummation of its Reorganization Plan, while its subsidiaries have retained a calendar fiscal year. As a result, results of operations for the 1997 Fiscal Year are comprised of: (i) the pre-confirmation three months ended March 31, 1997 for Metallurg, Inc. and its subsidiaries; (ii) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis; and
(iii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries. Consolidated results of operations for the quarter ended April 30, 1998 include operational results of Metallurg, Inc. on a stand-alone basis for the three months ended April 30, 1998 and the operational results of its subsidiaries for the three months ended March 31, 1998. Consolidated results of operations for the three fiscal quarters ended January 31, 1998 are comprised of: (i) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis and (ii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries. Consolidated results of operations for the Last Twelve Months include: (i) 12 months of operational results (through March 31, 1998) for Metallurg, Inc. and its subsidiaries; and (ii) an additional month of results of operations of Metallurg, Inc. on a stand-alone basis for April 1998, which resulted in additional revenues of $3.2 million and $0.1 million of Adjusted EBITDA. The consolidated balance sheet data at April 30, 1998 reflect the financial position of Metallurg, Inc. at April 30, 1998 and of its subsidiaries at March 31, 1998.

                            SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         PRE-CONFIRMATION
                                        -----------------------------------------------------------------------------------
                                                                                       THREE         NINE
                                                                                      MONTHS        MONTHS        QUARTER
                                                 YEARS ENDED DECEMBER 31,              ENDED         ENDED         ENDED
                                        ------------------------------------------   MARCH 31,   DECEMBER 31,    MARCH 31,
                                          1993       1994       1995       1996        1996          1996          1997
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
STATEMENT OF OPERATIONS DATA:
  Sales...............................  $ 541,188  $ 553,479  $ 688,002  $ 648,816   $ 165,294     $ 483,522     $ 155,427
  Commission income...................        674        838      1,362      1,186         329           857           160
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
    Total revenue.....................    541,862    554,317    689,364    650,002     165,623       484,379       155,587
  Cost of sales.......................    508,424    496,218    603,535    566,538     144,474       422,064       134,060
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
    Gross margin......................     33,438     58,099     85,829     83,464      21,149        62,315        21,527
  Selling, general and administrative
    expenses..........................     55,735     50,652     52,842     57,103      13,922        43,181        15,046
  Environmental expenses(a)...........      2,342      2,082      5,624     37,582         606        36,976        --
  Restructuring charges...............     --          2,653     11,658     --          --            --            --
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
    Operating income (loss)...........    (24,639)     2,712     15,705    (11,221)      6,621       (17,842)        6,481
Other:
  Other income (expense), net.........    (27,682)     7,477          7     (6,759)      1,656        (8,415)        3,179
  Interest income (expense), net......     (7,027)    (2,555)    (1,949)     1,473        (452)        1,925          (245)
  Reorganization expense..............     (3,409)    (7,118)    (3,927)    (3,535)       (610)       (2,925)       (2,663)
  Fresh-start revaluation.............     --         --         --         --          --            --             5,107
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
Income (loss) before income tax
  provision and extraordinary item....    (62,757)       516      9,836    (20,042)      7,215       (27,257)       11,859
Income tax provision (benefit)........        225      2,507      8,171      8,453       2,649         5,804        (3,063)
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
Income (loss) before extraordinary
  item................................    (62,982)    (1,991)     1,665    (28,495)      4,566       (33,061)       14,922
Extraordinary item, net of tax(b).....     --         --         --         --          --            --            43,032
Cumulative effect of change in
  accounting principle................     (2,496)    --         --         --          --            --            --
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
Net income (loss).....................  $ (65,478) $  (1,991) $   1,665  $ (28,495)  $   4,566     $ (33,061)    $  57,954
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
Basic and diluted earnings per
  share(c):
  Income before extraordinary item....     --         --         --         --          --            --            --
  Extraordinary item, net of tax......     --         --         --         --          --           --             --
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
  Net income..........................     --         --         --         --          --           --             --
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------
                                        ---------  ---------  ---------  ---------  -----------  -------------  -----------

                                           POST-CONFIRMATION
                                        ------------------------
                                           THREE
                                         QUARTERS      QUARTER
                                           ENDED        ENDED
                                        JANUARY 31,   APRIL 30,
                                           1998         1998
                                        -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Sales...............................   $ 476,426    $ 167,675
  Commission income...................         541          155
                                        -----------  -----------
    Total revenue.....................     476,967      167,830
  Cost of sales.......................     410,033      139,008
                                        -----------  -----------
    Gross margin......................      66,934       28,822
  Selling, general and administrative
    expenses..........................      43,563       14,761
  Environmental expenses(a)...........      --           --
  Restructuring charges...............      --           --
                                        -----------  -----------
    Operating income (loss)...........      23,371       14,061
Other:
  Other income (expense), net.........       1,805          878
  Interest income (expense), net......      (5,653)      (2,072)
  Reorganization expense..............      --           --
  Fresh-start revaluation.............      --           --
                                        -----------  -----------
Income (loss) before income tax
  provision and extraordinary item....      19,523       12,867
Income tax provision (benefit)........      12,459        6,077
                                        -----------  -----------
Income (loss) before extraordinary
  item................................       7,064        6,790
Extraordinary item, net of tax(b).....        (792)      --
Cumulative effect of change in
  accounting principle................      --           --
                                        -----------  -----------
Net income (loss).....................   $   6,272    $   6,790
                                        -----------  -----------
                                        -----------  -----------
Basic and diluted earnings per
  share(c):
  Income before extraordinary item....       $1.43        $1.37
  Extraordinary item, net of tax......       (0.16 )     --
                                        -----------  -----------
  Net income..........................       $1.27        $1.37
                                        -----------  -----------
                                        -----------  -----------

                                                   PRE-CONFIRMATION
                                -------------------------------------------------------
                                                                                                   POST-CONFIRMATION
                                               DECEMBER 31,                              -------------------------------------
                                ------------------------------------------   MARCH 31,    MARCH 31,   JANUARY 31,   APRIL 30,
                                  1993       1994       1995       1996        1996         1997         1998         1998
                                ---------  ---------  ---------  ---------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Total assets................  $ 306,948  $ 326,981  $ 342,610  $ 331,626   $ 348,420    $ 305,704    $  43,003    $ 330,672
  Working capital.............    140,857    152,627    166,823    173,734     167,037      143,316      167,757      173,950
  Property, plant and
    equipment, net............     81,254     65,921     53,516     47,885      51,664       38,907       41,502       41,666
  Total debt..................     29,212     37,719     37,625     19,869      32,005       66,488      107,149      106,697
  Pension liabilities.........     46,750     43,921     47,409     43,926      46,524       41,090       38,351       37,473
  Environmental liabilities...     18,497     17,762     12,780     44,011      16,290       48,135       45,080       44,391
  Liabilities subject to
    compromise................    162,320    162,042    169,519    179,897     169,517       --           --           --
  Total shareholders' equity
    (deficit).................    (16,989)   (18,561)   (17,952)   (42,179)    (14,024)      50,000       41,771       49,827

------------------------

(a) As part of the Reorganization Plan, Shieldalloy entered into settlement agreements with various environmental regulatory authorities with regard to all of Shieldalloy's known significant environmental remediation liabilities. Pursuant to these agreements, Shieldalloy has agreed to perform environmental remediation which as of April, 30, 1998 had an estimated cost of completion of $39.4 million, including approximately $16.6 million to be incurred by Shieldalloy through the end of 2000.

(b) Reflects discharge of indebtedness income, net of tax effects, relating to the consummation of the Reorganization Plan and the early extinguishment of debt in November 1997.

(c) The computation of basic and diluted earnings per share is based on 4,956,406 common shares and common share equivalents outstanding during the period. Earnings per share for periods prior to April 1, 1997 are not presented because such presentation would not be meaningful due to fresh-start reporting and the recapitalization of the Company as of March 31, 1997.

                                                                         PRE-CONFIRMATION
                                            --------------------------------------------------------------------------
                                                                                    THREE         NINE
                                                                                   MONTHS        MONTHS       QUARTER
                                                  YEARS ENDED DECEMBER 31,          ENDED        ENDED         ENDED
                                            ------------------------------------  MARCH 31,   DECEMBER 31,   MARCH 31,
                                              1993     1994     1995      1996      1996          1996         1997
                                            --------  -------  -------  --------  ---------   ------------   ---------
OTHER DATA:
  Adjusted EBITDA (a).....................  $ (3,768) $25,715  $47,149  $ 38,928   $ 9,651      $ 29,277     $ 10,498
  Environmental remediation expenditures
    (b)...................................       751      814    2,769     2,282     --            2,282        1,729
  Capital expenditures....................     6,280    7,566    6,712     9,531     1,014         8,517        2,774
  Gross margin as percentage of sales.....       6.2%    10.5%    12.5%     12.9%     12.8%         12.9%        13.9%
  Adjusted EBITDA as percentage of
    sales.................................     NM         4.6%     6.9%      6.0%      5.8%          6.1%         6.8%
  Ratio of earnings to fixed charges
    (c)...................................     NM       NM         1.0x    NM          2.4x       NM              3.4x
  Cash flow from operating activities.....  $ 22,247  $  (589) $ 5,658  $ 47,665   $14,905      $ 32,760     $  6,416
  Cash flow from investing activities.....    (6,785)  (3,700)  (3,945)   (5,019)    1,151        (6,170)       2,167
  Cash flow from financing and
    reorganization activities.............   (11,371)   3,673    6,182   (16,117)   (4,624)      (11,493)     (40,991)
  EBITDA as defined in Indenture (d)......   (27,297)  18,317   23,825    (4,935)    7,044       (11,979)       8,606

                                               POST-CONFIRMATION
                                            -----------------------
                                               THREE
                                             QUARTERS      QUARTER
                                               ENDED        ENDED
                                            JANUARY 31,   APRIL 30,
                                               1998         1998
                                            -----------   ---------
OTHER DATA:
  Adjusted EBITDA (a).....................    $32,515      $17,755
  Environmental remediation expenditures
    (b)...................................      2,635          558
  Capital expenditures....................      9,447        2,929
  Gross margin as percentage of sales.....       14.0%        17.2%
  Adjusted EBITDA as percentage of
    sales.................................        6.8%        10.6%
  Ratio of earnings to fixed charges
    (c)...................................        3.2x         5.2x
  Cash flow from operating activities.....    $  (346)     $11,044
  Cash flow from investing activities.....     (5,686)      (3,567)
  Cash flow from financing and
    reorganization activities.............     19,048         (273)
  EBITDA as defined in Indenture (d)......     24,461       13,221

------------------------

(a) For purposes of this Prospectus, "Adjusted EBITDA" is defined as net income
    (loss) before: (i) income taxes; (ii) interest expense; (iii) extraordinary item; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation;
    (vii) loss (gain) on sale of assets; (viii) restructuring expenses; (ix) reorganization expenses; (x) non-cash fresh-start adjustments; and (xi) non-cash environmental provisions. Adjusted EBITDA has not been reduced to reflect environmental remediation expenditures. This definition of Adjusted EBITDA differs from the definition of EBITDA used in the Indenture. The Company's use of Adjusted EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating Adjusted EBITDA. See "Selected Financial Data--Calculation of Adjusted EBITDA" and "Description of the Discount Notes."

   The Company considers Adjusted EBITDA to be useful in measuring the operating performance of the Company because, together with net income and cash flows, Adjusted EBITDA provides investors with additional measures to evaluate the ability of the Company to incur and service debt and to fund acquisitions and other capital expenditures. Adjusted EBITDA does not represent net income or cash flows from operating, investing or financial activities as defined by generally accepted accounting principles. Adjusted EBITDA is not an alternative to net income as a reliable measure of the Company's operating performance or an alternative to cash flows as measures of liquidity.

   Adjusted EBITDA does not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital improvements and debt service.

(b) Environmental expenditures related to ongoing operations are generally included in cost of goods sold and are therefore deducted in calculating net income and Adjusted EBITDA for any period. Environmental remediation expenditures represent the costs associated with remedial activities. Such remediation expenditures are charged to previously established accruals and are therefore excluded from the calculation of net income and Adjusted EBITDA. However, the cash expended by the Company in any period for environmental remediation expenditures will affect the Company's cash flow.

(c) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges (including contractual interest stayed pursuant to the Chapter 11 proceedings) and that portion of rental expense Metallurg believes to be representative of interest. For the years ended December 31, 1993, 1994 and 1996 and the nine months ended December 31, 1996, earnings were insufficient to cover fixed charges by $65.4 million, $7.8 million, $28.6 million and $33.7 million, respectively.

(d) Under the terms of the Indenture, "EBITDA" is defined as follows (capitalized terms have the meanings set forth in the Indenture):

   "EBITDA" means, for any period, an amount equal to, for the Issuer and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

   EBITDA as defined in the Indenture is used as a measure of operating cash flow. Subject to certain exceptions set forth in the Indenture, the Company may only incur additional Debt if its pro forma ratio of EBITDA to Consolidated Fixed Charges for the most recent four consecutive fiscal quarters is more than 2.00 to 1.00. See "Description of New Notes--Certain Covenants--Limitation on Debt." For purposes of these calculations, restrictions on the Company's subsidiaries' ability to pay dividends to the Company in existence at December 31, 1997 are assumed for all periods presented.

NM--Not meaningful.

                         CALCULATION OF ADJUSTED EBITDA

                                                                          PRE-CONFIRMATION
                                         -----------------------------------------------------------------------------------
                                                                                        THREE         NINE
                                                                                       MONTHS        MONTHS        QUARTER
                                                  YEARS ENDED DECEMBER 31,              ENDED         ENDED         ENDED
                                         ------------------------------------------   MARCH 31,   DECEMBER 31,    MARCH 31,
                                           1993       1994       1995       1996        1996          1996          1997
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------
Net income (loss)......................  $ (65,478) $  (1,991) $   1,665  $ (28,495)  $   4,566     $ (33,061)    $  57,954
Adjustments:
  Income tax provision (benefit).......        225      2,507      8,171      8,453       2,649         5,804        (3,063)
  Interest expense.....................      9,434      4,815      4,851      3,043       1,335         1,708         1,706
  Depreciation and amortization........     20,294     12,986     15,296     10,688       2,414         8,274         2,143
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------
EBITDA.................................    (35,525)    18,317     29,983     (6,311)     10,964       (17,275)       58,740
Adjustments to EBITDA:
  Environmental provisions.............      6,400     --          3,552     34,754      --            34,754        --
  Provision for allowed claims.........     --         --         --         10,547      --            10,547        --
  Fresh-start revaluation..............     --         --         --         --          --            --            (5,107)
  Writedown of investment in
    subsidiaries.......................      5,732     --         --         --          --            --            --
  Extraordinary item, net of tax.......     --         --         --         --          --            --           (43,032)
  Restructuring provision..............     13,616      2,653     11,658     --          --            --            --
  Noncash cumulative effect of
    accounting changes.................      2,496     --         --         --          --            --            --
  (Gains) losses on asset sales........        104     (2,373)    (1,971)    (3,597)     (1,923)       (1,674)       (3,266)
  Reorganization expense...............      3,409      7,118      3,927      3,535         610         2,925         2,663
  Non-cash stock compensation..........     --         --         --         --          --            --               500
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------
                                            31,757      7,398     17,166     45,239      (1,313)       46,552       (48,242)
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------
  Adjusted EBITDA......................  $  (3,768) $  25,715  $  47,149  $  38,928   $   9,651     $  29,277     $  10,498
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------
                                         ---------  ---------  ---------  ---------  -----------  -------------  -----------

                                            POST-CONFIRMATION
                                         ------------------------
                                            THREE
                                          QUARTERS      QUARTER
                                            ENDED        ENDED
                                         JANUARY 31,   APRIL 30,
                                            1998         1998
                                         -----------  -----------
Net income (loss)......................   $   6,272    $   6,790
Adjustments:
  Income tax provision (benefit).......      12,459        6,077
  Interest expense.....................       8,270        2,900
  Depreciation and amortization........       5,320        2,188
                                         -----------  -----------
EBITDA.................................      32,321       17,955
Adjustments to EBITDA:
  Environmental provisions.............      --           --
  Provision for allowed claims.........      --           --
  Fresh-start revaluation..............      --           --
  Writedown of investment in
    subsidiaries.......................      --           --
  Extraordinary item, net of tax.......         792       --
  Restructuring provision..............      --           --
  Noncash cumulative effect of
    accounting changes.................      --           --
  (Gains) losses on asset sales........      (1,848)        (493)
  Reorganization expense...............      --           --
  Non-cash stock compensation..........       1,250          293
                                         -----------  -----------
                                                194         (200)
                                         -----------  -----------
  Adjusted EBITDA......................   $  32,515    $  17,755
                                         -----------  -----------
                                         -----------  -----------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH METALLURG'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO AND THE ISSUER'S BALANCE SHEET AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    In 1994, Metallurg began to recover from the effects of depressed industry conditions principally caused by (i) the impact of the "dumping" of low-priced vanadium and ferrochrome products by former Soviet Union exporters and (ii) a recession in the iron and steel industry that lasted from 1989 to 1993 and particularly affected the aerospace, automotive, durable goods, construction and defense sectors in North America and Europe. Metallurg's recovery started approximately two years after the recovery of its customers because the stockpiles of metals being sold by those exporters took some time to be consumed. The subsequent reduction of stockpiles of metals in the former Soviet Union, the implementation of duties from successful anti-dumping petitions by Metallurg and increased production by the steel, aluminum and superalloy industries since 1993, have contributed to Metallurg's operating performance beginning in 1994. See "Risk Factors--End of Anti-Dumping Duties."

    In April 1997, Metallurg and Shieldalloy consummated the Reorganization Plan. Metallurg settled its prepetition liabilities by distributing cash and issuing Metallurg Shares and its 12% senior-secured notes, which have subsequently been repaid. Effective March 31, 1997, Metallurg implemented fresh-start reporting relating to its emergence from bankruptcy. Accordingly, all assets and liabilities were restated to reflect their respective fair values, and the consolidated financial statements subsequent to that date include the related amortization credits associated with the fair value adjustments. The consolidated financial statements after that date are those of a new reporting entity and are not comparable to the pre-confirmation periods. Significant differences between periods due to fresh-start reporting adjustments are explained below where necessary. For example, the adoption of fresh-start reporting resulted in a reduction of depreciation expense for all periods subsequent to March 31, 1997, thus increasing gross margin and operating income. Additionally, the adoption of fresh-start reporting will result in an increase in additional paid-in capital, rather than an income tax benefit, as the benefits relating to existing net loss carryforwards are recognized in the future.

    In addition, Metallurg, Inc. changed its fiscal year from a calendar year to the period ended January 31, for fiscal periods after consummation of its Reorganization Plan, while its subsidiaries have retained a calendar fiscal year. As a result, results of operations for the 1997 Fiscal Year are comprised of: (i) the pre-confirmation three months ended March 31, 1997 for Metallurg, Inc. and its subsidiaries; (ii) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis; and (iii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries. Consolidated results of operations for the quarter ended April 30, 1998 include operational results of Metallurg, Inc. on a stand-alone basis for the three months ended April 30, 1998 and the operational results of its subsidiaries for the three months ended March 31, 1998. Consolidated results of operations for the three fiscal quarters ended January 31, 1998 are comprised of: (i) the post-confirmation ten months ended January 31, 1998 for Metallurg, Inc. on a stand-alone basis and (ii) the post-confirmation nine months ended December 31, 1997 for its subsidiaries. Consolidated results of operations for the Last Twelve Months include: 12 months of operational results (through March 31, 1998) for Metallurg, Inc. and its subsidiaries; and (ii) an additional month of results of operations of Metallurg, Inc. on a stand-alone basis for April 1998, which resulted in additional revenues of $3.2 million and $0.1 million of Adjusted EBITDA. The consolidated balance sheet data at April 30, 1998 reflect the financial position of Metallurg, Inc. at April 30, 1998 and of its subsidiaries at March 31, 1998.

RESULTS OF OPERATIONS

    Consolidated operating results for the quarter ended April 30, 1998 include operational results of Metallurg for the three months ended April 30, 1998 and the operational results of its subsidiaries for the three months ended March 31, 1998. The consolidated balance sheet data at April 30, 1998 reflect the financial position of Metallurg at April 30, 1998 and of the operating subsidiaries at March 31, 1998.

QUARTER ENDED APRIL 30, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

    Total revenues for Metallurg and its subsidiaries increased by 7.9%, from $155.6 million in the first quarter of 1997 to $167.8 million in the first quarter of 1998. Increased volume and selling prices of ferrovanadium accounted for substantially all of the increase. In addition, increased revenues from ferrotitanium and low carbon ferrochrome, due primarily to increased volume, more than offset a reduction in sales of ferroboron and polishing powders due primarily to increased price competition.

    Gross margins increased from $21.5 million in the first quarter of 1997 to $28.8 million in the first quarter of 1998, an increase of 33.9%, due principally to the price and volume increases in ferrovanadium and ferrotitanium discussed above. In aluminum master alloys and compacted products, a slight decrease in volume was more than offset by improvements in product mix and selling prices, which offset negative production variances. The values of the Company's assets were reduced pursuant to fresh-start reporting, reducing depreciation expense in the quarter ended April 30, 1998 by $0.3 million and increasing gross margins by an equal amount.

    Selling, general and administrative expenses ("SG&A") decreased from $15.0 million in the first quarter of 1997 to $14.8 million in the first quarter of 1998, a decrease of 1.9%. For the first quarter of 1997, SG&A represented 9.7% of the Company's sales compared to 8.8% for the first quarter of 1998. SG&A was higher in 1997 due to increased bonus accruals and awards under the Company's Management Stock Award and Stock Option Plan (the "SASOP") incurred in connection with the consummation of the Reorganization Plan and additional costs related to the audit of March 31, 1997 financial statements.

    Operating income increased from $6.5 million for the first quarter of 1997 to $14.1 million for the first quarter of 1998, an increase of 117.0%. The increase resulted from the improvement in gross margins and decrease in SG&A mentioned above.

    Interest income (expense), net is as follows (in thousands):

                                                                                    QUARTER ENDED
                                                                                      APRIL 30,    QUARTER ENDED
                                                                                        1998       MARCH 31, 1997
                                                                                    -------------  --------------
Interest income...................................................................    $     828      $    1,461
Interest expense..................................................................       (2,900)         (1,706)
                                                                                    -------------       -------
Interest expense, net.............................................................    $  (2,072)     $     (245)
                                                                                    -------------       -------
                                                                                    -------------       -------

    Interest expense increased significantly in 1998. In the first quarter of 1998, the Company accrued approximately $2.8 million of interest expense on $100 million aggregate principal amount of its Senior Notes, which were issued in November 1997. The Company used a portion of the proceeds from the Senior Notes to retire $39.5 million of outstanding 12% senior-secured notes. In the first quarter of 1997, the Company accrued approximately $1.2 million of interest expense on these 12% notes. The Company did not accrue interest on debt incurred prior to entering Chapter 11 proceedings. As a result, approximately $2.1 million of contractual interest on these unsecured obligations, which were reported as part of liabilities subject to compromise, was not reflected in the quarter ended March 31, 1997.

    Income tax provision, net of tax benefits, is as follows (in thousands):

                                                                                    QUARTER ENDED
                                                                                      APRIL 30,    QUARTER ENDED
                                                                                        1998       MARCH 31, 1997
                                                                                    -------------  --------------
Total current.....................................................................    $   4,690      $      704
Total deferred....................................................................        1,387          (3,767)
                                                                                    -------------       -------
Income tax provision (benefit), net...............................................    $   6,077      $   (3,063)
                                                                                    -------------       -------
                                                                                    -------------       -------

    The differences between the statutory federal income tax rate and the Company's effective rate result primarily because of: (i) the excess of foreign tax rates over the statutory federal income tax rate; (ii) certain deductible temporary differences which, in other circumstances would have generated a deferred tax benefit, have been fully provided for in a valuation allowance;
(iii) the deferred tax effects of certain tax assets, primarily foreign net operating losses, for which the benefit had been previously recognized approximating $0.5 million in the quarter ended April 30, 1998; and (iv) the deferred tax effects of certain deferred tax assets for which a corresponding credit has been recorded to "Additional paid-in capital" approximating $0.9 million in the quarter ended April 30, 1998. The deferred tax expenses referred to in items (iii) and (iv) above will not result in cash payments in future periods.

    Net income was $6.8 million for the first quarter of 1998 compared to $58.0 million for the first quarter of 1997. Included in the 1997 net income is an extraordinary item of $43.0 million representing the net gain from the discharge of debt resulting from the consummation of the Company's Reorganization Plan and a $5.1 million credit representing the effects of revaluing the Company's assets and liabilities under fresh-start reporting. Reorganization expenses for the first quarter of 1997 were $2.7 million. In March 1998, the Company sold its minority investment in a Luxembourg affiliate and realized a gain of approximately $0.9 million. In the first quarter of 1997, other income included a $2.7 million gain on the sale of the Company's New York office building.

THREE QUARTERS ENDED JANUARY 31, 1998 COMPARED TO THE NINE MONTHS ENDED DECEMBER
  31, 1996

    Total revenues for Metallurg, Inc. and its subsidiaries decreased from $484.4 million in the nine months ended December 31, 1996 to $477.0 million in the three quarters ended January 31, 1998, a decrease of 1.5%. Sales attributable to Frankel Metal Company ("FMC") accounted for a decrease of $7.0 million from the prior period's total revenues. Reduced volumes and selling prices for manganese and ferrosilicon products in the United States, resulting from strong competition and lack of supply at competitive prices, respectively, accounted for a decrease in sales of approximately 2.8% from the prior period's total revenues. In addition, decreased sales of low carbon ferrochrome accounted for a decline in total revenues from the prior period of approximately 1.6% as customers slowed down their buying in the quarter ended January 31, 1998. Offsetting this decrease, however, were increased volumes and selling prices for ferrovanadium and ferrotitanium, resulting from a strong steel market, which resulted in increased sales of approximately 2.9% compared to the prior period's total revenues. In addition, the installation in 1997 of a new plant for the production of chromium metal in the U.K. contributed to an increase in sales of approximately 1.6% from the prior period's total sales.

    Gross margins increased from $62.3 million in the nine months ended December 31, 1996 to $66.9 million in the three quarters ended January 31, 1998, an increase of 7.4%. Increases in volumes and selling prices of ferrovanadium and ferrotitanium, as discussed above, accounted for an increase of approximately 7.8% from the prior period's gross margins. Although Metallurg's United Kingdom aluminum powder producing division recorded a $0.5 million decrease in sales in the three quarters ended January 31, 1998 compared to the nine months ended December 31, 1996, margins relating to such division increased by $0.8 million as compared to the prior period due to a change in product mix. The values of Metallurg's assets were reduced pursuant to fresh-start reporting, reducing depreciation expense in the three quarters ended January 31, 1998 by $1.1 million, or 1.7%, compared to the prior period, and increasing gross margin by an equal amount. FMC accounted for a further decrease in gross margins of $1.0 million or 1.6% during this period as compared to the prior period. Gross margins related to ferrosilicon products, however, accounted for a decline in gross margins of approximately 1.9% as compared to the prior period as a result of reduced volumes and selling prices as discussed above. In aluminum master alloys and compacted products, increased volumes of 9.6% improved production variances and significantly offset a decrease in margins at Metallurg's United Kingdom operations caused by the impact of a strong British pound.

    SG&A increased from $43.2 million in the nine months ended December 31, 1996 to $43.6 million in the three quarters ended January 31, 1998, an increase of 0.9%. For the nine months ended December 31, 1996, SG&A represented 8.9% of Metallurg's sales compared to 9.1% for the three quarters ended January 31, 1998. SG&A increased principally as a result of the inclusion of an extra month of Metallurg, Inc.'s operations.

    Operating loss was $17.8 million in the nine months ended December 31, 1996, compared to operating income of $23.4 million in the three quarters ended January 31, 1998. The loss in 1996 was due principally to an environmental provision of $37.6 million, representing the anticipated future costs of remediation and maintenance of various environmental projects, primarily at Shieldalloy. The improvement resulted from an increase in margins on sales of ferrovanadium, ferrotitanium and aluminum powders due to the strength of the steel, superalloy and chemical industries, partially offset by a decrease in margins on aluminum master alloys and briquettes resulting from a highly competitive marketplace. Operating income for the nine months ended December 31, 1996 included $1.1 million of environmental expenses related to the operation of the water remediation facility at Metallurg's Newfield, New Jersey site. As a result of the Company's adoption of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," operating income in the three quarters ended January 31, 1998 does not include such water remediation expenses. In addition, as discussed above, as a result of the change of the holding company's fiscal year, operating income of $23.4 million in the three quarters ended January 31, 1998 included approximately $0.4 million of expenses related to the operations of the holding company for the month of January 1998.

    Interest income (expense), net is as follows (in thousands):

                                                                         THREE QUARTERS ENDED   NINE MONTHS ENDED
                                                                           JANUARY 31, 1998     DECEMBER 31, 1996
                                                                         ---------------------  ------------------
Interest income........................................................        $   2,617            $    3,633
Interest expense.......................................................           (8,270)               (1,708)
                                                                                 -------               -------
Interest income (expense), net.........................................        $  (5,653)           $    1,925
                                                                                 -------               -------
                                                                                 -------               -------

    Interest expense increased in the three quarters ended January 31, 1998, as Metallurg recognized interest expense of $4.7 million on its 12% senior-secured notes through December 1997 and accrued interest expense of $1.1 million on its Senior Notes that were issued in November 1997. As a result of the change in the fiscal year, the three quarters ended January 31, 1998 contain an additional month of interest expense of approximately $0.9 million. In 1996, Metallurg did not accrue interest on debt incurred prior to entering Chapter 11 proceedings and therefore approximately $6.5 million of contractual interest on these unsecured obligations, which were reported as part of liabilities subject to compromise, were not reflected in the nine months ended December 31, 1996.

    Income tax (provision) benefit, net is as follows (in thousands):

                                                                         THREE QUARTERS ENDED  NINE MONTHS ENDED
                                                                           JANUARY 31, 1998    DECEMBER 31, 1996
                                                                         --------------------  ------------------
Total current..........................................................       $   (7,121)          $   (5,838)
Total deferred.........................................................           (5,338)                  34
                                                                                --------              -------
Income tax provision, net..............................................       $  (12,459)          $   (5,804)
                                                                                --------              -------
                                                                                --------              -------

    The differences between the statutory federal income tax rate and Metallurg's effective rate are principally due to: (i) the excess of foreign tax rates over the statutory federal income tax rate; (ii) certain deductible temporary differences that, in the absence of fresh-start reporting would have generated a deferred tax benefit, have been fully provided for in a valuation allowance, (iii) the deferred tax effects of certain tax assets, primarily foreign net operating losses, for which the benefit had been previously recognized approximating $2.3 million in the three quarters ended January 31, 1998 and (iv) the deferred tax effects of certain deferred tax assets for which a corresponding credit has been recorded to "Additional paid-in capital" approximating $2.9 million in the three quarters ended January 31, 1998. The deferred tax expenses referred to in items (iii) and (iv) above will not result in cash payments in future periods.

    Net income was $6.3 million for the three quarters ended January 31, 1998 compared to a loss of $33.1 million for the nine months ended December 31, 1996 due primarily to increases in interest and income tax expenses partially offset by improved operating income, noted above. Net income for the three quarters ended January 31,1998 included a loss of approximately $1.2 million related to the operations of Metallurg, Inc. for the month of January 1998. Reorganization expenses for the nine months ended December 31, 1996 totaled $2.9 million whereas no such expenses were recorded in the three quarters ended January 31, 1998. In the three quarters ended January 31, 1998, other income included a gain on the sale of certain plant assets of one of Metallurg's German subsidiaries. In the nine months ended December 31, 1996, other income included an additional gain on the sale of land in Turkey.

QUARTER ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

    Total revenues for Metallurg and its subsidiaries decreased by 6.1% from $165.6 million in the first three months of 1996 to $155.6 million in the first quarter of 1997. Sales attributable to FMC, the Company's former titanium scrap processing subsidiary, which was sold in December 1996, accounted for $3.3 million of the decrease. Reductions in the Company's sales of manganese and silicon products, resulting primarily from a decrease in selling prices, and a reduction in sales of the Company's ferrochrome products manufactured by third parties, resulting primarily from a decrease in volume, were partially offset by increases in the selling prices of ferrovanadium in the United States and low carbon ferrochrome produced by the Company.

    Gross margins increased from $21.1 million in the first three months of 1996 to $21.5 million in the first quarter of 1997, an increase of 1.8%, due principally to the price increases in ferrovanadium and low carbon ferrochrome discussed above. In aluminum master alloys and compacted products, increased volumes of 13% improved production variances and significantly offset a decrease in margins at the Company's United Kingdom operations caused by the impact of a strong British pound. Gross margins related to FMC accounted for an additional decrease in gross margins of $0.6 million during this period.

    SG&A increased from $13.9 million in the first three months of 1996 to $15.0 million in the first quarter of 1997, an increase of 8.1%. For the first three months of 1996, SG&A represented 8.4% of the Company's sales compared to 9.7% for the first quarter of 1997. SG&A increased as a result of increased bonus accruals and awards under the SASOP incurred in connection with the consummation of the Reorganization Plan and additional costs related to the audit of the March 31, 1997 financial statements.

    Operating income decreased from $6.6 million for the first three months of 1996 to $6.5 million for the first quarter of 1997, a decrease of 2.1%. The decrease resulted from increased SG&A expenses as discussed above, which were offset somewhat by the increased margins, as discussed above. In addition, operating income for the first three months of 1996 included $0.4 million of environmental expenses related to the operation of the water remediation facility at the Company's Newfield, New Jersey site. As discussed above, operating income in the first quarter of 1997 does not include such water remediation expenses.

    Net income was $58.0 million for the first quarter of 1997 compared to $4.6 million for the first three months of 1996. Included in the net income for the first quarter of 1997 is an extraordinary item of $43.0 million representing the discharge of indebtedness resulting from the consummation of the Company's Reorganization Plan and a $5.1 million credit representing the effects of revaluing the Company's assets and liabilities under fresh-start reporting. Reorganization expenses for the first quarter of 1997 and the first three months of 1996 were $2.7 million and $0.6 million, respectively. In the first quarter of 1997, other income included a $2.7 million gain on the sale of the Company's New York office building. A gain of $1.9 million on the sale of land in Turkey was reported in the first three months of 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Total revenues for Metallurg and its subsidiaries decreased by 5.7%, from $689.4 million in 1995 to $650.0 million in 1996, due to a significant decrease in prices of certain products, particularly ferrovanadium and ferrotitanium, and a decrease in the availability to Metallurg of raw materials from the former Soviet Union. As described below, worldwide consumption of aluminum was unchanged from 1995, but pricing competition among suppliers adversely affected Metallurg's sales.

    Gross margins decreased by 2.8% in 1996 compared to 1995. The price increase of ferrovanadium in the first quarter of 1995 was not repeated in 1996, as quoted prices stayed relatively steady throughout 1996. As a result, margins on vanadium products fell by 45% in 1996, compared to the prior year. Tonnage sales and prices of low carbon ferrochrome continued to improve in 1996 as demand from the expanding aerospace industry increased, resulting in a 20% rise in margins from 1995. Chromium metal margins increased by almost 80% due to price improvements resulting from the strength of the aerospace industry and the closure of an important competitor. Sales of aluminum products fell by 8% and margins by 40%, as LSM declined to compete at some of the very low prices offered by competitors. In the fourth quarter of 1996 a sharp appreciation of sterling by almost 20% against the European currencies also negatively impacted LSM. Gross margins on aluminum products at Metallurg's Brazilian operations fell by 40% as overseas competition cut prices in an effort to penetrate the South American market.

    SG&A increased by 8.1% from $52.8 million in 1995 to $57.1 million in 1996 due principally to the restructuring of German operations into a holding company with several operating subsidiaries. In connection with this restructuring, certain personnel who had previously concentrated solely on production aspects of the business became more involved in general management and administrative functions. This resulted in lower costs of production and increased SG&A expenses being reported in 1996. SG&A represented 8.8% of Metallurg's sales in 1996, compared to 7.7% in 1995.

    Operating loss was $11.2 million in 1996, compared to operating income of $15.7 million in 1995. The loss in 1996 was principally due to an environmental provision of $37.6 million, representing the anticipated future costs of remediation and maintenance of various environmental projects at Shieldalloy. In 1995, operating income included a charge of $11.7 million for a restructuring of Metallurg's principal German subsidiary into separate business units and a restructuring of Metallurg's mining operations in Brazil. In connection with the restructuring of Metallurg's principal German subsidiary into separate business units, certain manufacturing facilities were decommissioned and environmental expenses of $3.6 million were recognized representing the estimated costs of remedial cleanup of the decommissioned areas. Operating income in 1996 also was negatively impacted by the increase in SG&A and decrease in gross margins in 1996, compared to 1995 as described above.

    Other expense for 1996 was $6.8 million. The significant items included in this expense consisted of the allowance of additional unsecured prepetition claims of $10.5 million relating to withdrawal by Shieldalloy from a multiemployer pension plan, the settlement of certain environmental claims and additional claims by institutional debtholders. This was partially offset by the gain on the sale in 1996 of a parcel of land owned by Metallurg's Turkish subsidiary.

    For the years ended December 31, 1996 and 1995, Metallurg recorded tax provisions of $8.5 million and $8.2 million, respectively, including current foreign tax provisions of $8.1 million and $8.3 million, respectively, on net foreign income of $25.8 million and $2.7 million, respectively. These foreign tax provisions were calculated on a jurisdiction by jurisdiction basis and resulted from income producing jurisdictions aggregating income of $36.1 million and $27.1 million in the years ended December 31, 1996 and 1995, respectively. Due to domestic losses in 1996 and utilization of net operating loss carryforwards in 1995, no United States current tax provisions were recorded in each of the years. Metallurg did not record benefits for foreign operations with losses based on the uncertainty of realization of such benefits.

    Net loss was $28.5 million in 1996, compared to net income of $1.7 million in 1995. As discussed above, the principal reasons for this net loss were the environmental provision of $37.6 million and the other expense of $6.8 million, offset partially by $11.7 million in restructuring charges relating to Metallurg's German and Brazilian subsidiaries recorded in 1995.

LIQUIDITY AND FINANCIAL RESOURCES

    GENERAL. Metallurg's principal sources of liquidity include cash from operations and amounts available under credit facilities. In November 1997, Metallurg sold $100 million principal amount of Senior Notes, the proceeds of which were used in part to retire Metallurg's then existing 12% senior-secured notes (approximately $39.5 million), to repay certain debt of the UK and German subsidiaries (approximately $19.8 million) and to pay a cash dividend (approximately $20.0 million). In addition, Metallurg had $50.2 million in cash and cash equivalents on hand at April 30, 1998, which includes cash used in June 1998 for Metallurg's $5.5 million semi-annual interest payment on the Senior Notes, as compared to $43.0 million at January 31, 1998. At April 30, 1998, Metallurg had approximately $42 million of available borrowing capacity under the Revolving Credit Facility and its working capital facilities at LSM, GfE and EWW, subject to certain limitations contained in the instruments governing their indebtedness. The Company believes that these sources are sufficient to fund the current and anticipated future requirements of working capital, capital expenditures, pension benefits, potential acquisitions and environmental expenditures through at least 1999.

    At April 30, 1998, Metallurg had working capital of $174.0 million, as compared to $167.8 million at January 31, 1998. For the first quarter of 1998, Metallurg generated $11.0 million in cash from operations and received proceeds of approximately $1.1 million on the sale of its 21.4% interest in a Luxembourg company. Capital expenditures were approximately $2.9 million in the first quarter. In addition, in February 1998, Metallurg purchased an additional 5% interest in a Russian magnesium metal producer for approximately $2.0 million. In the 1997 Fiscal Year, Metallurg generated $6.1 million in cash from operations. In connection with the Reorganization Plan, however, Metallurg distributed $59.4 million in cash, offset by a drawdown of prepetition letters of credit of $9.7 million and proceeds from debt of LSM of $8.1 million. Capital expenditures of $12.2 million in the 1997 Fiscal Year included approximately $3.0 million to install a new plant for the production of chromium metal at LSM. Metallurg received proceeds of $1.7 million from the sale of certain plant assets of one of Metallurg's German subsidiaries, $3.4 million on the sale of commercial real estate property in New York City and $3.6 million from the sale of other assets during the 1997 Fiscal Year. See "Description of Certain Indebtedness" for information concerning the Senior Notes, the Revolving Credit Facility and certain other financing arrangements to which Metallurg or its subsidiaries is a party.

    Metallurg's subsidiaries are, in certain circumstances, subject to restrictions under local law and under their credit facilities that limit their ability to pay dividends to Metallurg. See "Risk Factors--Limitation on Access to Subsidiaries' Cash Flow."

    EWW has a contingent obligation to a German state pension authority which as of April 30, 1998, was DM 8.2 million (approximately $4.4 million). Metallurg expects that EWW will pay approximately DM 6.5 million (approximately $3.5 million) to the pension authority in 1998 in respect of this obligation.

    CAPITAL EXPENDITURES. Metallurg had capital expenditures of $2.9 million and $12.2 million in the quarter ended April 30, 1998 and the 1997 Fiscal Year, respectively. Metallurg's capital expenditures include projects related to improving Metallurg's operations and productivity improvements, replacement projects and ongoing environmental requirements (which are in addition to expenditures discussed in "--Environmental Remediation Costs"). Capital expenditures for the 1997 Fiscal Year included approximately $3.0 million to install a new plant for the production of chromium metal at LSM. Capital expenditures are expected to increase significantly over 1997 levels to approximately $20.0 million in 1998, including $5.9 million of capital investments that Metallurg believes will result in decreased costs of production, improved efficiency and expanded production capacities. The remaining capital expenditures planned for 1998 are primarily for replacement and major repairs of existing facilities, some of which were deferred from earlier periods. Although Metallurg has budgeted these items in 1998, Metallurg has not committed to complete these projects, which are contingent on senior management approval and other conditions. Metallurg believes that these projects will be funded through internally generated cash, borrowings under the Revolving Credit Facility and local credit lines.

    ENVIRONMENTAL REMEDIATION COSTS. In 1996, Metallurg elected early adoption of SOP 96-1, "Environmental Remediation Liabilities," which among other requirements, states that losses associated with environmental remediation obligations are accrued when such losses are deemed probable and reasonably estimable. Such accruals generally are recognized no later than the completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are generally not discounted to their present value. Metallurg expended $0.6 million and $4.2 million for environmental remediation in the quarter ended April 30, 1998 and the 1997 Fiscal Year, respectively.

    As part of the Reorganization Plan, Shieldalloy entered into settlement agreements with various environmental regulatory authorities with regard to all of the significant environmental remediation liabilities of which it is aware. Pursuant to these agreements, Shieldalloy has agreed to perform environmental remediation which, as of April 30, 1998, had an estimated cost of completion of $39.4 million. Of this amount, approximately $4.2 million is expected to be expended in 1998, $4.3 million in 1999 and $8.1 million in 2000. In addition, Metallurg estimates it will make expenditures of $5.0 million with respect to environmental remediation at its foreign facilities. Of this amount, approximately $1.8 million is expected to be expended in 1998, $0.7 million in 1999 and $0.7 million in 2000. These amounts are not included in the calculation of operating income.

    Metallurg believes that while its remediation obligations and other environmental costs, in the aggregate, will reduce its liquidity, its cash balances, cash from operations and cash available under its credit facilities are sufficient to fund its current and anticipated future requirements for environmental expenditures.

    POST-MERGER. The Issuer is a holding company, and its ability to meet its payment obligations on the New Notes is dependent upon the receipt of dividends and other distributions from its direct and indirect subsidiaries. The Issuer does not have, and may not in the future have, any material assets other than the common stock of the Company. The Company and its subsidiaries are parties to various credit agreements, including the Senior Note Indenture and the Revolving Credit Facility, which impose substantial restrictions on the Company's ability to pay dividends to the Issuer. See "Risk Factors--Limitation on Access to Subsidiaries' Cash Flow," "Risk Factors--Holding Company Structure; Effective Subordination," "Risk Factors--Restrictive Debt Covenants" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

    Management believes that cash flow from operations, together with available borrowings under the Revolving Credit Facility, will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures, debt service and other obligations through at least 1999. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

    YEAR 2000 COMPLIANCE. Metallurg utilizes a number of computer software programs and operating systems across its entire organization, including applications used in sales, shipping, financial business systems and various administrative functions. To the extent that Metallurg's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification or replacement of such applications will be necessary. Metallurg is working to identify its applications that are not "Year 2000" compliant and plans to modify or replace such applications, as necessary. Given information known at this time about Metallurg's systems that are non-compliant, coupled with Metallurg's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, management does not expect Year 2000 compliance costs to have any material adverse impact on Metallurg.

    EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS. Metallurg has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," issued in February 1997 by the Financial Accounting Standards Board ("FASB"). This statement requires the disclosure of basic and diluted earnings per share and revises the method to calculate these amounts. The effect on Metallurg's financial statements were not significant.

    In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting and determined that no further disclosures are needed.

    Metallurg has adopted SFAS No. 130, "Reporting Comprehensive Income," as of February 1, 1998. This standard requires the display of comprehensive income and its components in the financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company will adopt this standard in the fourth quarter of 1998.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." SFAS No. 132 changes current financial disclosure requirements from those that were required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination

Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company will adopt this standard in the fourth quarter of 1998.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact SFAS No. 133 will have on its financial statements.

EFFECTS OF INFLATION

    Inflation has not had a significant effect on Metallurg's operations. However, there can be no assurance that inflation will not have a material effect on Metallurg's operations in the future. Metallurg is subject to price fluctuations in its raw materials and products. These fluctuations have affected and will continue to affect Metallurg's results of operations.

                                    BUSINESS

OVERVIEW

    Metallurg is a leading international producer and seller of high-quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and chemicals and other metal consuming industries. The Company sells more than 500 different products to over 3,000 customers worldwide. See
Note 3 to the Consolidated Financial Statements of the Company and its subsidiaries. The Company's operations are global in scope with eight production facilities located in four countries in Europe, North America and South America. In addition to selling products manufactured by the Company, Metallurg also leverages its global sales force by distributing Merchanted Products. For the Last Twelve Months, the Company had sales and Adjusted EBITDA of $644.1 million and $50.3 million, respectively. For a discussion of the Company's fiscal year and the effects of Metallurg's Reorganization Plan on its financial information, see "Summary Financial Data."

    The Metallurg group was founded in 1911 with the construction of a vanadium alloy and chemical producing plant in Nuremberg, Germany. The Company began mining chrome ore in Turkey in 1916, and constructed a ferrochrome manufacturing plant in Weisweiler, Germany in 1917. In subsequent years, the Company's customer base grew throughout Europe and, in 1938, the Company added its first subsidiary in the United Kingdom and a sales and distribution subsidiary in Switzerland. Metallurg was established as a New York holding company in 1947 and reincorporated as a Delaware corporation in 1997.

COMPETITIVE STRENGTHS

    The Company believes that its long-standing customer relationships, strong name recognition and global distribution capabilities provide an attractive platform for growth. The Company believes that it is distinguished by the following competitive strengths:

    - INDUSTRY LEADERSHIP. The Company enjoys significant worldwide recognition in the metal alloys and specialty metals industries as a result of its 87-year history. With its longevity, technical innovation, high-quality reputation, long-standing customer relationships and diverse product base, the Company has developed and maintained significant market shares in the markets for ferrovanandium consumed by the U.S. iron and steel industries, special grades of low carbon ferrochrome and chromium metal consumed by the superalloy industry and aluminum master alloys.

    - LONG-STANDING CUSTOMER RELATIONSHIPS. The Company has developed and maintained long-term relationships with a high-quality, internationally diverse customer base. The Company has built its customer base by providing consistent quality, a diverse portfolio of high-quality metal alloys and specialty metals and a high level of technical support. The Company's customers include some of the largest metals producing companies in the world.

    - DIVERSIFIED SALES BASE. Metallurg's revenue base is diversified across markets, regions and customers. The Company sells more than 500 different products to over 3,000 customers worldwide, none of which represents more than 5% of the Company's sales. By serving customers in the iron, steel, aluminum, superalloy, titanium and chemical markets, Metallurg believes that it is relatively less vulnerable than certain of its competitors to the cycle of any one end-use market. Furthermore, the Company's sales are globally balanced, with approximately 47% and 38% of revenues coming from Europe and North America, respectively.

    - RAW MATERIAL SOURCING. The Company generally sources raw materials from a diverse group of suppliers and actively pursues alternative low cost sources of raw materials. The Company has opened purchasing offices in Russia and China which have enabled the Company to develop new sources of supply for the Company's manufacturing and distribution businesses. The Company also derives the competitive benefit of vertical integration through its ownership of chrome ore mines located in Turkey. Furthermore a key goal of the Company's capital expenditure program is to expand the usage of lower cost raw materials. Management believes that obtaining access to consistent, lower cost sources of supply represents a key barrier to entry facing potential new competitors.

    - GLOBAL MANUFACTURING AND SALES NETWORK. Metallurg is well positioned to serve its global customer base through its eight production facilities, three mines, 17 sales offices and two purchasing offices located throughout the world. The Company believes that its international sales force comprised of 121 sales personnel provides it with a key competitive advantage and the ability to enhance its customer relationships through aiding customers with more efficient and innovative use of products. The Company leverages the expertise of its sales force by merchanting products manufactured by third parties, which results in the offering of a broader product line and Metallurg becoming a more significant supplier to its customers, while at the same time strengthening ties to some of its sources of raw materials.

BUSINESS STRATEGIES

    The Company's business objective is to maximize the long-term profitability of its operations while maintaining a strong financial position through the various business and market cycles. The Company's continuing strategies for achieving this objective are as follows:

    - FOCUS ON CORE BUSINESSES. The Company seeks to achieve high market shares in markets where the Company can differentiate itself on the basis of technical expertise and product quality. As part of this strategy, the Company is focusing its production and sales efforts on higher margin specialized alloy businesses, and is investing in capital projects that will expand its capacity or lower its costs in those areas. In recent years, the Company has divested certain non-core and lower margin businesses, including its tantalum carbide and United States titanium scrap processing businesses.

    - AGGRESSIVELY MANAGE COSTS. In recent years, the Company has instituted measures to reduce operating costs and enhance profitability. Through a combination of divesting non-core businesses, using contractors and improving productivity, the Company has reduced the number of employees from 2,508 at the end of 1992 to 1,483 as of April 30, 1998, while sales have grown from $591.1 million in 1992 to $644.1 million for the Last Twelve Months. The Company has restructured its operations into individual business units focused on particular customer groups in order to better manage costs and improve profitability. The Company's cost rationalization program is ongoing and management anticipates that further cost savings and productivity gains may be realized as a result.

    - IMPROVE PRODUCT MIX. The Company continually pursues opportunities to increase profitability through the Company's existing distribution network by improving its product mix by: (i) divesting low margin products; (ii) developing value added, higher margin products; and (iii) acquiring, or entering into merchanting arrangements for, product lines that complement the Company's core product offerings. Examples of high margin products that have experienced significant recent growth include coating materials for thin film technology and titanium carbon aluminum sold to the aluminum industry.

    - SELECTIVELY PURSUE ACQUISITIONS AND OTHER STRATEGIC EXPANSION
      INITIATIVES. The Company believes that its leading position in a diverse group of specialty metals markets provides it with a strong base to continue to expand its core businesses. The Company has the industry and financial expertise of Safeguard International as its equity sponsor. Consequently, the Company will pursue acquisition opportunities and expansion initiatives as warranted by market conditions. The Company intends to pursue acquisitions that: (i) add to or complement its specialty metals portfolio; (ii) leverage its existing manufacturing and distribution capabilities; or (iii) enhance its raw materials sourcing capabilities. The Company is currently evaluating several acquisition and expansion opportunities. Metallurg is currently in discussions to purchase approximately 80% to 85% of a South American specialty metals producer, which would have an implied value for all of the equity of $10 to $15 million. The producer had total sales for the twelve months ended June 30, 1997 of approximately $35 million. Metallurg has not signed a binding commitment or definitive agreement to purchase the company and there can be no assurance that Metallurg and the company will do so. In addition, any such commitment or agreement would likely be subject to numerous conditions, including the completion of due diligence with results satisfactory to Metallurg. There can be no assurance that the conditions to any such transaction will be met.

PRODUCTS AND MARKETS

    Metallurg sells more than 500 different products to over 3,000 customers worldwide. The following table sets forth the dollar amounts and percentages of Metallurg's sales attributable to Metallurg's various markets for the periods presented, exclusive of commissions earned by Metallurg (dollars in millions):

                                                                                             YEARS ENDED DECEMBER 31,
                                                                 1997 FISCAL        ------------------------------------------
                                                                     YEAR                   1996                  1995
                                                            ----------------------  --------------------  --------------------
SECTOR
Steel.....................................................   $   282.8        44.8% $   328.1       50.6% $   369.8       53.8%
Aluminum..................................................       120.0        19.0       96.6       14.9      105.9       15.4
Superalloys...............................................        92.6        14.6       71.3       11.0       61.7        9.0
Chemicals.................................................        29.5         4.7       29.4        4.5       35.7        5.2
Other.....................................................       107.0        16.9      123.4       19.0      114.9       16.6
                                                            -----------  ---------  ---------  ---------  ---------  ---------
      Total...............................................   $   631.9       100.0% $   648.8      100.0% $   688.0      100.0%
                                                            -----------  ---------  ---------  ---------  ---------  ---------
                                                            -----------  ---------  ---------  ---------  ---------  ---------

    The following table sets forth the most significant product groups based on Metallurg's sales for the 1997 Fiscal Year:

                        TOP TEN PRODUCT GROUPS BY SALES
                             (DOLLARS IN MILLIONS)

                                                                                            1997 FISCAL  PERCENT OF
                                                                                            YEAR SALES      TOTAL
                                                                                            -----------  -----------
NAME OF PRODUCT GROUP
Chrome products...........................................................................   $   117.5         18.6%
Aluminum products.........................................................................        94.6         15.0
Vanadium products.........................................................................        90.7         14.3
Columbium products........................................................................        48.1          7.6
Silicon products..........................................................................        46.7          7.4
Metal powders.............................................................................        28.1          4.4
Titanium products.........................................................................        20.1          3.2
Nickel products...........................................................................        15.9          2.5
Boron products............................................................................        15.2          2.4
Tantalum products.........................................................................         8.6          1.4
                                                                                            -----------       -----
      Total Product Group.................................................................   $   485.5         76.8%
                                                                                            -----------       -----
                                                                                            -----------       -----
Total Sales...............................................................................   $   631.9        100.0%
                                                                                            -----------       -----
                                                                                            -----------       -----

    IRON AND STEEL INDUSTRIES; SPECIALTY FERROALLOYS. The Company manufactures and sells specialty ferroalloys to some of the world's largest iron and steel producers, such as Algoma Steel Inc., British Steel plc, Nucor Corporation, Thyssen AG and US Steel Group. The Company's principal specialty ferroalloy products are ferrovanadium and standard grades of low carbon ferrochrome. These products are used by iron and steel producers to increase temperature and corrosion resistance and strength-to-weight ratios for metals used in the energy, automotive and construction industries. For the 1997 Fiscal Year, the Company had sales in this category of approximately $282.8 million, representing 45% of the Company's total sales.

    The iron and steel industry is cyclical, with iron and steel consumption depending greatly on demand for durable goods, such as automobiles, construction materials, machinery, appliances and miscellaneous manufactured products. Metallurg believes that the iron and steel industry is currently strong, having emerged from a recession, particularly in North America and Europe, which lasted from 1989 to 1993. The recession resulted in negative pressures on alloy prices and volumes and in iron and steel production cutbacks. In addition, Metallurg's markets were disrupted in recent years by large flows of competing products from the former Soviet Union. The end of the Cold War and the resulting decrease in United States and Russian defense spending also contributed to a reduced demand for Metallurg's products and low levels in the prices of ferroalloys. Specifically, global raw steel production declined from a peak of 786 million tons in 1989 to 722 million tons in 1992. The iron and steel industries have experienced growth since emerging from the recession that ended in 1993. Raw steel production has rebounded from a recessionary low of approximately 722 million tons in 1992 to approximately 793 million tons in 1997.

    During the recession, Metallurg achieved significant reductions in costs that have contributed to improvements in profitability and cash flow and increased stabilization in its business. Management also believes that the flow of competitive products from the former Soviet Union has slowed due to reduced stockpiles of inventory and anti-dumping actions affecting imports of low carbon ferrochrome and ferrovanadium from the former Soviet Union.

    ALUMINUM INDUSTRY; ALUMINUM MASTER ALLOYS AND COMPACTED PRODUCTS. The Company manufactures a series of master alloys and briquettes and tablets for sale to the aluminum industry. The Company's customers in this sector include leading producers such as Alcan Aluminium Limited, Alcoa Aluminum Co. of America, Aluminium Pechiney, Reynolds Metals Co. and Sumitomo Metals Industries Ltd. Metallurg's principal aluminum products include titanium boron tertiary alloys (which improve the conductivity of aluminum for electric cable), strontium master alloys (which modify silicon-containing foundry alloys for improved mechanical properties, as in automotive wheels) and chrome, iron and manganese briquettes and tablets (which maximizes the ductility and strength of aluminum used in the manufacture of can sheet and aerospace components, respectively). The Company also manufactures binary master alloys containing boron, zirconium or titanium (which are used for the grain refining of aluminum alloy ingots, billets and continuous cast sheet). For the 1997 Fiscal Year, the Company had sales to the aluminum industry of $120.0 million, representing 19% of the Company's total sales. Aluminum consumption in the Western world has grown from approximately 15.9 million metric tons in 1993 to approximately 18.8 million metric tons in 1997. This growth has been driven in large part by demand for durable products, as well as the increased substitution of aluminum for steel in certain transportation and construction applications.

    Like the iron and steel industry, the aluminum industry is cyclical. Aluminum consumption fluctuates with demand for durable goods, such as construction materials, machinery, transportation and miscellaneous manufactured products. In 1997, the markets in North America, Europe and Japan collectively accounted for over 70% of the Western world demand for primary aluminum. According to Feronomics, Inc., Western world primary aluminum consumption is expected to increase by 3.0% per year from 1997 through 2002.

    Although exports of primary aluminum from the former Soviet Union have contributed to increased supply and reduced prices in the industry since 1989, Metallurg was less affected by such Soviet dumping in this industry than in the iron and steel industry. This is because Metallurg's products are not used in the primary metal stage, but instead are used in the downstream processing of aluminum products. Increases in the substitution of aluminum for steel, such as in automobile manufacturing, have a significant positive impact on the aluminum industry, but only a small effect on the iron and steel industry. Metallurg believes that it is well positioned to capitalize on future growth areas in the aluminum industry, such as transportation, due to the increased use of aluminum in forging and casting applications, and building and construction.

    SPECIALTY METALS AND ALLOYS; SUPERALLOY AND TITANIUM ALLOY INDUSTRIES. The Company manufactures and sells specialty metals and alloys used by producers of superalloys and titanium alloys to enhance the performance of finished metal products such as aircraft engines and frames, gas turbines and boiler tubes. The Company's customers for specialty metals and alloys include Allegheny Teledyne, Inc., Carpenter Technology Corp., INCO Alloys, Kanthal AB, Oregon Metallurgical Corp., RMI Titanium Company, Sandvik AB, Special Metals Corporation and Titanium Metals Corp. For the 1997 Fiscal Year, the Company had sales in this category of $92.6 million, representing 15% of the Company's total sales. Metallurg's principal products in this category include chromium metal, special grades of low carbon ferrochrome and vanadium aluminum. Growth and demand for superalloys and titanium have been driven principally by commercial aerospace production. In addition, new applications for these metals and alloys have been developed for use in the consumer goods, power generation, oil and gas, chemical and biomedical industries.

    The aerospace industry is the largest user of superalloys. A significant reduction in the manufacture of military and civilian aircraft between 1989 and 1992 resulted in a 30% decrease in global demand for superalloys and a resulting adverse impact on Metallurg and other superalloy producers. The producers of superalloys have partly counteracted this decline by finding new consumers in the power generation, oil and gas, chemical, consumer goods and biomedical industries.

    Since 1994, however, demand by the aerospace industry has positively impacted the titanium and superalloy producers. According to Aerospace Industries Association ("AIA"), the industry built 395 airliners in 1996 and 556 in 1997 with further demand for 15,000 through 2015. Superalloy and titanium producers are adding capacity to cope with demand and shorter lead times. If these forecasts prove to be accurate, Metallurg believes that it will experience continued profitability of its chromium metal, low carbon ferrochrome, vanadium aluminum and high purity nickel and ferrocolumbium which are produced in Metallurg's United States, UK and German facilities.

    OTHER INDUSTRIES AND PRODUCTS. Metallurg also manufactures and distributes a number of products used outside of the iron, steel, aluminum and superalloy industries. These products include coating materials, which are sold to electronics and tool manufacturers, vanadium oxytrichloride for use in the synthetic rubber industry and polishing powders used by the glass polishing industry. These products generally are higher-margin, technically sophisticated products. For the 1997 Fiscal Year, the Company had $136.5 million in sales of these products, representing 21% of the Company's total sales.

MANUFACTURING PROCESSES

    Metallurg's manufacturing processes involve melting, refining, casting, sizing, blending and packaging operations, which vary from product to product. For example, in the manufacture of low carbon ferrochrome, EWW consumes raw materials including chrome ore, predominantly from Metallurg's Turkish mines, and silicochrome. The raw materials are melted and reductants are added to refine the chemistry of the production batch. The batch is poured into casting molds that are cooled and then crushed, sized, blended and packaged. The manufacture of ferrovanadium at Metallurg's Cambridge, Ohio, plant follows an analogous process of melting, casting and crushing, except that vanadium-containing raw materials are used. In general, the manufacture of aluminum master alloys also follows similar principles using aluminum and other additives; however, these master alloys are generally cast as waffle plate or processed to a solid rod form for delivery to the customer. The manufacture of briquettes and tablets involves the grinding and blending of raw materials, the compression of these materials into a compacted form and packaging for delivery to the customer. More sophisticated production routes are used for highly specialized products which can require chemical processing or the use of vacuum furnaces and a variety of other equipment.

CUSTOMERS

    For the 1997 Fiscal Year, approximately 45% of Metallurg's sales were made to the iron and steel industry, 19% to the aluminum industry, 15% to the superalloy and titanium alloy industries, 5% to the chemicals industry, and the remaining 16% were made to other industries, none of which was individually significant to Metallurg. No single customer accounted for more than 5% of Metallurg's sales in 1997.

    The following table sets forth a representative sample of Metallurg's significant current customers in each of its customer industry categories:

IRON AND STEEL                        ALUMINUM              SUPERALLOY AND TITANIUM               OTHER
---------------------------  ---------------------------  ---------------------------  ---------------------------
Algoma Steel Inc.            Alcan Aluminium Limited      Allegheny Teledyne, Inc.     AKZO Chemical Company
Allegheny Teledyne, Inc.     Alcoa Aluminum Co. of        Carpenter Technology Corp.   BASF Corporation
Avesta AB                    America                      INCO Alloys                  Cabot Corp.
British Steel plc            Aluminium Pechiney           Kanthal AB                   Rwe Dea
Inland Steel Co.             Reynolds Metals Co.          Oregon Metallurgical Corp.   Treibacher Schleifmittel
Iscor Limited                Shinwa Bussan                RMI Titanium Company         Corp.
The LTV Corporation          Sumitomo Metals Industries   Sandvik AB
Northwest Steel & Wire Co.   Ltd.                         Titanium Metals Corp
Nucor Corporation
Outokumpu OY
Svenskt Stal AB
Thyssen AG
US Steel Group

MERCHANTED PRODUCTS

    The merchanting of products manufactured by third parties is a natural complement to the Company's manufacturing operations. Merchanted Products leverage the Company's global sales staff by providing a broader product offering to its existing customers without incurring significant additional overhead. As a result, Metallurg becomes a more significant supplier to its customers, as they can more conveniently procure supplies and decrease their sourcing costs by reducing their number of vendors and optimizing freight costs. In addition, by offering Merchanted Products, the Company has greater access to raw materials. The Company's merchanting revenues are from three sources:
"back-to-back" purchases and sales, which eliminate price risk to the Company, purchases of stocks for the Company's own account for subsequent resale to customers and agency sales for the account of another party where the Company receives a commission and does not take title to the inventory. The Company's total sales of $631.9 million for the 1997 Fiscal Year included an aggregate of $266.8 million in sales from Merchanted Products.

FACILITIES AND OPERATIONS

    PRODUCTION FACILITIES. Metallurg is organized geographically, having established a worldwide sales network built around Metallurg's core production facilities in the United States, the United Kingdom and Germany. These production units have laboratories providing analytical, research and development support to in-house operations, as well as analytical services to customers and third parties. Metallurg owns all of the facilities listed.

    The following table sets forth for each Metallurg operating subsidiary the location of its facilities, the key products manufactured by such subsidiary and each facility's 1997 Fiscal Year sales of manufactured products and Merchanted
Products:

                                                                                       SALES OF        SALES OF
                                                                                     MANUFACTURED     MERCHANTED
OPERATING SUBSIDIARY                 LOCATION                  KEY PRODUCTS          PRODUCTS (A)    PRODUCTS (A)
--------------------------  --------------------------  --------------------------  ---------------  -------------
                                                                                        (DOLLARS IN MILLIONS)
Shieldalloy                 Newfield, New Jersey        Aluminum Briquettes and
                            (Plant)                     Tablets
                                                        Aluminum Master Alloys
                                                        Ferrotitanium Metal
                                                        Powders                        $    43.4       $   116.9(b)
                            Cambridge, Ohio (Plant)     Ferrovanadium
                                                        Grainal
                                                        Vanadium Chemicals                  42.6          --
LSM                         Rotherham, UK (Plant)       Aluminum Alloying Tablets
                                                        Aluminum Master Alloys
                                                        Chromium Metal
                                                        Ferroboron
                                                        Ferrotitanium
                                                        Glass Polishing Powders
                                                        Metal Powders
                                                        Nickel Boron
                                                        Nickel Cobalt Magnet
                                                        Alloys                             133.7            27.2
GfE                         Nuremberg, Germany (Plant)  Chromium Metal
                                                        Columbium Alloys
                                                        Magnet Alloys
                                                        Special Master Alloys
                                                        Vanadium Aluminum
                                                        Vanadium Chemicals                  59.0            38.3
EWW                         Eschweiler-Weisweiler,      Low Carbon Ferrochrome
                            Germany (Plant)                                                 55.2             1.4
Aluminum Powder Co. Ltd.    Holyhead, UK (Plant)        Atomized Aluminum Powder            17.0          --

Companhia Industrial        Sao Joao del Rei, Brazil    Aluminum Master Alloys
Fluminense                  (Plant)                     Columbium Oxide
                                                        Tantalum Oxide                      13.8          --
Turk Maadin Sirketi A.S.    Kavak, Tavas and Gocek,     Chrome Ore
                            Turkey (Mines)                                                   5.3          --

------------------------

(a) Includes external and intercompany sales, except for sales by Aluminum Powder Co. Ltd., which do not include sales to its parent company LSM.

(b) Includes all Merchanted Products for Shieldalloy (both Newfield, New Jersey and Cambridge, Ohio).

    SALES OFFICES. Metallurg has sales personnel both at its production facilities and at its 17 separate sales offices in the following countries:
Brazil, Canada, Germany, Italy, Japan, Mexico, Poland, South Africa, Sweden, Switzerland, the United Kingdom, the United States and the former Yugoslavia.

RAW MATERIALS

    Metallurg produces a wide variety of products which are sold into a number of different metals industries. Metallurg also has followed a strategy of specializing in products that command higher premiums because of their relative technical sophistication; consequently, there is no single raw material that makes up the basis of Metallurg's entire production.

    Metallurg's Turkish subsidiary mines chrome ore which is supplied to EWW for the production of low carbon ferrochrome. Management believes the mines have identifiable reserves of 1.3 million tons and probable reserves of 700,000 tons that would last until 2013.

    For the production of chromium metal, Metallurg's UK-based subsidiary purchases chromium oxide from the world's major producer, British Chrome Chemicals, and supplements this supply with additional quantities from the former Soviet Union. This product also requires large quantities of aluminum powder substantially sourced from an affiliate of Metallurg.

    Metallurg's four aluminum processing plants in the United States, UK and Brazil buy approximately 30,000 tons of virgin aluminum from producers worldwide while important alloying chemicals are sourced from five different suppliers around the world.

    Titanium scrap is sourced in significant quantities for the production of ferrotitanium and other titanium containing products from countries active in the aerospace industry, such as the United States, Russia and the UK, and from sellers of surplus military equipment.

    Vanadium pentoxide in its various forms is the source of raw material for Metallurg's production of ferrovanadium, vanadium chemicals and vanadium aluminum. For ferrovanadium production, Metallurg purchases slag containing vanadium resulting from steel-making in South Africa and residues from petrochemical companies resulting from the refining of petrochemical products and from electric utilities which generate ash containing vanadium as a result of burning fuel oil. Metallurg currently obtains a majority of these raw materials from two sources. See "Risk Factors--Limited Sources for Raw Materials." Vanadium chemicals and vanadium aluminum are produced from vanadium pentoxide which is purchased on the open market and from vanadium residues which are consumed in Metallurg's own production.

    Niobium (columbium) oxide which is used as a raw material for the production of sophisticated alloys by GfE and Shieldalloy is principally supplied by Metallurg's Brazilian subsidiary which processes a variety of tantalum- and niobium-containing minerals, ores and residues through its chemical plant.

    Metallurg also utilizes a host of other raw materials such as cobalt, nickel, boric acid, mischmetal, manganese, chrome silicide, etc., in the manufacture of its wide product range which are purchased as required from producers or traders. Most purchases are made on a spot basis at market price to minimize the risk of exposure to market fluctuations.

COMPETITION

    The metals industry is highly competitive on a worldwide basis. Competition is primarily based on price, quality and timely delivery. Although Metallurg faces competition in each of its markets, Metallurg does not believe that any single competitor competes with Metallurg in all of its products or markets.

    IRON AND STEEL INDUSTRY. In North America, products manufactured by Strategic Minerals Corp. (Stratcor) and Masterloy Products Ltd. (Aimcor) compete with Metallurg's ferrovanadium products. In Europe and the rest of the world, Treibacher Industrie AG competes with Metallurg in its ferrovanadium products, and a number of small producers and products from Russia compete with Metallurg's ferrotitanium products. In standard grades of low carbon ferrochrome, competition comes worldwide from Samancor Ltd. and Zimbabwe Alloys Ltd. (Zimalloys).

    ALUMINUM INDUSTRY. Competition is becoming more international because of the growing number of master alloy and compacted product manufacturers. In Europe and the Far East, KBM Affilips Ltd., Hydelko, Anglo Blackwells and Aleastur-Asturiana de Aleaciones SA compete against products manufactured by LSM, while in North and South America, KB Alloys and Milward Alloys Inc. (a distribution agent of KBM Affilips Ltd.) compete against Metallurg in master alloys. Competition in compacted products comes mainly from Elkem SA in North America and Hoesch in the rest of the world.

    SUPERALLOY AND TITANIUM ALLOY INDUSTRIES. Strategic Minerals Corp. (Stratcor) and Reading Alloys Inc. compete internationally with Metallurg in vanadium aluminum. Reading Alloys Inc. also competes in sophisticated alloys for the superalloy industry, as do CBMM-Cia Brasileira de Metalurgica e Mineracao, Cabot Corporation and H.C. Starck GmbH in certain products. Metallurg has no significant competitor in special grades of low carbon ferrochrome. Delachaux Division Metaux and, to a limited extent, Elkem SA compete with Metallurg in chromium metal.

RESEARCH AND DEVELOPMENT

    Research and development ("R&D") is carried out on behalf of Metallurg in its two Technical Centers by a 15-member team at LSM and a five-member team at GfE, both supported as necessary by staff drawn from production. The Technical Centers have furnaces, laboratories, milling and testing equipment with R&D efforts linked to product and process improvement as well as the development of new product lines. Strong relationships are maintained with customers and materials departments of universities. Recently, successful projects in LSM include a new carbon-based grain refiner for the aluminum industry developed jointly with Shieldalloy, titanium carbide alloys for addition to rolls in the iron and steel industry and Raney type catalysts for the chemical industry. In Germany, the research and development is focused on advanced intermetallic phases for structural and functional applications as well as development recently of nickel aluminum sputtering targets, improvement of granulation techniques for metal alloy powders and development of multinary master alloys.

EMPLOYEES

    As of April 30, 1998, Metallurg employed approximately 1,483 people worldwide. Labor unions represent approximately 50% of Metallurg's employees. Employees are represented by unions at seven locations in the United States, the United Kingdom, Germany and Brazil. Many of the collective bargaining agreements covering Metallurg's union employees at its foreign subsidiaries are renewable on an annual basis. Metallurg's relationships with its unions are managed at the local level and are considered by management to be good. Metallurg has not been affected by strikes in the last ten years (other than one in Turkey which occurred in 1988), and there has not been a strike at any of Metallurg's United States facilities for over twenty years.

BANKRUPTCY

    On April 14, 1997, Metallurg and Shieldalloy consummated the Reorganization Plan. Metallurg and Shieldalloy sought Chapter 11 protection in September 1993 following Metallurg's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of the confluence of numerous economic factors that negatively impacted the Metallurg Group's businesses and caused Metallurg to default on certain then-outstanding indebtedness. In particular, the economic recession that began in 1989 in end-use markets, such as the aerospace, automotive, durable goods, construction and defense sectors, placed significant downward pressure on alloy prices and volumes. In addition, increased competition as a result of sales by exporters from the former Soviet Union of excess stocks of metals and alloys precipitated by the economic collapse of the former Soviet Union and the end of the Cold War drove prices of ferroalloys in Europe to very low levels. Moreover, in the wake of reductions in United States defense spending, there was a reduction in demand in the market for superalloys.

    Metallurg has sought to stabilize and strengthen its business since the bankruptcy filing through the implementation of the business strategies described above. As a result of the consummation of the Offering and the other financial arrangements made by Metallurg, Metallurg believes that its financial position has improved from 1993 with enhanced liquidity and extended maturities of its debt. In response to the dumping by the former Soviet Union, Metallurg sought and obtained anti-dumping orders against Russia for imports of ferrovanadium into the United States and against Russia, Kazakhstan and Ukraine for imports of low carbon ferrochrome into Europe. See "Risk Factors--End of Anti-Dumping Duties." Metallurg believes that most of the stockpiles in the former Soviet Union have been depleted and, therefore, if the anti-dumping duties are reduced, the impact will be less than that experienced by Metallurg in the early 1990's.

ENVIRONMENTAL MATTERS

    The foreign and domestic operations of Metallurg's alloy manufacturing business are subject to extensive laws and regulations governing, among other things, emissions to air, discharges and releases to land and water (including groundwater), the generation, handling, storage, transportation, treatment and disposal of wastes and other materials, including wastes and materials containing low levels of radioactivity, and the remediation of contamination caused by releases of wastes and other material, as well as worker exposure to hazardous or toxic substances. There can be no assurance that these laws and regulations will not result in the imposition of future liabilities and obligations, including future liability for other disposal or contamination at both domestic and foreign facilities, that would be material to Metallurg's business operations, financial condition or cash flow or that the current estimates and reserves established by the Company and discussed herein are or will be adequate. Management believes that Metallurg is faced with a number of environmental matters which have largely resulted from changing environmental laws and regulations and, increasingly, environmental controls and cleanup requirements, particularly in the area of solid and hazardous waste removal. To fulfill the terms of comprehensive settlement agreements with the environmental regulatory authorities described more fully below, Shieldalloy has agreed to perform environmental remediation which, as of April 30, 1998, had an estimated cost of completion of $39.4 million. Of this amount, Shieldalloy expects to expend approximately $4.2 million in 1998, $4.3 million in 1999 and $8.1 million in 2000. Although the scope of Shieldalloy's remediation obligations has been defined pursuant to such settlement agreements, there can be no assurance that the ultimate cost of fulfilling these obligations will not materially exceed Shieldalloy's current estimates or currently established reserves.

    While its remediation obligations and other environmental costs will, in the aggregate, reduce its liquidity, Metallurg believes its cash balances, cash from operations and cash available under its credit facilities are sufficient to fund its current and anticipated future requirements for environmental expenditures.

    The historical manufacture of several products in Newfield, New Jersey and Cambridge, Ohio resulted in the production of various by-products and wastes that Shieldalloy is obligated to remediate under federal and state environmental laws and regulations. The release or threatened release of hazardous substances and wastes at the Newfield facility led that facility to be placed on the National Priorities List for cleanup under the federal Comprehensive Environmental Response, Compensation and Liability Act (also known as "Superfund"). Pursuant to the Reorganization Plan, all known off-site liabilities for disposal of solid and hazardous wastes were discharged. Shieldalloy also entered into comprehensive settlement agreements with governmental authorities covering remediation of various on-site and facility-related environmental conditions at its Newfield and Cambridge facilities. Metallurg has also provided for certain estimated costs associated with its operating sites in Germany and Brazil, although there can be no assurance that such estimates will prove to be accurate. Metallurg believes that total environmental remediation and monitoring liabilities consist of the following (in thousands):

                                                                                   APRIL 30,
                                                                                     1998
                                                                                 -------------
Domestic:
  Shieldalloy--New Jersey......................................................    $  30,493
  Shieldalloy--Ohio............................................................       11,830
                                                                                 -------------
                                                                                      42,323
Foreign........................................................................        5,000
                                                                                 -------------
  Total environmental liabilities..............................................       47,323
Less: trust funds..............................................................        2,932
                                                                                 -------------
  Net environmental liabilities................................................    $  44,391
                                                                                 -------------
                                                                                 -------------

    As part of the Reorganization Plan, Metallurg and Shieldalloy entered into an Environmental Settlement Agreement with the Environmental Protection Agency (the "EPA"), the Department of the Interior (the "DOI") and the Nuclear Regulatory Commission (the "NRC") with respect to the Newfield and Cambridge sites and with the New Jersey Department of Environmental Protection (the "NJDEP") with respect to the Newfield site (the "U.S. and NJDEP Environmental Settlement Agreement"). In addition to settling claims with federal authorities, the U.S. and NJDEP Environmental Settlement Agreement memorialized prior commitments to the State of New Jersey pursuant to Administrative Consent Orders ("ACOs") issued on September 5, 1984 and October 5, 1988. The U.S. and NJDEP Environmental Settlement Agreement obligates Shieldalloy to complete a number of environmental projects, including groundwater, soils and sediment remediation, closure of nine wastewater and treatment lagoons, and related operation and maintenance activities. The cost of fulfilling these obligations is currently estimated to be approximately $30.5 million. Metallurg and Shieldalloy have agreed to provide, create or make available financial assurance in this amount for these projects through a combination of letters of credit and cash reserves. At April 30, 1998, outstanding letters of credit issued as financial assurance in favor of various environmental agencies were $21.4 million, and cash reserves established as financial assurance total $0.8 million. The costs of providing financial assurance over the term of the remediation activities have been included in the accrued amounts to be disbursed over the next fourteen years.

    Metallurg, Shieldalloy and Cyprus Foote Mineral Company ("Cyprus Foote"), the former owner of the Cambridge site, have entered into a Permanent Injunction Consent Order (the "Consent Order") with the State of Ohio resolving known environmental remediation claims relating to the Cambridge site. The terms of the Consent Order are incorporated by reference into the Settlement Agreement entered into among Metallurg, Shieldalloy, Cyprus Foote, the Ohio Environmental Protection Agency (the "OEPA") and the Ohio Department of Health (the "ODH") (the "Ohio Environmental Settlement Agreement," and together with the U.S. and NJDEP Environmental Settlement Agreement, the "Settlement Agreements"). Under the Ohio Environmental Settlement Agreement, Shieldalloy and Cyprus Foote will perform remedial design and remedial action at the Cambridge site, estimated to cost approximately $8.7 million. Additionally, Shieldalloy and Cyprus Foote will enhance, restore and preserve certain wetlands in the vicinity of the Cambridge site. The Consent Order requires Shieldalloy and Cyprus Foote to provide financial assurance for the above remediation projects in an initial amount of $9.0 million. Pursuant to an agreement between Shieldalloy and Cyprus Foote, Cyprus Foote will satisfy this requirement. In addition, the Consent Order requires Shieldalloy to provide financial assurance for the long-term operation and maintenance of the east and west slag piles at the Cambridge site, in the amount of approximately $1.2 million, which was funded as part of the Reorganization Plan, and an additional $0.1 million to fund extension of the annuity for an additional 900 years. Metallurg has accrued its best estimate of associated costs which it expects to substantially disburse over the next six years.

    As a result of historic manufacturing activities, slag piles that contain low levels of naturally occurring radioactivity have accumulated at the Cambridge and Newfield sites. These slag piles are subject to regulation by the NRC and state agencies. As related production has ceased at the Cambridge location, Shieldalloy is required to decommission the two slag piles at that facility and obtain approval from the State of Ohio and the NRC to stabilize and cap the slag piles. Authorization to cap on-site the larger slag pile at the Cambridge site has been approved as protective of human health and the environment by the State of Ohio. The NRC is expected to issue its final environmental impact statements for Cambridge in 1998. As Ohio did before it selected the cap on-site remedy, the NRC has considered a range of remedial alternatives including removal of the slag pile to an off-site disposal facility in previously issued draft environmental impact statements which have been circulated to the public. The estimated costs for off-site disposal approached $100.0 million; however, in the two draft environmental impact statements for Cambridge issued in 1995 and 1996 and presented for public comment at two public meetings in Cambridge, the NRC stated its current intention to accept the cap on-site alternative already adopted by Ohio. As long as Shieldalloy continues its ongoing efforts to sell the slag located at the Newfield location, the NRC will allow the slag pile to remain in place, subject to submission of a conceptual decommissioning plan and financial assurance for implementation of that plan. Metallurg's obligation for decommissioning costs for these sites is partially assured by cash funds held in trust. As a condition precedent to consummation of the Reorganization Plan, draws aggregating $1.5 million were made under prepetition letters of credit relating to both the Newfield and Cambridge facilities, and the proceeds were deposited in a trust fund for purposes of NRC decommissions.

    Metallurg is defending an action brought by local residents alleging personal injury and property damage from groundwater contamination and other exposure to hazardous materials allegedly originating from Metallurg's Newfield, New Jersey plant. Metallurg is vigorously defending this action. Metallurg believes that this matter is covered by its insurance and the costs of such defense are being borne by Metallurg's insurance carriers. Based on the damages being sought and the availability of insurance, Metallurg does not believe that the outcome of this litigation or the ongoing costs of defense will have a material adverse effect on Metallurg's operations or financial position.

    Metallurg has also provided for certain estimated costs associated with its sites in Germany and Brazil. Metallurg's German subsidiaries have accrued environmental liabilities in the amount of $4.7 million and $4.8 million at April 30, 1998 and January 31, 1998, respectively, to cover the costs of closing an off-site dump and for certain environmental conditions at a site in Nuremberg owned by a subsidiary. In Brazil, costs of $0.3 million and $0.4 million have been accrued at April 30, 1998 and January 31, 1998, respectively, to cover reclamation costs of the closed mine sites.

    In addition to its substantial remediation and monitoring obligations for historical contamination, Metallurg's ongoing operations at its Cambridge facility continue to be affected by actual and proposed changes to environmental laws and regulations involving the treatment, storage and disposal of classified hazardous wastes under the Resource Conservation and Recovery Act ("RCRA") and control of air emissions under the Clean Air Act Amendments of 1990 ("CAAA"), and under their state counterparts. In particular, Metallurg is currently considering various options in connection with its production of ferrovanadium, which may be affected by increasingly stringent sulfur dioxide emission limitations under the CAAA, and by the EPA's proposed reclassification of spent catalyst, one of Metallurg's raw materials, as a hazardous waste under RCRA. Spent catalyst currently makes up approximately 8.0% of Metallurg's raw materials. The combination of these pending regulatory requirements will compel Metallurg to monitor the cost and constituents of its raw product slate with increased care, and may require substantial capital expenditures at the Cambridge facility in order to install appropriate pollution control devices, reconfigure material handling facilities, or both, to allow Metallurg to process the most cost-effective raw product mix.

LEGAL PROCEEDINGS

    Metallurg and certain of its subsidiaries are parties to a variety of legal proceedings, none of which Metallurg believes is material, relating to their operations. Management does not expect that these matters, individually or in the aggregate, would have a material adverse impact on Metallurg's operations or financial position. For a discussion of pending litigation regarding environmental matters, see "-- Environmental Matters."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of the Issuer and with respect to Michael A. Standen, the President and Chief Executive Officer of Metallurg, Inc. (the "CEO"):

NAME                                            AGE                        POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Heinz C. Schimmelbusch....................          54   Director and President of the Issuer
Arthur R. Spector.........................          57   Director and Vice President of the Issuer
Michael R. Holly..........................          52   Director and Vice President of the Issuer
Michael A. Standen........................          61   President and Chief Executive Officer of Metallurg, Inc.
Douglas A. Fastuca........................          33   Treasurer of the Issuer

    Each director of the Issuer holds office until the next annual meeting of stockholders of the Issuer or until his or her successor has been elected and qualified. Officers of the Issuer are selected by the Board of Directors and serve at the discretion of the Board of Directors.

    HEINZ C. SCHIMMELBUSCH. Mr. Schimmelbusch is a Managing Director of the general partner and of the management company of Safeguard International. He is also Chairman of the Board, President and Chief Executive Officer of Allied Resource Corporation, a company he founded in 1994. Until 1994, Mr. Schimmelbusch was Chairman of the Management Board of Metallgesellschaft AG, Germany, a multi-billion dollar multinational company in the process industries, and Chairman of the Supervisory Board of LURGI AG, Germany's leading process engineering firm; of Buderus AG, a leading manufacturer of commercial and residential heating equipment; of Dynamit Nobel AG, a leading manufacturer of explosives; and Norddeutsche Affinerie AG, Europe's largest copper producer. Mr. Schimmelbusch also served on the Boards of several German and other foreign corporations and institutions, including Allianz Versicherungs AG, Munich; Philipp Holzmann AG, Frankfurt; Mobil Oil AG, Hamburg; Teck Corporation, Vancouver; and others. Mr. Schimmelbusch has been the founder and Chairman of a number of public companies in process industries, including: Inmet Corporation, Toronto, (formerly Metall Mining Corporation); Methanex Corporation, Vancouver; and B.U.S. Umweltservice AG, Frankfurt. Mr. Schimmelbusch is a director of Safeguard Scientifics, Inc., a position he has held since 1989, and of Arthur Treacher's Seafood Grill.

    ARTHUR R. SPECTOR. Mr. Spector is a Managing Director of the general partner and of the management company of Safeguard International. From January 1997 to March 1998, Mr. Spector served as a managing director of TL Ventures LLC, a venture capital management company organized to manage day-to-day operations of TL Ventures III L.P. and TL Ventures III Offshore L.P. From January 1995 through December 1996, Mr. Spector served as Director of Acquisitions of Safeguard Scientifics, Inc. From July 1992 until May 1995, Mr. Spector served as Vice Chairman and Secretary of Casino & Credit Services, Inc. From October 1991 to December 1994, Mr. Spector was Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector serves as Chairman of Neoware Systems, Inc., a manufacturer of thin-client computers; and as a director of USDATA Corporation, a company which produces factory and process automation software; and Docucorp International, Inc., a document automation company.

    MICHAEL R. HOLLY. Mr. Holly is a Managing Director of the general partner and of the management company of Safeguard International. He is also Executive Vice President and Chief Financial Officer of Puralube, Inc. a co-investment by Safeguard Scientifics, Inc. and Allied Resource Corporation which is commercializing a technology on a worldwide basis that re-refines used oil into high-quality base lube oils. Mr. Holly is a senior executive with over 30 years of combined experience in the areas of finance operations, marketing and strategic planning. Mr. Holly has spent the last five years providing merger and acquisition advisory services to a variety of companies, including the last four years working in close association with Safeguard Scientifics, Inc. Mr. Holly is a Certified Public Accountant and spent 12 years with Price Waterhouse LLP and three years with Coopers & Lybrand. For ten years, Mr. Holly served as the combined Chief Operating and Chief Financial Officer of a national professional services organization.

    MICHAEL A. STANDEN. Mr. Standen has worked at Metallurg for his entire professional career. He was appointed President and Chief Executive Officer in 1983 and Chairman in 1992. Mr. Standen joined LSM in 1961 and held positions in sales and purchasing management before he was appointed Joint Managing Director of LSM in 1977. He was elected to the Board of Directors of the Company in 1977.

    DOUGLAS A. FASTUCA. Mr. Fastuca is a Director of the management company of Safeguard International. Before joining Safeguard International, Mr. Fastuca was Director of Business Development in SEI Investment's Global Asset Management Unit from 1993 to 1997. He started his business career with General Electric holding financial assignments in manufacturing and international operations at GE Lighting and as a corporate auditor at GE Capital.

                                SHARE OWNERSHIP

    Safeguard International and the Investor Group beneficially own in the aggregate all of the outstanding equity of the Issuer (before giving effect to options to be issued to management).

                              CERTAIN TRANSACTIONS

    The management company of Safeguard International was paid a one-time financial advisory fee of $2.5 million for services performed, and reimbursed for various expenses incurred, in connection with the Acquisition Transactions. Certain members and employees of the management company are directors and officers of the Issuer.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    SENIOR NOTE INDENTURE. In April 1998, Metallurg completed the exchange of its 11% Series B Senior Notes due 2007 for an identical face amount of Senior Notes. The Senior Notes were issued in an aggregate principal amount of $100 million under the Senior Note Indenture and are senior, unsecured obligations of Metallurg.

    The Senior Notes bear interest at the rate of 11% per annum and mature on December 1, 2007. They are redeemable by Metallurg, from time to time, in whole or in part, in cash, after December 1, 2002 at the redemption price thereof, together with accrued and unpaid interest thereon to the date fixed for redemption. In addition, prior to December 1, 2000, up to 34% of the aggregate principal amount of the Senior Notes originally issued may be redeemed at the option of Metallurg, in whole or in part, at any time and from time to time, at 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net proceeds of one or more public equity offerings following which there is a public market, provided that at least 66% of the aggregate principal amount of the Senior Notes originally issued remain outstanding immediately after such redemption. The Senior Notes are also redeemable at the option of the holder thereof upon a Change of Control.

    An event of default under the Senior Notes includes, among other things, failure to make payments when due, defaults under certain other agreements or instruments of indebtedness, non-compliance with covenants, certain bankruptcy or insolvency events and any failure to comply with the terms of any Guaranty (as defined in the Senior Note Indenture). The covenants under the Senior Note Indenture applicable to the Company are substantially similar to the covenants in the Indenture.

    REVOLVING CREDIT FACILITY AND OTHER FINANCING ARRANGEMENTS. Metallurg has a credit facility with certain financial institutions led by BankBoston, N.A., as agent (the "Revolving Credit Facility"), which provides Metallurg, Shieldalloy and certain of their subsidiaries with up to $50.0 million of financing availability at a rate per annum equal to (i) the Alternate Base Rate plus 1.0% per annum, (the Alternate Base Rate is the greater of the Base Rate or the Federal Funds Effective Rate plus 0.5%) or (ii) the reserve adjusted Eurodollar rate plus 2.5% for interest periods of one, two or three months. The Revolving Credit Facility permits borrowings of up to $50.0 million for working capital requirements and general corporate purposes, up to $30.0 million of which may be used for letters of credit in the United States. Pursuant to the Revolving Credit Facility, BankBoston, N.A. through its London office, is providing up to DM 20.5 million (approximately $11.1 million) of financing to GfE and its subsidiaries (the "German Subfacility"), which is guaranteed by Metallurg and the other United States borrowers. Outstanding obligations under the Revolving Credit Facility are limited to a borrowing base based on eligible accounts receivable, eligible inventory and certain equipment. To the extent that the outstanding amounts to GfE and its subsidiaries exceed the borrowing base of those companies, a reserve will be established against the United States borrowing base. At April 30, 1998, there were no outstanding loans and $29.3 million of letters of credit outstanding in the United States under the Revolving Credit Facility and DM 2.1 million (approximately $1.2 million) outstanding under the German Subfacility. The Revolving Credit Facility and the German Subfacility contain various covenants that restrict, among other things, payments of dividends, share repurchases, capital expenditures, investments in subsidiaries and borrowings. Substantially all of the assets of the United States borrowers and guarantors under the Revolving Credit Facility are pledged to secure all of the obligations under the Revolving Credit Facility (including the German Subfacility), and all accounts receivable, inventory, the stock of GfE's subsidiaries and certain other assets are pledged to secure the German Subfacility. Metallurg used a portion of the proceeds of the offering of the Senior Notes to repay outstanding loans under the German Subfacility (but not to reduce the related commitment thereunder).

    In addition, several of the other foreign subsidiaries of Metallurg have credit facility arrangements with local banking institutions to provide funds for working capital and general corporate purposes. These local credit facilities contain restrictions that vary from company to company. At April 30, 1998, there was $1.7 million in outstanding loans under these local credit facilities.

    LSM has several credit facilities with Barclays Bank plc which provide LSM and its subsidiaries with up to L7.0 million (approximately $11.7 million) of borrowings, up to L3.8 million (approximately $6.4 million) of foreign exchange exposure and up to L2.3 million (approximately $3.8 million) for other ancillary banking arrangements including bank guarantees (the "LSM Credit Facility"). At April 30, 1998, there was L0.2 million (approximately $0.3 million) outstanding under the LSM Credit Facility. Borrowings under the LSM Credit Facility are payable on demand. The outstanding loans under the LSM Credit Facility bear interest at the lender's base rate plus 1.0%.

    On April 11, 1997, LSM entered into a term loan facility with NM Rothschild & Sons Limited in the amount of L5.0 million (approximately $8.1 million) (the "LSM Term Loan Facility"), the proceeds of which were used to make a dividend to Metallurg in order to fund the Reorganization Plan.

    EWW has committed lines of credit with several banks in the aggregate amount of DM 15.0 million (approximately $8.1 million) which reduce on an annual basis by DM 3.0 million beginning July 1, 1999 and currently bear interest at rates from 7.5% to 8.5%. As of April 31, 1998, there was DM 0.5 million (approximately $0.3 million) outstanding under this facility.

                          DESCRIPTION OF THE NEW NOTES

    The New Notes will be issued under an indenture, dated as of July 13, 1998 (the "Indenture"), by and between the Issuer and United States Trust Company of New York, as trustee (the "Trustee"). A copy of the Indenture is available upon request to the Issuer at the address set forth under "Available Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the New Notes and the Indenture, including the definitions therein of certain terms. For purposes of this Section, references to the "Company" shall mean Metallurg, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

GENERAL

    The New Notes will mature on July 15, 2008 and will be limited to an aggregate principal amount at maturity of $121.0 million. The New Notes will be issued at a substantial discount from their principal amount at maturity, and will accrete at a rate of 12 3/4% per annum, compounded semi-annually, from the date of issuance to July 15, 2003, at which date the New Notes will have accreted to an aggregate principal amount of $121.0 million. Cash interest will not accrue or be payable on the New Notes prior to such date. Commencing July 15, 2003, cash interest on the New Notes will accrue at the rate of 12 3/4% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2004, to the Persons who are registered holders of the New Notes at the close of business on the preceding January 1 or July 1, as the case may be. Accreted interest and stated interest, as applicable, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium and Liquidated Damages, if any, and interest on, the New Notes will be payable in immediately available funds, and the New Notes will be exchangeable and transferable, at an office or agency of the Issuer, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); PROVIDED, HOWEVER, that principal, premium, Liquidated Damages, if any, and interest with respect to New Notes the Holders of which have given wire instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of New Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

    The New Notes will be senior, secured obligations of the Issuer and will rank PARI PASSU with all senior indebtedness of the Issuer and senior to all subordinated indebtedness of the Issuer. All debt and other liabilities of the Issuer's Subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the New Notes. As of April 30, 1998, on a pro forma basis after giving effect to the Acquisition Transactions, the Issuer's Subsidiaries would have had approximately $279.4 million of balance sheet liabilities, of which $106.7 million would have been indebtedness. See "Risk Factors--Substantial Leverage" and "Risk Factors--Holding Company Structure; Effective Subordination."

    The Issuer and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Debt which the Issuer and the Restricted Subsidiaries may Incur, all such Debt may be Incurred by Subsidiaries and the amounts of such Debt could be substantial. See "--Certain Covenants--Limitation on Debt," "Risk Factors-- Substantial Leverage," "Risk Factors--Holding Company Structure; Effective Subordination" and "Description of Certain Indebtedness."

SECURITY FOR THE NEW NOTES

    The obligations of the Issuer with respect to the New Notes will be secured by an assignment and pledge to the Trustee of (a) all of the outstanding equity interests held by the Issuer in the Company (but not any other Subsidiary the Issuer may from time to time form or acquire) and (b) all promissory notes issued from time to time to the Issuer by the Company (but not by any other Subsidiary) (collectively, the "Collateral"). The security interests in the Collateral will be exclusive, first priority security interests. Absent any acceleration of the New Notes or failure to pay the same in full at maturity, the Issuer will generally be able to vote pledged securities and to receive distributions and other proceeds in respect thereof. In addition, so long as no Default or Event of Default is in existence at the time of or immediately after giving effect thereto, the Issuer will be permitted to cause the release of Collateral in connection with sales thereof otherwise made in accordance with the Indenture covenants.

    There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture following an Event of Default would be sufficient to satisfy the expenses of such foreclosure and fees and other amounts payable to the Trustee as well as payments due on the New Notes. In addition, the ability of holders of New Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy, particularly if such bankruptcy proceeding were to be commenced by or against the Issuer prior to the Trustee's having disposed of the Collateral.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the New Notes will not be redeemable at the option of the Issuer prior to July 15, 2003. Thereafter, the New Notes will be redeemable at the option of the Issuer, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                                                                                     REDEMPTION
YEAR                                                                                   PRICE
-----------------------------------------------------------------------------------  ---------
2003...............................................................................    106.375%
2004...............................................................................    104.250%
2005...............................................................................    102.125%
2006 and thereafter................................................................    100.000%

    In addition, prior to July 15, 2001, the Issuer may redeem up to a maximum of 34% of the aggregate principal amount at maturity of the originally issued New Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 112.750% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that after giving effect to any such redemption, at least 66% of the aggregate principal amount at maturity of the originally issued New Notes remains outstanding.

    In the case of a partial redemption, the Trustee shall select the New Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The New Notes may be redeemed in part in multiples of $1,000 only.

    Notice of any redemption will be sent by first class mail to the Holder of each New Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a New Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such New Note, a New Note or New Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, the Accreted Value will cease to increase and interest will cease to accrue on the New Notes or portions thereof called for redemption, unless (in the case of accrued interest) the Issuer defaults in the payment thereof.

SINKING FUND

    There are no sinking fund payments for the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of New Notes shall have the right to require the Issuer to repurchase all or any part of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon at the purchase date, if the purchase date is prior to July 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase date, if the purchase date is on or after July 15, 2003 (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Neither the Board of Directors nor the Trustee may waive the covenant relating to the right of each holder to redeem the New Notes upon a Change of Control. The Issuer's failure to make any required repurchases in the event of a Change of Control will create an immediate Event of Default with respect to the New Notes.

    Within 30 days following any Change of Control, the Issuer shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of New Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all New Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment, and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

    The Issuer will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

    The Change of Control repurchase feature is a result of negotiations between the Issuer and the Initial Purchaser. The Issuer's management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to certain covenants described below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

    The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" the Issuer's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Issuer to repurchase such New Notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all the assets of the Issuer may be uncertain.

    Future debt of the Issuer may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of New Notes of their right to require the Issuer to repurchase such New Notes could cause a default under existing or future debt of the Issuer, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to holders of New Notes upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Issuer's failure to purchase the New Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under the existing or future debt of the Issuer. The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding.

CERTAIN COVENANTS

    LIMITATION ON DEBT. The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (which includes, in the case of Restricted Subsidiaries, Preferred Stock) unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Coverage Ratio would be greater than 2.00 to 1.00 or (b) such Debt is Permitted Debt.

    The term "Permitted Debt" is defined to include the following:

        (a) Debt of the Issuer evidenced by the New Notes and represented by the Indenture up to the amounts specified therein as of the Issue Date, together with any accretion thereon, and the Exchange New Notes;

        (b) Debt of the Company and its subsidiaries evidenced by the Senior Notes and represented by the Senior Note Indenture;

        (c) Debt under the Credit Facility, PROVIDED that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding shall not exceed the greater of (i) $50.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to repay Debt under the Credit Facility and permanently reduce the loan commitment thereunder pursuant to the covenant described under "--Limitation on Asset Sales" and (ii) the sum of the amounts equal to (x) 65% of the book value of the inventory of the Issuer and the Restricted Subsidiaries and (y) 90% of the book value of the accounts receivable of the Issuer and the Restricted Subsidiaries, in each case as of the most recently ended quarter of the Issuer for which financial statements of the Issuer have been provided to the holders of New Notes (the greater of (i) and (ii) being the "Permitted Debt Amount"); PROVIDED, FURTHER, that the aggregate amount of Debt Incurred pursuant to this clause (c) together with the aggregate amount of Debt Incurred pursuant to clause (d) below shall not exceed an amount equal to the Permitted Debt Amount at any one time outstanding;

        (d) Debt of the Issuer or any Restricted Subsidiary under one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, foreign exchange, bankers acceptances or similar financial arrangements, and any Permitted Refinancing Debt Incurred with respect thereto, PROVIDEDthat the aggregate principal amount of all such Debt at any one time outstanding shall not exceed the sum of (i) 65% of the book value of the inventory of the Issuer or such Restricted Subsidiary and (ii) 90% of the book value of the accounts receivable of the Issuer or such Restricted Subsidiary, in each case as of the most recently ended quarter of the Issuer for which financial statements of the Issuer have been provided to the holders of the New Notes; PROVIDED, FURTHER, that the aggregate amount of Debt Incurred pursuant to this clause (d), together with the aggregate amount of Debt Incurred pursuant to clause (c) above shall not exceed the Permitted Debt Amount at any one time outstanding;

        (e) Debt in respect of Capital Lease Obligations and Purchase Money Debt, PROVIDED that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (e) (together with all outstanding Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to such clause (e)) does not exceed $15.0 million;

        (f) Debt of the Issuer owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owed to and held by the Issuer or another Restricted Subsidiary; provided, however, that any subsequent transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

        (g) Debt under Interest Rate Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the

    Issuer or such Restricted Subsidiary and not for speculative purposes, PROVIDED that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

        (h) Debt under Currency Exchange Protection Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Issuer or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

        (i) Debt Incurred in connection with cash pooling arrangements by and among the Issuer and its Restricted Subsidiaries, PROVIDED that no liability is required under GAAP to be reflected in the consolidated financial statements of the Issuer with respect thereto;

        (j) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (i) above;

        (k) Debt (other than Debt permitted by the immediately preceding paragraph or the other clauses of this paragraph) in an aggregate principal amount not to exceed $25.0 million; and

        (l) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses
    (a) and (k) above.

    Notwithstanding the two immediately foregoing paragraphs, the Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt pursuant to such paragraphs if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the New Notes to at least the same extent as such Subordinated Obligations.

    LIMITATION ON RESTRICTED PAYMENTS. The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

        (a) a Default or Event of Default shall have occurred and be continuing,

        (b) the Issuer could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" or

        (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from and after November 1, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

            (ii) Capital Stock Sale Proceeds,

           (iii) the amount by which Debt (other than Subordinated Obligations) of the Issuer or any other Restricted Subsidiary is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Debt of the Issuer or any other Restricted Subsidiary convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash or other Property distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange),

            (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary from such Person, and (B) the portion (proportionate to the Issuer's equity interest in such Unrestricted Subsidiary) of

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
       the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person, and

            (v) $5.0 million.

    Notwithstanding the foregoing limitation, the Issuer may:

        (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

        (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); PROVIDED, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c) (ii) above;

        (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

        (d) make Investments in an aggregate amount not to exceed $20.0 million; PROVIDED, HOWEVER, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

        (e) repurchase shares of, or options to purchase shares of, common stock of the Issuer or any of its Subsidiaries from employees or former employees of the Issuer or any of its Subsidiaries, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year; PROVIDED FURTHER, HOWEVER, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

        (f) expend up to $10.0 million for Restricted Payments in addition to the amounts in clauses (a) through (e); PROVIDED, HOWEVER, that, at the time of, and after giving effect to any such expenditure, no Default or Event of Default shall have occurred and be continuing and provided further, however, that such expenditures shall be excluded from the calculation of the amount of Restricted Payments; or

        (g) make Restricted Payments required for any dissenters' rights payments arising in connection with the Merger, but solely using up to $10.0 million of the net proceeds from the sale of the New Notes.

    LIMITATION ON LIENS. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the New Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Issuer or any Restricted Subsidiary secured by such Lien.

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
    LIMITATION ON ASSET SALES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Issuer or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents; and (c) the Issuer delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b). For purposes of this covenant, the following are deemed to be cash: (x) the amount of any liabilities (other than liabilities that are by their terms subordinated to any other Debt of the Issuer or such Restricted Subsidiary, as the case may be) of the Issuer or such Restricted Subsidiary (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the New Notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale, as a result of which the Issuer or the Restricted Subsidiaries are no longer obligated with respect to such liabilities and (y) securities received by the Issuer or any Restricted Subsidiary from the transferee that are immediately converted by the Issuer or such Restricted Subsidiary into cash.

    The Net Available Cash (or any portion thereof) from Asset Sales (or an amount equal thereto) may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to prepay, repay, legally defease or purchase Senior Debt of the Issuer or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to the Issuer or an Affiliate of the Issuer); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary in an amount equal to such Net Available Cash received by the Issuer or another Restricted Subsidiary); PROVIDED, HOWEVER, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, the Issuer or such other Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

    In the event that any Net Available Cash from an Asset Sale (or an amount equal thereto) is not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash, such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to purchase (the "Prepayment Offer") the New Notes which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the Accreted Value thereof plus Liquidated Damages, if any, to the purchase date, if such purchase is prior to July 15, 2003, or 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date, if such purchase is on or after July 15, 2003 (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for purchase in accordance with the Indenture, the Issuer may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

    Within ten business days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer shall send a written notice, by first-class mail, to the holders of New Notes, accompanied by such information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

    The Issuer will comply, to the extent applicable, with the requirements of
Section 14 (e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to
(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Issuer or any other Restricted Subsidiary, except that any Debt owed by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary may be subordinated in right of payment to other Debt obligations of such Restricted Subsidiary, (b) make any loans or advances to the Issuer or any other Restricted Subsidiary, except that any repayment obligations of the Issuer or any other Restricted Subsidiary in respect of such loans or advances may be subordinated in right of payment to other Debt obligations of the Issuer or such other Restricted Subsidiary or (c) transfer any of its Property to the Issuer or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer or (C) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clause (i) (A) or (B) above or in clause (ii) (A) or (B) below, PROVIDED such restriction is not materially less favorable to the holders of New Notes than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and is not prohibited from being secured without also securing the New Notes or pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Issuer or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (D) customary restrictions contained in asset sale or stock purchase agreements limiting the transfer of such Property pending the closing of such transaction or (E) any restriction imposed by applicable law.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing and (ii) no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Issuer, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) (ii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $15.0 million, the Issuer obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Issuer or such Restricted Subsidiary, as the case may be.

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
    Notwithstanding the foregoing limitation, the Issuer or any Restricted Subsidiary may enter into or suffer to exist the following:

        (1) any transaction or series of transactions between the Issuer and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, PROVIDED that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Issuer (other than a Restricted Subsidiary);

        (2) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

        (3) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Issuer or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor; and

        (4) the payment of reasonable fees to directors of the Issuer or such Restricted Subsidiary (x) who are not employees of the Issuer or any Restricted Subsidiary or (y) who are employees of the Issuer or any Restricted Subsidiary, provided that such fees are consistent with the past practices of the Issuer or such Restricted Subsidiary.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Issuer or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without securing the New Notes pursuant to the covenant described under "--Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "--Limitation on Asset Sales."

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Board of Directors may designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Issuer or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Issuer. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary; PROVIDED, HOWEVER, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Issuer could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

    Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an

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Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuer's fiscal year, within 90 days after the end of such fiscal year).

    LIMITATION ON LINES OF BUSINESS

    The Issuer and its Restricted Subsidiaries shall be prohibited from directly or indirectly engaging to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors, is a Related Business.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Issuer and its Restricted Subsidiaries shall be prohibited from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

    The Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Issuer shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Issuer; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Issuer, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt"; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Issuer immediately prior to such transaction or series of transactions; and (g) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

    The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture, but the predecessor Company in the case of a sale, transfer, assignment,

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lease, conveyance or other disposition shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the New Notes.

SEC REPORTS

    Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the Commission and provide the Trustee and holders of New Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided within 15 days after the times specified for the filing of such information, documents and reports under such Sections; PROVIDED, HOWEVER, that the Issuer shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. The Issuer shall file with the Commission and provide the Trustee and holders of New Notes with the information, documents and reports described herein whether or not the Exchange Offer Registration Statement (as defined under "Exchange Offer; Registration Rights") has been filed or declared effective.

EVENTS OF DEFAULT

    Events of Default in respect of the New Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the New Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the New Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "--Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the New Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Issuer as provided below; (e) a default under any Debt by the Issuer or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $5.0 million (the "cross-acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million shall be rendered against the Issuer or any Restricted-Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) certain events involving bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary (the "bankruptcy provisions"); and (h) an event of default under a document governing a pledge of Collateral.

    A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the New Notes then outstanding notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

    The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

    The Indenture provides that if an Event of Default with respect to the New Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare to be immediately due and payable the Accreted Value of all the New Notes then outstanding (if prior to July 15, 2003) or the principal amount of all the New Notes then outstanding, plus

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accrued but unpaid interest to the date of acceleration (if on or after July 15,
2003). In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary shall occur, such amount with respect to all the New Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the New Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the New Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the New Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the New Notes.

    No holder of New Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Discount Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Discount Note on or after the respective due dates expressed in such Discount Note.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Discount Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding Discount Note, no amendment may, among other things, (a) reduce the amount of New Notes whose holders must consent to an amendment or waiver, (b) reduce the accretion rate or reduce the rate of or extend the time for payment of interest on any Discount Note, (c) reduce the principal of or extend the Stated Maturity of any Discount Note, (d) make any Discount Note payable in money other than that stated in the Discount Note, (e) impair the right of any holder of the New Notes to institute suit for the enforcement of any payment on or with respect to such holder's New Notes, (f) subordinate the New Notes to any other obligation of the Issuer, (g) release any security interest that may have been granted in favor of the holders of the New Notes (except in accordance with the existing Collateral release provisions of the Indenture), (h) reduce the premium payable upon the redemption or repurchase of any Discount Note as described under "--Optional Redemption," or "-- Repurchase at the Option of Holders Upon a Change of Control," or (i) at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or any Prepayment Offer relating thereto must be made or at which the New Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer.

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    Without the consent of any holder of the New Notes, the Issuer and the
Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f) (2) (B) of the Code), to secure the New Notes, to add to the covenants of the Issuer for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder of the New Notes, or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the holders of the New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Issuer is required to mail to each registered holder of the New Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Issuer at any time may terminate all its obligations under or relating to the New Notes, the Collateral and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Issuer at any time may terminate its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants," the operation of the cross-acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the Collateral cross-default provisions described under "--Events of Default" above and the limitations contained in clauses (d) (with respect to the covenants described under "--Certain Covenants"), (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above ("covenant defeasance"). Upon a covenant defeasance, any Collateral would be released. The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

    If the Issuer exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "--Certain Covenants", (e), (f), (g) (with respect only to Significant Subsidiaries) or (h) under "--Events of Default" above or because of the failure of the Issuer to comply with clauses (d) (with respect to the covenants described under "--Certain Covenants"), (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above.

    In order to exercise either defeasance option, the Issuer must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the New Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of

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Counsel must be based on a ruling of the Internal Revenue Service ("IRS") or other change in applicable United States federal income tax law).

GOVERNING LAW

    The Indenture and the New Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

    United States Trust Company of New York is the Trustee under the Indenture.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" means, as of any date of determination prior to July 15, 2003, the sum of (a) the initial offering price of each Discount Note and (b) the portion of the excess of the principal amount of each Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 12 3/4% per annum of the initial offering price of the New Notes, compounded semi-annually on each January 15 and July 15, commencing January 15, 1999, from the date of issuance of the New Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

    "ADDITIONAL ASSETS" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Issuer or any Restricted Subsidiary and used in a Related Business; (b) the costs of improving or developing any Property owned by the Issuer or a Restricted Subsidiary which is used in a Related Business; or (c) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than an Affiliate of the Issuer; PROVIDED, HOWEVER, that, in the case of clause (c), such Restricted Subsidiary is primarily engaged in a Related Business.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates," "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "ASSET SALE" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) (other than the grant of a security interest) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction

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(each referred to for the purposes of this definition as a "disposition"), of
(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" only, any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (iii) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property," (iv) any disposition of Property or equipment that has become obsolete or otherwise unsuitable for use in connection with the business of the Issuer or such Restricted Subsidiary or (v) any disposition or series of related dispositions of assets having a Fair Market Value and sale price of less than $500,000).

    "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at the interest rate borne by the New Notes (whether or not cash interest is then accruing), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

    "BOARD OF DIRECTORS" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

    "CAPITAL LEASE OBLIGATIONS" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

    "CAPITAL STOCK" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests, membership interests in limited liability companies or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

    "CAPITAL STOCK SALE PROCEEDS" means the aggregate cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) by the Issuer of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

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        (a) if (i) any "Person" or "group" (as such terms are used in Sections
    13(d) (3) and 14(d) (2) of the Exchange Act or any successor provisions to either of the foregoing) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Issuer and (ii) the Permitted Holders are "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of all classes of the Voting Stock of the Issuer than such other Person or group referred to in clause (i) (for purposes of this clause (a), such Person or group, and the Permitted Holders, shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

        (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly of all or substantially all the assets of the Issuer and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Issuer merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

        (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (d) the shareholders of the Issuer shall have approved any plan of liquidation or dissolution of the Issuer.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Fixed Charges for such four fiscal quarters; PROVIDED, HOWEVER, that (i) if the Issuer or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt, or both, Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period,
(ii) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if

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positive) directly attributable to the Property which is the subject of such
Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Debt of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Sale, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Fixed Charges for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iii) if since the beginning of such period the Issuer shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Debt of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its Restricted Subsidiaries in connection with such Public Equity Offering for such period, (iv) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, (v) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (ii), (iii) or (iv) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of Property occurred on the first day of such period and (vi) if since the beginning of such period any Restricted Subsidiary shall have obtained relief from any limitation on the ability of such Restricted Subsidiary to pay dividends to the Issuer, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if the ability of such Restricted Subsidiary to pay dividends to the Issuer had not been so limited from the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and as further contemplated by the definition of the term "pro forma." If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period plus (b) all Preferred Stock Dividends (other than to the Issuer or a Wholly Owned Subsidiary, and other than Redeemable Dividends) paid, accrued, declared or accumulated during such period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Issuer or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest, (d) noncash interest expenses, (e) to the extent required under GAAP to be reflected as interest expense in the consolidated financial statements of the Issuer, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, (f) to the extent required under GAAP to be reflected as an expense in the consolidated financial statements of the Issuer, net costs

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associated with Hedging Obligations (including amortization of fees), (g)
Redeemable Dividends, (h) interest incurred in connection with Investments in discontinued operations, (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Issuer or any of its Restricted Subsidiaries and (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Debt Incurred by such plan or trust.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Issuer and its consolidated Subsidiaries, less the aggregate amount of recurring expenditures made by the Issuer and its consolidated Subsidiaries during such period with respect to environmental matters which were not deducted in determining such net income (loss) as a result of the adoption of American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities"; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Issuer's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent of the Issuer's obligation to fund such net loss in cash, (b) any net income (loss) of any Person acquired by the Issuer or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary, to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary to the Issuer is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument (other than agreements and instruments limiting dividends or distributions by the Company, and not any other Restricted Subsidiary, to the stockholders of the Company or such other Restricted Subsidiary) or any governmental regulation applicable to such Restricted Subsidiary, (d) any gain (loss) realized upon the sale or other disposition of any Property of the Issuer or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (e) any extraordinary gain or loss and (f) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c) (iv) thereof.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Issuer ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Issuer plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

    "CREDIT FACILITY" means one or more debt facilities with banks or other institutional lenders (including pursuant to (a) the Loan Agreement dated April 14, 1997, as amended, by and among the Company, certain subsidiaries of the Company named therein, BankBoston, N.A. and the other Banks party thereto, and BankBoston, N.A. as agent for such Banks, (b) the Loan Agreement dated October 20, 1997, as amended, by and among GfE, certain of its subsidiaries and BankBoston, N.A., Frankfurt Branch and (c) each of the Loan Documents (as defined in such Loan Agreements) relating to such Loan Agreements)

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providing for revolving credit loans, term loans, receivables financing
(including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, foreign exchange, bankers' acceptances or similar financial arrangements, in each case as amended, restated, supplemented or modified and in effect from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

    "CURRENCY EXCHANGE PROTECTION AGREEMENT" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

    "DEBT" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by New Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in aspect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and customer advance payments or deposits arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through
(e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through
(f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED that the amount outstanding at any time of any Debt issued with OID is the face amount of such Debt less the remaining unamortized portion of the OID of such Debt at such time as determined in accordance with GAAP.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means, with respect to any Person, Redeemable Stock of such Person as to which (a) the maturity, (b) mandatory redemption or (c) redemption, conversion or exchange at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the New Notes; PROVIDED, HOWEVER, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt or Disqualified Stock solely at the option of the issuer thereof.

    "EBITDA" means, for any period, an amount equal to, for the Issuer and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent

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reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other noncash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EVENT OF DEFAULT" has the meaning set forth under "--Events of Default."

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value of less than $5.0 million, by any Officer of the Issuer or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

    "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

    "GFE" means GfE Gesellschaft fur Elektrometallurgie mbH.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATION" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

    "INCUR" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such

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Debt or obligation on the balance sheet of such Person (and "Incurrence" and
"Incurred" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; PROVIDED FURTHER, HOWEVER, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, PROVIDED that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

    "INDEPENDENT APPRAISER" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Issuer.

    "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

    "INVESTMENT" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capita Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "--Certain Covenants--Limitation on Restricted Payments," "--Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less
(b) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

    "ISSUE DATE" means the date on which the New Notes are initially issued.

    "LIEN" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

    "LSM" means London & Scandinavian Metallurgical Co., Limited.

    "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

    "NET AVAILABLE CASH" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other noncash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all United States federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a

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consequence of such Asset Sale, whether paid or payable, (b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

    "OFFICER" means the Chairman, President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer or any Vice President of the Issuer.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal executive officer or principal financial officer of the Issuer, and delivered to the Trustee.

    "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

    "PERMITTED HOLDERS" means (i) Safeguard International Fund, L.P., State of Michigan Retirement Systems -- Safeguard Limited Partnership, Safeguard Scientifics (Delaware), Inc., Dr. Heinz Schimmelbusch, Arthur R. Spector and Michael Holly, or any Person of which any of the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 51% of the voting power of all classes of Voting Stock of such Person (exclusive of any matters as to which class voting rights exist) or any Person which "beneficially owns" (as defined above) voting securities representing at least 51% of the voting power of all classes of Voting Stock of any of the foregoing (exclusive of any matters as to which class voting rights exist); and (ii) any Person who beneficially owns Voting Stock of the Issuer on the Issue Date so long as the Permitted Holders specified under clause (i) above beneficially own in the aggregate at least 10% of the Voting Stock of the Issuer.

    "PERMITTED INVESTMENT" means any Investment by the Issuer or a Restricted Subsidiary in (a) the Issuer, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, PROVIDED that the primary business of such Restricted Subsidiary is a Related Business;
(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Issuer or a Restricted Subsidiary, PROVIDED that such Person's primary business is a Related Business; (c) Temporary Cash Investments; (d) receivables owing to the Issuer or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary, as the case may be, PROVIDED that such loans and advances do not exceed $2.5 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments; and (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales."

    "PERMITTED LIENS" means:

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        (a) Liens to secure Debt permitted to be Incurred under clause (a) of the first paragraph or clause (a), (c) or (d) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt";

        (b) Liens to secure Debt permitted to be Incurred under clause (e) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," PROVIDED that any such Lien may not extend to any Property of the Issuer or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

        (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

        (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, on the Property of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

        (e) Liens on the Property of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements-performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

        (f) Liens on Property at the time the Issuer or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other Property of the Issuer or any Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that such Liens shall not have been Incurred in anticipation or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Issuer or any Restricted Subsidiary;

        (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other Property of the Issuer or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; PROVIDED FURTHER, HOWEVER, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

        (h) pledges or deposits by the Issuer or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

        (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

        (j) Liens in favor of the Issuer;

        (k) Liens existing on the Issue Date not otherwise described in clauses
    (a) through (j) above;

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        (l) Liens on the Property of the Issuer or any Restricted Subsidiary to
    secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (k) above; PROVIDED, HOWEVER, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Issuer or a Restricted Subsidiary in connection with such Refinancing; or

        (m) Liens not otherwise permitted by clauses (a) through (l) above encumbering assets having an aggregate Fair Market Value not in excess of $25.0 million.

    "PERMITTED REFINANCING DEBT" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; PROVIDED, HOWEVER, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Issuer or (y) Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

    "PERSON" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

    "PREFERRED STOCK DIVIDENDS" means for any dividend with respect to Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory United States federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

    "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Issuer, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Issuer, as the case may be.

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of common stock of the Issuer or the Company pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (a) a Public Equity Offering has been consummated and (b) at least 10% of the total issued and outstanding common stock of the Issuer or the Company, as the case may be, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "PURCHASE MONEY DEBT" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed and (b) Incurred to finance the acquisition (including costs of design and installation) by the Issuer or a Restricted Subsidiary of such asset, including additions and improvements; PROVIDED, HOWEVER, that such Debt is incurred within 180 days after such acquisition of such asset by the Issuer or a Restricted Subsidiary.

    "REDEEMABLE DIVIDEND" means, for any dividend with respect to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory United States federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case, at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock.

    "REFINANCE" means, in respect of any Debt, to refinance, extend, renew, refund, replace, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

    "RELATED BUSINESS" means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date.

    "RESTRICTED PAYMENT" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Issuer or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Issuer or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Redeemable Stock) of the Issuer; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Affiliate of the Issuer (other than from the Issuer or a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Issuer that is not Disqualified Stock); (c) the purchase, repurchase, redemption, acquisition, defeasance or retirement for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or (d) any Investment (other than Permitted Investments) in any Person.

    "RESTRICTED SUBSIDIARY" means (a) any Subsidiary of the Issuer unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under

"--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

    "SALE AND LEASEBACK TRANSACTION" means any arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such Property to another Person and the Issuer or a Restricted Subsidiary leases it from such Person.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SENIOR DEBT" of the Issuer means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest in respect of (i) Debt of the Issuer for borrowed money and (ii) Debt of the Issuer evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Issuer is responsible or liable; (b) all Capital Lease Obligations of the Issuer; (c) all obligations of the Issuer (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or
(iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Issuer and all obligations under any title retention agreement permitted under the Indenture and (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Issuer is responsible or liable as Guarantor; PROVIDED, HOWEVER, that Senior Debt shall not include (a) Debt of the Issuer that is by its terms subordinate in right of payment to the New Notes; (B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Issuer to trade creditors created or assumed by the Issuer in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for United States federal, state, local or other taxes owed or owing by the Issuer; (E) any obligation of the Issuer to any Subsidiary; or (F) any obligations with respect to any Capital Stock of the Issuer.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Debt of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Notes pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, in respect of any Person, any corporation, company, association, partnership, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "TEMPORARY CASH INVESTMENTS" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; and (d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

    "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of the Issuer that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto and (b) any Subsidiary of an Unrestricted Subsidiary.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "VOTING STOCK" of any Person means all shares or other equivalents of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares and shares held by third parties which, in the aggregate, represent no more than 2% of the outstanding Voting Stock of such Restricted Subsidiary) is at such time owned, directly or indirectly, by the Issuer and its other Wholly Owned Subsidiaries.

BOOK-ENTRY SYSTEM

    The certificates representing the New Notes will be issued in fully registered form. The New Notes initially will be represented by a single, permanent global New Note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee.

    Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Note purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchaser. Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

    Payment of principal of and interest on New Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the Indenture. The Issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated New Notes only if (a) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Issuer in its discretion at any time determines not to have all the New Notes represented by such Global Note, or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes represented by such Global Note. Any Global Note that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated New Notes, (a) certificated New Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,
(b) payment of principal of, and premium, if any, and interest on, the certificated New Notes will be payable, and the transfer of the certificated New Notes will be registerable, at the office or agency of the Issuer maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

    So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee or the Initial Purchaser will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until       , 1998, all dealers effecting transactions in the Exchange
Securities may be required to deliver a Prospectus.

    The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the Expiration Date, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The legality of the New Notes being offered hereby will be passed upon for the Issuer by Rogers & Wells LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Metallurg as of and for the three quarters ended January 31, 1998, as of and for the quarter ended March 31, 1997, and as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet of the Issuer at June 29, 1998, included in this Prospectus and Registration Statement has been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AUDITED FINANCIAL STATEMENTS OF METALLURG, INC.:
  Independent Auditors' Report.............................................................................        F-2
  Statements of Consolidated Operations for the Three Quarters Ended January 31, 1998, the Quarter Ended
    March 31, 1997 and the Years Ended December 31, 1996 and 1995..........................................        F-3
  Consolidated Balance Sheets at January 31, 1998, March 31, 1997 and December 31, 1996....................        F-4
  Statements of Consolidated Cash Flows for the Three Quarters Ended January 31, 1998, the Quarter Ended
    March 31, 1997 and the Years Ended December 31, 1996 and 1995..........................................        F-5
  Notes to Consolidated Financial Statements for the Three Quarters Ended January 31, 1998, the Quarter
    Ended March 31, 1997 and the Years Ended December 31, 1996 and 1995....................................        F-6

AUDITED FINANCIAL STATEMENT SCHEDULE OF METALLURG, INC.:
  Schedule VIII--Valuation and Qualifying Accounts and Reserves............................................       F-42

UNAUDITED FINANCIAL STATEMENTS OF METALLURG, INC.:
  Condensed Statements of Consolidated Operations for the Quarters Ended April 30, 1998 and March 31,
    1997...................................................................................................       F-43
  Condensed Statements of Consolidated Comprehensive Income for the Quarters Ended April 30, 1998 and March
    31, 1997...............................................................................................       F-44
  Condensed Consolidated Balance Sheets at April 30, 1998 and January 31, 1998.............................       F-45
  Condensed Statements of Consolidated Cash Flows for the Quarters Ended April 30, 1998 and March 31,
    1997...................................................................................................       F-46
  Notes to Condensed Consolidated Financial Statements.....................................................       F-47

AUDITED FINANCIAL STATEMENTS OF METALLURG HOLDINGS, INC.:
  Report of Independent Public Accountants.................................................................       F-53
  Consolidated Balance Sheet of the Issuer at June 29, 1998................................................       F-54
  Notes to Consolidated Balance Sheet......................................................................       F-55

                          INDEPENDENT AUDITORS' REPORT

Metallurg, Inc.:

    We have audited the accompanying consolidated balance sheets of Metallurg, Inc. and consolidated subsidiaries as of January 31, 1998 and March 31, 1997 (Reorganized Company balance sheets) and December 31, 1996 (Predecessor Company balance sheet) and the related statements of consolidated operations and of consolidated cash flows for the three quarters ended January 31, 1998 (Reorganized Company operations), the quarter ended March 31, 1997 and for each of the two years in the period ended December 31, 1996 (Predecessor Company operations). Our audits also included the financial statement schedule, Schedule VIII--Valuation and Qualifying Accounts and Reserves, appearing on page F-42. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Notes 1 and 2 to the consolidated financial statements, on April 14, 1997, the U.S. Bankruptcy Court for the Southern District of New York entered an order confirming the Company's plan of reorganization which became effective after the close of business on that day. Accordingly, the accompanying consolidated balance sheets as of January 31, 1998 and March 31, 1997 and the statements of consolidated operations and of consolidated cash flows for the three quarters ended January 31, 1998 have been prepared in conformity with the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 2.

    In our opinion, the Reorganized Company's balance sheets present fairly, in all material respects, the financial position of Metallurg, Inc. and consolidated subsidiaries at January 31, 1998 and March 31, 1997 and the results of their consolidated operations and their consolidated cash flows for the three quarters ended January 31, 1998, and the Predecessor Company consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated financial position at December 31, 1996 and the results of their consolidated operations and their consolidated cash flows for the quarter ended March 31, 1997 and for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 1 to the consolidated financial statements, effective January 1, 1996, the Company elected early adoption of the American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities."

DELOITTE & TOUCHE LLP
New York, New York
April 1, 1998

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   REORGANIZED
                                                     COMPANY            PREDECESSOR COMPANY
                                                   -----------  -----------------------------------
                                                      THREE                   YEAR         YEAR
                                                    QUARTERS     QUARTER      ENDED        ENDED
                                                      ENDED       ENDED     DECEMBER     DECEMBER
                                                   JANUARY 31,  MARCH 31,      31,          31,
                                          NOTES       1998        1997        1996         1995
                                        ---------  -----------  ---------  -----------  -----------
Gross volume..........................          1   $ 499,998   $ 162,337   $ 695,095    $ 755,927
                                                   -----------  ---------  -----------  -----------
                                                   -----------  ---------  -----------  -----------
Sales.................................          1   $ 476,426   $ 155,427   $ 648,816    $ 688,002
Commission income.....................          1         541         160       1,186        1,362
                                                   -----------  ---------  -----------  -----------
  Total revenue.......................                476,967     155,587     650,002      689,364

Cost of sales.........................          1     410,033     134,060     566,538      603,535
                                                   -----------  ---------  -----------  -----------
  Gross margin........................                 66,934      21,527      83,464       85,829
Selling, general and administrative
  expenses............................                 43,563      15,046      57,103       52,842
Environmental expenses................          1      --          --          37,582        5,624
Restructuring charges.................          1      --          --          --           11,658
                                                   -----------  ---------  -----------  -----------
  Operating income (loss).............                 23,371       6,481     (11,221)      15,705

Other:
  Other income (expense), net.........         13       1,805       3,179      (6,759)           7
  Interest income (expense), net......       2, 9      (5,653)       (245)      1,473       (1,949)
  Reorganization expense..............          2      --          (2,663)     (3,535)      (3,927)
  Fresh-start revaluation.............          2      --           5,107      --           --
                                                   -----------  ---------  -----------  -----------
Income (loss) before income tax
  provision and extraordinary item....                 19,523      11,859     (20,042)       9,836
Income tax provision (benefit)........      1, 11      12,459      (3,063)      8,453        8,171
                                                   -----------  ---------  -----------  -----------
Income (loss) before extraordinary
  item................................                  7,064      14,922     (28,495)       1,665
Extraordinary item, net of tax........          2        (792)     43,032      --           --
                                                   -----------  ---------  -----------  -----------
Net income (loss).....................              $   6,272   $  57,954   $ (28,495)   $   1,665
                                                   -----------  ---------  -----------  -----------
                                                   -----------  ---------  -----------  -----------

Common shares and common share
  equivalents.........................          1       4,956
                                                   -----------
                                                   -----------

Basic and diluted earnings per share:
  Income before extraordinary item....              $    1.43
  Extraordinary item, net of tax......                   (.16)
                                                   -----------
  Net income..........................              $    1.27
                                                   -----------
                                                   -----------

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                             PREDECESSOR
                                                                                    REORGANIZED COMPANY        COMPANY
                                                                                  ------------------------  -------------
                                                                                  JANUARY 31,   MARCH 31,   DECEMBER 31,
                                                                        NOTES        1998         1997          1996
                                                                        -----     -----------  -----------  -------------
ASSETS                                                                                           (Note 2)
Current Assets:
  Cash and cash equivalents........................................           1   $   43,003   $   30,340   $    63,274
  Trade receivables, less allowance for doubtful accounts (1998:
    $1,700; 1997: $-0-; 1996: $4,303)..............................           1       83,931       94,150        88,595
  Inventories......................................................        1, 5      117,589      109,258       106,363
  Prepaid expenses and other current assets........................                   14,239       16,312        14,315
  Assets held for sale.............................................           1       --            1,180         1,843
                                                                                  -----------  -----------  -------------
    Total current assets...........................................                  258,762      251,240       274,390
Investments in affiliates..........................................           1        1,610        1,461         2,938
Property, plant and equipment, net.................................        1, 6       41,502       38,907        47,885
Other assets.......................................................          14       17,912       14,096         6,413
                                                                                  -----------  -----------  -------------
    Total..........................................................               $  319,786   $  305,704   $   331,626
                                                                                  -----------  -----------  -------------
                                                                                  -----------  -----------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt..................................................           9   $    2,836   $   13,500   $    13,468
  Current portion of long-term debt................................           9        1,180        1,277         1,352
  Trade payables...................................................                   51,308       55,947        48,264
  Accrued expenses.................................................                   24,022       25,351        21,599
  Current portion of environmental liabilities.....................       1, 14        6,553        5,270         9,374
  Taxes payable....................................................          11        5,106        6,579         6,599
                                                                                  -----------  -----------  -------------
    Total current liabilities......................................                   91,005      107,924       100,656
                                                                                  -----------  -----------  -------------
Long-term Liabilities:
  Long-term debt...................................................           9      103,133       51,711         5,049
  Accrued pension liabilities......................................        1, 8       38,351       41,090        43,926
  Environmental liabilities, net...................................       1, 14       38,527       42,865        34,637
  Other liabilities................................................                    6,999       12,114         9,640
                                                                                  -----------  -----------  -------------
    Total long-term liabilities....................................                  187,010      147,780        93,252
                                                                                  -----------  -----------  -------------
Liabilities Subject to Compromise..................................           7       --           --           179,897
                                                                                  -----------  -----------  -------------
    Total liabilities..............................................                  278,015      255,704       373,805
                                                                                  -----------  -----------  -------------
Commitments and Contingencies......................................          15       --           --           --

Shareholders' Equity (Deficit):
Common stock--1998 and 1997: par value $.01 per share, authorized
  15,000,000 shares, issued and outstanding 4,956,406 shares; 1996:
  stated value $10 per share, authorized 10,000 shares, issued and
  outstanding 2,005 shares.........................................          12           50           50            20
Preferred stock--1996: par value $100 per share, authorized 300,000
  shares, no shares issued and outstanding.........................          12       --           --           --
Additional paid-in capital.........................................          12       40,209       49,950       --
Cumulative foreign currency translation adjustment.................          12          673       --            15,755
Retained earnings (deficit)........................................                      839       --           (57,954  )
                                                                                  -----------  -----------  -------------
    Total shareholders' equity (deficit)...........................                   41,771       50,000       (42,179  )
                                                                                  -----------  -----------  -------------
      Total........................................................               $  319,786   $  305,704   $   331,626
                                                                                  -----------  -----------  -------------
                                                                                  -----------  -----------  -------------

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (IN THOUSANDS)

                                             REORGANIZED
                                               COMPANY
                                            -------------          PREDECESSOR COMPANY
                                                THREE      -----------------------------------
                                              QUARTERS        QUARTER         YEARS ENDED
                                                ENDED          ENDED          DECEMBER 31,
                                             JANUARY 31,     MARCH 31,    --------------------
                                                1998           1997         1996       1995
                                            -------------  -------------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................    $   6,272      $  57,954    $ (28,495) $   1,665
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Executive stock awards..................        1,250            500       --         --
  Extraordinary item, net of taxes........       --            (43,032)      --         --
  Fresh-start revaluation.................       --             (5,107)      --         --
  Depreciation and amortization...........        5,320          2,143       10,688     15,296
  Gain on sales of assets.................       (1,848)        (3,266)      (3,597)    (1,971)
  Reorganization expense, net of
    payments..............................       (4,298)         1,538          894       (609)
  Deferred income taxes...................        5,338         (3,767)         (51)      (229)
  Provision for doubtful accounts.........        1,100            162          696      1,669
  Provision for environmental costs, net
    of payments...........................       (2,468)          (256)      32,473        783
  Provision for restructuring costs.......       --             --           --         11,658
  Provision for allowed claims............       --             --           10,547     --
  Other, net..............................        3,659          3,057        5,961     (9,032)
                                            -------------  -------------  ---------  ---------
    Total.................................       14,325          9,926       29,116     19,230

Changes in operating assets and
  liabilities:
  Decrease (increase) in trade
    receivables...........................        8,791        (20,272)       9,916     (1,917)
  (Increase) decrease in inventories......      (14,853)        (6,120)      14,308    (10,517)
  Decrease (increase) in other current
    assets................................        1,961           (355)      (1,210)     5,850
  (Decrease) increase in trade payables
    and accrued expenses..................       (5,650)        18,895        1,412      2,857
  Decrease in prepetition liabilities.....       --                (39)        (189)      (263)
  Receipt from environmental trust, net...       --              5,928       --         --
  Other assets and liabilities, net.......       (4,920)        (1,547)      (5,688)    (9,582)
                                            -------------  -------------  ---------  ---------
    Net cash (used in) provided by
      operating activities................         (346)         6,416       47,665      5,658
                                            -------------  -------------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and
  equipment...............................       (9,447)        (2,774)      (9,531)    (6,712)
Proceeds from asset sales.................        3,747          4,966        5,806      2,663
Other, net................................           14            (25)      (1,294)       104
                                            -------------  -------------  ---------  ---------
    Net cash (used in) provided by
      investing activities................       (5,686)         2,167       (5,019)    (3,945)
                                            -------------  -------------  ---------  ---------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                                 (IN THOUSANDS)

                                             REORGANIZED
                                               COMPANY
                                            -------------          PREDECESSOR COMPANY
                                                THREE      -----------------------------------
                                              QUARTERS        QUARTER         YEARS ENDED
                                                ENDED          ENDED          DECEMBER 31,
                                             JANUARY 31,     MARCH 31,    --------------------
                                                1998           1997         1996       1995
                                            -------------  -------------  ---------  ---------
CASH FLOWS FROM FINANCING AND
  REORGANIZATION ACTIVITIES:
Cash distribution pursuant to Plan of
  Reorganization..........................       --            (59,366)      --         --
Drawdown of prepetition letters of
  credit..................................       --              9,700       --          8,000
Proceeds from long-term debt..............      100,000          8,100       --         --
Fees paid to issue long-term debt.........       (4,000)        --           --         --
Net borrowing (repayment) of short-term
  debt....................................       (9,313)         1,062      (14,709)       420
Repayment of long-term debt...............      (48,309)          (487)      (1,408)    (2,238)
Payment of dividends......................      (19,330)        --           --         --
                                            -------------  -------------  ---------  ---------
  Net cash provided by (used in) financing
    and reorganization activities.........       19,048        (40,991)     (16,117)     6,182
                                            -------------  -------------  ---------  ---------
Effects of exchange rate changes on cash
  and cash equivalents....................         (353)          (526)         (83)       774
                                            -------------  -------------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents.............................       12,663        (32,934)      26,446      8,669
Cash and cash equivalents--beginning of
  period..................................       30,340         63,274       36,828     28,159
                                            -------------  -------------  ---------  ---------
Cash and cash equivalents--end of
  period..................................    $  43,003      $  30,340    $  63,274  $  36,828
                                            -------------  -------------  ---------  ---------
                                            -------------  -------------  ---------  ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes................    $   6,859      $   1,524    $   5,817  $   6,031
                                            -------------  -------------  ---------  ---------
                                            -------------  -------------  ---------  ---------
Cash paid for interest....................    $   6,715      $     619    $   3,021  $   4,777
                                            -------------  -------------  ---------  ---------
                                            -------------  -------------  ---------  ---------
Cash paid for reorganization expense......    $   5,423      $   1,125    $   2,641  $   4,536
                                            -------------  -------------  ---------  ---------
                                            -------------  -------------  ---------  ---------

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Three Quarters Ended January 31, 1998,
                        the Quarter Ended March 31, 1997
                 and the Years Ended December 31, 1996 and 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION AND CONSOLIDATION--The consolidated financial statements include the accounts of Metallurg, Inc. ("Metallurg") and its majority-owned subsidiaries (collectively, the "Company"). All intercompany transactions and balances have been eliminated in consolidation. The accounts of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52.

    On February 26, 1997, the Fourth Amended and Restated Joint Plan of Reorganization (the "Plan") of Metallurg and one of its subsidiaries, Shieldalloy Metallurgical Corporation (together, the "Debtors"), was confirmed by the U.S. Bankruptcy Court for the Southern District of New York. Transactions contemplated by the Plan were consummated on April 14, 1997 (the "Effective Date"). For financial reporting purposes, the Company has reflected the effects of the Plan consummation as of March 31, 1997. As a result of the consummation of the Plan and the adoption of fresh-start reporting under the American Institute of Certified Public Accountants' SOP No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company was required to report its financial results for the period ending January 31, 1998 in two separate periods. One period contains financial statements for the quarter ended March 31, 1997, which includes the effects of the adoption of fresh-start reporting and consummation of the Plan and is referred to as the "Predecessor Company." The other period contains financial statements for the three quarters ended January 31, 1998 for the reorganized Company. The financial statements of the Company after consummation of the Plan are not comparable to the Company's financial statements of prior periods and accordingly, a black line has been used to separate the periods.

    Effective April 1, 1997, the Company changed the reporting period of Metallurg from a calendar year ending December 31 to a fiscal year ending January 31 and began reporting the results of its operating subsidiaries on a one-month lag. Accordingly, the three quarters ended January 31, 1998 include nine months of worldwide operating results plus, in this transitional period, an additional month of results of operations of Metallurg in the amount of a $1,221,000 loss.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid instruments maturing within 30 days or less when purchased to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost or market. The cost of inventories is determined using principally the average cost and specific identification methods.

    ASSETS HELD FOR SALE--Assets held for sale are stated at the lower of cost or estimated net realizable value which, for long-lived assets, is calculated in accordance with SFAS No. 121. At March 31, 1997, an office building owned by the Company's United Kingdom subsidiary, valued at approximately $1,180,000 was held for sale. At December 31, 1996, Metallurg's investments in a joint venture and a building were held for sale in the amounts of $1,200,000 and $643,000, respectively.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVESTMENTS IN AFFILIATES--Investments in affiliates in which the Company has a 20% to 50% ownership interest and exercises significant management influence are accounted for in accordance with the equity method.

    PROPERTY AND DEPRECIATION--In accordance with fresh-start reporting, property, plant and equipment previously stated at cost have been restated to the estimated fair value as of March 31, 1997 and historical accumulated depreciation has been eliminated. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in income.

    GROSS VOLUME AND SALES--Sales represent amounts invoiced to customers by the Company and such revenue is recognized when the product is shipped and title to the product passes to the customer. In certain instances, the Company arranges sales for which the supplier invoices the customer directly ("agency sales"). In such cases, the Company receives commission income which is recognized when the supplier passes title to the customer. Gross volume represents the sum of sales and agency sales. The Company sells manufactured and merchanted products primarily to the steel, aluminum, superalloy, hard metal and foundry industries.

    ENVIRONMENTAL REMEDIATION COSTS--In 1996, the Company elected early adoption of SOP No. 96-1, "Environmental Remediation Liabilities." Losses associated with environmental remediation obligations are accrued when such losses are deemed probable and reasonably estimable. Such accruals generally are recognized no later than the completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are generally not discounted to their present value.

    IMPAIRMENT OF ASSETS--In 1995, the Company implemented SFAS No. 121, which prescribes the method of asset impairment evaluation for long-lived assets and certain identifiable intangibles that are either held and used or to be disposed of. Such impairment losses have been included in restructuring charges for the respective periods.

    RESTRUCTURING CHARGES--During 1995, the Brazilian operating subsidiary adopted a plan to restructure mining and certain other operations. Analysis of remaining ore deposits indicated that such ore deposits contained insufficient material to provide continued economic feasibility and therefore a restructuring charge of $5,250,000 was recorded. This charge related primarily to severance and employee benefit costs ($1,020,000) and the write-down to fair value of assets to be disposed of, made obsolete or redundant ($4,230,000). Severance and employee benefit costs of $309,000 and $641,000 were paid in the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively, and related to the elimination of approximately 145 positions. At January 31, 1998, March 31, 1997 and December 31, 1996, the carrying amount of assets to be disposed of totaled $723,000, $1,900,000 and $1,946,000, respectively. The Company will not depreciate any of the fixed assets while they are held for sale. The Company anticipates completing these restructuring efforts in the next two years.

    Also during 1995, the principal German subsidiary adopted a plan to restructure the company into separate business units and to exit certain unprofitable manufacturing processes. The restructuring charge of $6,408,000 primarily reflects severance for workforce reductions of approximately 28 employees ($697,000), impairment losses on assets that are no longer expected to be used in the company's operations ($4,458,000) and the cost to dispose of solid wastes that were generated by exited operations ($1,253,000).

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In addition, in connection with the restructuring of the German operations and pursuant to local environmental regulations, the company became obligated to remediate contaminated areas surrounding the exited operations in order to restore the site to acceptable environmental condition. The estimated cost of such remediation actions ($3,552,000) is reflected in environmental expenses on the Statements of Consolidated Operations. In 1996, approximately $601,700 of severance costs was paid and the remaining accrual was reversed. In 1997, $408,000 of site restoration costs were paid and the remaining accrual represents estimated future cash outflows expected to be paid over the next three to five years.

    INCOME TAXES--The Company uses the liability method whereby deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The Company does not provide for U.S. federal income taxes on the accumulated earnings considered permanently reinvested in certain of its foreign subsidiaries which approximated $37,000,000, $38,000,000 and $53,000,000 at January 31, 1998, March
31, 1997 and December 31, 1996, respectively. These earnings have been invested in facilities and other assets and have been subject to substantial foreign income taxes, which may or could offset a major portion of any tax liability resulting from their inclusion in U.S. taxable income.

    RETIREMENT PLANS--Pension costs of Metallurg and its domestic consolidated subsidiaries are funded or accrued currently. The Company's foreign subsidiaries maintain separate pension plans for their employees. Such foreign plans are either funded currently or accruals are recorded in the respective balance sheets to reflect pension plan liabilities.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based compensation using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Disclosures required with respect to alternative fair value measurement and recognition methods prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" are presented in Note 12.

    FOREIGN EXCHANGE GAINS AND LOSSES--Foreign exchange gains (losses) of $987,000, $712,000, $1,853,000 and $(904,000) were recorded for the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively. Such amounts usually arise from foreign currency hedging programs designed to minimize the negative effects of changes in exchange rates on operations and are therefore included in cost of sales.

    FINANCIAL INSTRUMENTS--The Company enters into foreign exchange contracts in the regular course of business to manage exposure against fluctuations on sales and raw material purchase transactions denominated in currencies other than the functional currencies of its businesses. Unrealized gains and losses are deferred and recognized in income or as adjustments of carrying amounts when the hedged transactions are included in income. Gains and losses on unhedged foreign currency transactions are included in income. The Company does not hold or issue financial instruments for trading purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit risk generally limited to unrealized gains in such contracts in the event of nonperformance by counterparties to those financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EXTRAORDINARY ITEM--In November 1997, the Company recognized an extraordinary after-tax charge of $792,000 as a result of the early retirement of the Company's 12% senior-secured notes due 2007 and the United Kingdom subsidiary's term loan due 2000. The notes were redeemed at 103% and 101% of principal amount, respectively, with accrued interest to the date of redemption. In the quarter ended March 31, 1997, the Company recognized an extraordinary gain, net of tax, of $43,032,000 relating to the discharge of indebtedness at the consummation of the Plan of Metallurg and Shieldalloy.

    EARNINGS PER SHARE--The Company adopted SFAS No. 128, "Earnings Per Share" as of January 31, 1998. Basic earnings per share (EPS) amounts are computed by dividing net income by the average number of common shares outstanding. Diluted EPS amounts assume the issuance of common stock for all potentially dilutive common stock equivalents. No options were exercised, nor assumed exercised for purposes of the diluted EPS calculation, in the three quarters ended January 31, 1998, as the exercise price of the options exceeded the fair market value of the common stock. Earnings per share for periods prior to April 1, 1997 are not presented because such presentation would not be meaningful due to fresh-start reporting and the recapitalization of the Company in connection with the Plan as of March 31, 1997.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." SFAS No. 132 changes current financial disclosure requirements from those that were required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company is required to adopt this standard in 1998 and management is currently evaluating what additional disclosures may be required in connection with adopting SFAS No. 132.

    RECLASSIFICATION--Certain amounts in previously issued financial statements were reclassified to conform to 1997 presentations.

2. PLAN OF REORGANIZATION AND FRESH-START REPORTING

    Costs of administration of the Chapter 11 proceedings approximating $2,663,000, $3,535,000 and $3,927,000 were recorded by the Debtors during the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively, and have been included as reorganization expense in the Statements of Consolidated Operations. Those expenses consisted primarily of legal, administration, consulting and other similar expenses.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

2. PLAN OF REORGANIZATION AND FRESH-START REPORTING (CONTINUED)

Condensed financial statements for the Debtors follow (in thousands):

              METALLURG, INC. AND SHIELDALLOY METALLURGICAL CORP.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                  FOR THE
                                                                                  QUARTER     FOR THE YEARS ENDED
                                                                                   ENDED          DECEMBER 31,
                                                                                 MARCH 31,   ----------------------
                                                                                   1997         1996        1995
                                                                                -----------  ----------  ----------
Total revenue.................................................................   $  56,858   $  224,572  $  228,593
                                                                                -----------  ----------  ----------
Operating costs and expenses:
  Cost of sales...............................................................      51,630      208,733     207,207
  Selling, general and administrative expenses................................       4,942       14,440      13,421
  Environmental expenses......................................................      --           35,176       1,657
                                                                                -----------  ----------  ----------
Total operating costs and expenses............................................      56,572      258,349     222,285
                                                                                -----------  ----------  ----------
Operating income (loss).......................................................         286      (33,777)      6,308
Other:
  Other income (expense), net.................................................      (7,269)     (21,778)        931
  Interest (expense) income, net..............................................        (239)       2,775       1,926
  Reorganization expense......................................................      (2,663)      (3,535)     (3,927)
  Fresh-start revaluation.....................................................       1,050       --          --
  Equity in earnings (losses) of subsidiaries.................................      19,367       28,012      (4,190)
                                                                                -----------  ----------  ----------
Income (loss) before income tax provision and extraordinary item..............      10,532      (28,303)      1,048
Income tax (benefit) provision................................................        (211)         192        (617)
                                                                                -----------  ----------  ----------
Income (loss) before extraordinary item.......................................      10,743      (28,495)      1,665
Extraordinary item, net of tax................................................      47,211       --          --
                                                                                -----------  ----------  ----------
Net income (loss).............................................................   $  57,954   $  (28,495) $    1,665
                                                                                -----------  ----------  ----------
                                                                                -----------  ----------  ----------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

2. PLAN OF REORGANIZATION AND FRESH-START REPORTING (CONTINUED)
              METALLURG, INC. AND SHIELDALLOY METALLURGICAL CORP.
                            CONDENSED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
ASSETS
Current Assets:
  Cash and cash equivalents..................................................  $    9,991  $   41,729  $   25,458
  Accounts and notes receivable, net.........................................      40,796      52,471      68,116
  Inventories................................................................      36,200      35,547      37,500
  Other assets...............................................................       4,643       6,080       4,762
                                                                               ----------  ----------  ----------
    Total current assets.....................................................      91,630     135,827     135,836
Property, plant and equipment, net...........................................       9,375      11,410      14,632
Investments--intergroup......................................................      64,773      54,484      22,979
Investments--other...........................................................         244       1,530       2,459
Other assets.................................................................      (4,177)      1,622       4,159
                                                                               ----------  ----------  ----------
      Total..................................................................  $  161,845  $  204,873  $  180,065
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade payables.............................................................  $   15,326  $   14,394  $    9,077
  Accrued expenses...........................................................      16,006      17,644       8,587
  Other current liabilities..................................................         565         536         181
                                                                               ----------  ----------  ----------
    Total current liabilities................................................      31,897      32,574      17,845
                                                                               ----------  ----------  ----------
Long-term Liabilities:
  Long-term debt.............................................................      39,461          --          --
  Accrued pension liabilities................................................       2,143       1,441       1,676
  Environmental liabilities, net.............................................      36,949      28,213       3,856
  Other liabilities..........................................................       1,395          --          28
                                                                               ----------  ----------  ----------
    Total long-term liabilities..............................................      79,948      29,654       5,560
                                                                               ----------  ----------  ----------
Liabilities Subject to Compromise............................................          --     184,824     174,612
                                                                               ----------  ----------  ----------
      Total liabilities......................................................     111,845     247,052     198,017
                                                                               ----------  ----------  ----------

Shareholders' Equity (Deficit):
  Common stock outstanding...................................................          50          20          20
  Additional paid-in capital.................................................      49,950          --          --
  Cumulative foreign currency translation adjustment.........................          --      15,755      11,487
  Deficit....................................................................          --     (57,954)    (29,459)
                                                                               ----------  ----------  ----------
    Total shareholders' equity (deficit).....................................      50,000     (42,179)    (17,952)
                                                                               ----------  ----------  ----------
      Total..................................................................  $  161,845  $  204,873  $  180,065
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

2. PLAN OF REORGANIZATION AND FRESH-START REPORTING (CONTINUED)

              METALLURG, INC. AND SHIELDALLOY METALLURGICAL CORP.
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                              FOR THE YEARS ENDED
                                                                             FOR THE QUARTER      DECEMBER 31,
                                                                                  ENDED       --------------------
                                                                             MARCH 31, 1997     1996       1995
                                                                             ---------------  ---------  ---------
Net Cash Flows from Operating Activities:..................................     $   5,891     $  11,723  $  (4,256)
                                                                                  -------     ---------  ---------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment...............................        (1,022)         (679)    (1,577)
  Proceeds from asset sales................................................         4,215           493        994
  Other, net...............................................................            --        (6,192)        --
                                                                                  -------     ---------  ---------
    Net cash provided by (used in) investing activities....................         3,193        (6,378)      (583)
                                                                                  -------     ---------  ---------
Cash Flows from Financing and Reorganization Activities:
  Cash distribution pursuant to Plan of Reorganization.....................       (59,366)           --         --
  Drawdown of prepetition letters of credit................................         9,700            --      8,000
  Intergroup borrowings (repayments).......................................          (579)        5,835      1,068
  Dividends received.......................................................         9,423         5,091      6,407
                                                                                  -------     ---------  ---------
  Net cash (used in) provided by financing and reorganization activities...       (40,822)       10,926     15,475
                                                                                  -------     ---------  ---------
Net (decrease) increase in cash and cash equivalents.......................       (31,738)       16,271     10,636
Cash and cash equivalents--beginning of period.............................        41,729        25,458     14,822
                                                                                  -------     ---------  ---------
Cash and cash equivalents--end of period...................................     $   9,991     $  41,729  $  25,458
                                                                                  -------     ---------  ---------
                                                                                  -------     ---------  ---------

    On the Effective Date, claims related to prepetition liabilities and administrative expenses were discharged through distributions of $59,366,000 in cash, the issuance of $39,461,000 of senior-secured notes and 4,706,406 shares of new common stock. The value of the cash and securities distributed was less than the recorded liabilities and the resultant net gain of $47,211,000 was recorded as an extraordinary item, net of tax effects of nil due to statutory exemption and utilization of net operating loss carryforwards. Such net operating loss carryforwards had previously been offset in full by a valuation allowance.

    The Company was required to adopt fresh-start reporting because the holders of the existing voting shares immediately prior to filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than the total of its post-petition liabilities and allowed claims. SOP 90-7 required the Company to revalue its assets and liabilities to their estimated fair value and to recognize as a reduction of long-term assets the excess of the fair value of its identifiable assets over the total reorganization value of its assets as of the Effective Date. Accordingly, the Company's property, plant and equipment and other noncurrent assets were reduced by approximately $5,520,000. In addition, the Company's accumulated equity of approximately $4,733,000 and cumulative foreign currency translation adjustment of approximately $14,587,000 were eliminated. As a result of the adjustments made to reflect fresh-start reporting, a pre-tax revaluation credit of $5,107,000 is included in the Company's results of operations for the quarter ended March 31, 1997.

    The total reorganization value assigned to the Company's assets was estimated by calculating projected cash flows before debt service requirements for a three-year period, plus an estimated terminal value of the Company calculated using an estimate of normalized operating performance and discount rates ranging from 13.5% to 16.5%. This amount was increased by (i) the estimated net realizable value of assets to be sold and (ii) estimated cash in excess of normal operating requirements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

2. PLAN OF REORGANIZATION AND FRESH-START REPORTING (CONTINUED)
The effect of the Plan and the implementation of fresh-start reporting on the Company's consolidated balance sheet as of March 31, 1997 was as follows (in thousands):

                                                                                EFFECTS
                                                                 PRIOR TO         OF        ADOPTION OF   OPENING
                                                                JOINT PLAN    JOINT PLAN    FRESH-START   BALANCE
                                                               EFFECTIVENESS      (A)        REPORTING     SHEET
                                                               ------------  -------------  -----------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents..................................   $   66,670     $ (36,330)                $  30,340
  Trade receivables, less allowance for doubtful accounts....       94,255          (105)                   94,150
  Inventories................................................      109,258            --                   109,258
  Prepaid expenses and other current assets..................       16,382           180     $    (250)(b)    16,312
  Assets held for sale.......................................          341            --           839(b)     1,180
                                                               ------------  -------------  -----------  ---------
    Total current assets.....................................      286,906       (36,255)          589     251,240
Investments in affiliates....................................        2,779            --        (1,318)(c)     1,461
Property, plant and equipment, net...........................       42,348            --        (3,441)(c)    38,907
Other assets.................................................       14,243           614          (761)(c)    14,096
                                                               ------------  -------------  -----------  ---------
    Total....................................................   $  346,276     $ (35,641)    $  (4,931)  $ 305,704
                                                               ------------  -------------  -----------  ---------
                                                               ------------  -------------  -----------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt............................................   $   13,500                               $  13,500
  Current portion of long-term debt..........................        1,277                                   1,277
  Trade payables.............................................       55,947                                  55,947
  Accrued expenses...........................................       22,736     $   2,338     $     277(b)    25,351
  Current portion of environmental liabilities...............        5,270            --            --       5,270
  Taxes payable..............................................        7,136          (557)           --       6,579
                                                               ------------  -------------  -----------  ---------
    Total current liabilities................................      105,866         1,781           277     107,924
                                                               ------------  -------------  -----------  ---------
Long-term Liabilities:
  Long-term debt.............................................        4,248        47,463            --      51,711
  Accrued pension liabilities................................       39,610        (1,345)        2,825(b)    41,090
  Environmental liabilities, net.............................       37,495         5,370            --      42,865
  Other liabilities..........................................       10,293            --         1,821(b)    12,114
                                                               ------------  -------------  -----------  ---------
    Total long-term liabilities..............................       91,646        51,488         4,646     147,780
                                                               ------------  -------------  -----------  ---------
Liabilities Subject to Compromise............................      180,247      (180,247)           --          --
                                                               ------------  -------------  -----------  ---------
    Total liabilities........................................      377,759      (126,978)        4,923     255,704
                                                               ------------  -------------  -----------  ---------
Commitments and Contingencies................................
Shareholders' Equity (Deficit):
  Common stock...............................................           20            30            --          50
  Additional paid-in capital.................................           --        49,950            --      49,950
  Cumulative foreign currency translation adjustment.........       14,531            56       (14,587)(d)        --
  Retained (deficit) earnings................................      (46,034)       41,301         4,733(d)        --
                                                               ------------  -------------  -----------  ---------
    Total shareholders' equity (deficit).....................      (31,483)       91,337        (9,854)     50,000
                                                               ------------  -------------  -----------  ---------
      Total..................................................   $  346,276     $ (35,641)    $  (4,931)  $ 305,704
                                                               ------------  -------------  -----------  ---------
                                                               ------------  -------------  -----------  ---------

------------------------

(a) To record the distribution of cash and securities, the settlement of liabilities subject to compromise and other transactions in accordance with the Plan.

(b) To adjust assets and liabilities to their estimated fair value.

(c) To reduce long-term assets for the excess of the fair value of identifiable net assets over the total reorganization value as of the Effective Date.

(d) To eliminate the accumulated deficit and cumulative foreign currency translation adjustment in accordance with fresh-start reporting.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

3. GEOGRAPHIC DATA

    The Company operates in one significant industry segment, the manufacture and sale of ferrous and non-ferrous metals and alloys. Data by geographic area is as follows (in thousands):

                                                                                                 DECEMBER 31,
                                                            JANUARY 31,       MARCH 31,     ----------------------
                                                               1998             1997           1996        1995
                                                          ---------------  ---------------  ----------  ----------
Identifiable assets:
  North America.........................................    $   133,101      $   107,254    $  148,719  $  150,281
  Foreign...............................................        221,249          228,668       214,953     219,460
  Eliminations..........................................        (34,564)         (30,218)      (32,046)    (27,131)
                                                          ---------------  ---------------  ----------  ----------
    Total...............................................    $   319,786      $   305,704    $  331,626  $  342,610
                                                          ---------------  ---------------  ----------  ----------
                                                          ---------------  ---------------  ----------  ----------

                                                           FOR THE THREE   FOR THE QUARTER   FOR THE YEARS ENDED
                                                          QUARTERS ENDED        ENDED            DECEMBER 31,
                                                            JANUARY 31,       MARCH 31,     ----------------------
                                                               1998             1997           1996        1995
                                                          ---------------  ---------------  ----------  ----------
Total revenue from unaffiliated customers:
  North America.........................................    $   206,346      $    68,540    $  294,843  $  300,200
  Foreign...............................................        270,621           87,047       355,159     389,164
                                                          ---------------  ---------------  ----------  ----------
    Total...............................................    $   476,967      $   155,587    $  650,002  $  689,364
                                                          ---------------  ---------------  ----------  ----------
                                                          ---------------  ---------------  ----------  ----------
Net income (loss):
  North America.........................................    $     1,332      $    48,262    $  (56,506) $    8,160
  Foreign...............................................          4,940            9,692        28,011      (6,495)
                                                          ---------------  ---------------  ----------  ----------
    Total...............................................    $     6,272      $    57,954    $  (28,495) $    1,665
                                                          ---------------  ---------------  ----------  ----------
                                                          ---------------  ---------------  ----------  ----------

4. INVESTMENT ACTIVITIES

    In 1997, Metallurg sold its 50% interest in AMPAL for proceeds approximating book value of $1,200,000. In 1996, the Company purchased approximately 5% of the outstanding stock of Solikamsk Magnesium Works ("SMW"), a Russian magnesium metal producer, for approximately $1,000,000. Also in 1996, Shieldalloy sold its wholly owned subsidiary, Frankel Metal Company ("FMC"), a processor of titanium scrap, to FMC's management and recorded a net loss on the sale of $460,000.

5. INVENTORIES

    Inventories, net of reserves, consist of the following (in thousands):

                                                                            JANUARY 31,  MARCH 31,   DECEMBER 31,
                                                                               1998         1997         1996
                                                                            -----------  ----------  ------------
Raw materials.............................................................   $  32,938   $   21,769   $   25,181
Work in process...........................................................       1,981        2,330        2,237
Finished goods............................................................      77,473       80,500       75,478
Other.....................................................................       5,197        4,659        3,467
                                                                            -----------  ----------  ------------
  Total...................................................................   $ 117,589   $  109,258   $  106,363
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

6. PROPERTY, PLANT AND EQUIPMENT

    The major classes of property, plant and equipment are as follows:

                                                                 JANUARY 31,   MARCH 31,   DECEMBER 31,   ESTIMATED
                                                                    1998         1997          1996         LIVES
                                                                 -----------  -----------  ------------  -----------
                                                                             (IN THOUSANDS)              (IN YEARS)
Land...........................................................   $   2,899    $   3,019    $    6,177
Buildings and leasehold improvements...........................      13,766       13,205        43,826        10-32
Machinery......................................................      22,388       17,729       181,172         3-17
Office furniture and equipment.................................       2,797        2,046         6,940         3-17
Transportation equipment.......................................       1,844        1,588         6,992          3-5
Construction in progress.......................................       3,106        1,320         1,142
                                                                 -----------  -----------  ------------
    Total......................................................      46,800       38,907       246,249
Less: accumulated depreciation.................................       5,298       --           198,364
                                                                 -----------  -----------  ------------
Property, plant and equipment, net.............................   $  41,502    $  38,907    $   47,885
                                                                 -----------  -----------  ------------
                                                                 -----------  -----------  ------------

    Depreciation expense related to property, plant and equipment charged to operations for the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995 was $5,320,000, $2,126,000, $10,621,000 and $15,227,000, respectively.

7. LIABILITIES SUBJECT TO COMPROMISE

    Pursuant to the provisions of the Bankruptcy Code, certain liabilities attributable to the period prior to the Petition Date could not be paid without prior approval of the Bankruptcy Court and were reclassified to liabilities subject to compromise. Substantially all of these claims were settled at the Effective Date in accordance with the Plan of Reorganization. The liabilities subject to compromise at December 31, 1996 consisted of the following (in thousands):

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Long-term debt......................................................................................   $  112,158
Trade payables and other accrued liabilities........................................................       22,520
Prepetition environmental liabilities...............................................................        4,070
Accrued pension liabilities.........................................................................       12,030
Accrued interest payable............................................................................        3,412
Liabilities to former shareholders..................................................................       25,707
                                                                                                      ------------
    Total liabilities subject to compromise.........................................................   $  179,897
                                                                                                      ------------
                                                                                                      ------------

8. RETIREMENT PLANS

    DEFINED BENEFIT PLANS

    Metallurg and its domestic consolidated subsidiaries have defined benefit pension plans covering substantially all salaried and certain hourly paid employees. The plans generally provide benefit payments using a formula based on an employee's compensation and length of service. These plans are funded in amounts equal to the minimum funding requirements of the Employee Retirement Income Security Act. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

8. RETIREMENT PLANS (CONTINUED)
    Net periodic pension cost for the domestic defined benefit plans included the following components (in thousands):

                                                                                                  FOR THE YEARS ENDED
                                                               FOR THE THREE    FOR THE QUARTER
                                                              QUARTERS ENDED         ENDED            DECEMBER 31,
                                                                JANUARY 31,        MARCH 31,      --------------------
                                                                   1998              1997           1996       1995
                                                              ---------------  -----------------  ---------  ---------
Service cost--benefits earned during the period.............     $     360         $     107      $     493  $     476
Interest cost on projected benefit obligation...............           844               280            964        939
Return on plan assets.......................................        (3,608)             (309)        (1,074)      (862)
Net amortization and deferral...............................         2,676                32            (18)       180
                                                                    ------             -----      ---------  ---------
    Net periodic pension cost...............................     $     272         $     110      $     365  $     733
                                                                    ------             -----      ---------  ---------
                                                                    ------             -----      ---------  ---------

    Assumptions used to calculate pension costs and projected benefit obligations are as follows:

                                                      FOR THE THREE   FOR THE QUARTER     FOR THE YEARS ENDED
                                                     QUARTERS ENDED        ENDED              DECEMBER 31,
                                                       JANUARY 31,       MARCH 31,     --------------------------
                                                          1998             1997            1996          1995
                                                     ---------------  ---------------  ------------  ------------
Discount rate......................................            7.0%             7.0%           7.0%          7.0%
Rate of increase in future compensation levels.....            4.0%             4.0%           4.0%          4.0%
Expected long-term rate of return on plan assets...       7.5%-9.0%        7.5%-9.0%      7.5%-9.0%     7.5%-9.0%

    A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                            JANUARY 31,  MARCH 31,   DECEMBER 31,
                                                                               1998         1997         1996
                                                                            -----------  ----------  ------------
Vested benefit obligation.................................................   $ (15,608)  $  (15,037)  $  (13,166)
Nonvested benefit obligation..............................................        (441)        (396)        (912)
                                                                            -----------  ----------  ------------
  Accumulated benefit obligation..........................................     (16,049)     (15,433)     (14,078)
Effect of projected future compensation...................................      (1,022)      (1,056)        (767)
                                                                            -----------  ----------  ------------
  Projected benefit obligation............................................     (17,071)     (16,489)     (14,845)
Plan assets at fair value.................................................      17,543       14,346       14,284
                                                                            -----------  ----------  ------------
  Funded status...........................................................         472       (2,143)        (561)
Unrecognized net transition obligation....................................      --           --                7
Unrecognized prior service cost...........................................      --           --              128
Unrecognized net (gain) loss..............................................      (2,555)      --              211
                                                                            -----------  ----------  ------------
    Accrued pension cost recorded.........................................   $  (2,083)  $   (2,143)  $     (215)
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

8. RETIREMENT PLANS (CONTINUED)
    The Company's United Kingdom subsidiary maintains a defined benefit pension plan covering all eligible employees. The net periodic pension cost for the defined benefit plan included the following components (in thousands):

                                                              FOR THE THREE   FOR THE QUARTER  FOR THE YEARS ENDED
                                                             QUARTERS ENDED        ENDED           DECEMBER 31,
                                                               JANUARY 31,       MARCH 31,     --------------------
                                                                  1998             1997          1996       1995
                                                             ---------------  ---------------  ---------  ---------
Service cost--benefits earned during the period............     $     792        $     250     $     954  $     918
Interest cost on projected benefit obligation..............         2,580              839         3,004      2,781
Return on plan assets......................................        (7,195)          (1,669)       (4,586)    (5,174)
Net amortization and deferral..............................         4,131              286         1,093      2,120
                                                                  -------          -------     ---------  ---------
    Net periodic pension cost (credit).....................     $     308        $    (294)    $     465  $     645
                                                                  -------          -------     ---------  ---------
                                                                  -------          -------     ---------  ---------

    Assumptions used to calculate pension costs and projected benefit obligations are as follows:

                                                                                                  FOR THE YEARS ENDED
                                                               FOR THE THREE    FOR THE QUARTER
                                                              QUARTERS ENDED         ENDED            DECEMBER 31,
                                                                JANUARY 31,        MARCH 31,      --------------------
                                                                   1998              1997           1996       1995
                                                              ---------------  -----------------  ---------  ---------
Discount rate...............................................          7.5%              8.5%           8.5%       8.5%
Rate of increase in future compensation levels..............          6.0%              6.5%           6.5%       6.5%
Expected long-term rate of return on plan assets............         8.75%              8.5%           8.5%       8.5%

    A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                            JANUARY 31,  MARCH 31,   DECEMBER 31,
                                                                               1998         1997         1996
                                                                            -----------  ----------  ------------
Vested benefit obligation.................................................   $ (50,005)  $  (39,869)  $  (37,238)
Nonvested benefit obligation..............................................      --           --           --
                                                                            -----------  ----------  ------------
  Accumulated benefit obligation..........................................     (50,005)     (39,869)     (37,238)
Effect of projected future compensation...................................      (3,326)      (4,153)      (3,879)
                                                                            -----------  ----------  ------------
  Projected benefit obligation............................................     (53,331)     (44,022)     (41,117)
Plan assets at fair value.................................................      59,673       51,677       48,479
                                                                            -----------  ----------  ------------
  Funded status...........................................................       6,342        7,655        7,362
Unrecognized net transition asset.........................................      --           --           (1,361)
Unrecognized net loss (gain)..............................................       1,896       --           (3,244)
                                                                            -----------  ----------  ------------
  Prepaid pension cost recorded...........................................   $   8,238   $    7,655   $    2,757
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

    The Company's German subsidiaries maintain unfunded defined benefit pension plans covering substantially all eligible employees. The plans were amended in 1992 in a manner that terminated any credit for future service. Pension expense, therefore, is related primarily to interest cost on the projected benefit obligation and approximated $1,706,000, $591,000, $2,531,000 and $2,991,000 in
the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

8. RETIREMENT PLANS (CONTINUED)
1995, respectively. Assumptions used to calculate pension costs and projected benefit obligations included discount rates of 6.0% in the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the year ended December 31, 1996 and 6.5% for the year ended December 31, 1995. Increases in future compensation levels were assumed at a rate of 3% for all periods presented.

    A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                            JANUARY 31,  MARCH 31,   DECEMBER 31,
                                                                               1998         1997         1996
                                                                            -----------  ----------  ------------
Vested benefit obligation.................................................   $ (34,382)  $  (37,014)  $  (39,855)
Nonvested benefit obligation..............................................      --           --           --
                                                                            -----------  ----------  ------------
  Accumulated benefit obligation..........................................     (34,382)     (37,014)     (39,855)
Effect of projected future compensation...................................      (1,501)      (1,514)      (2,025)
                                                                            -----------  ----------  ------------
  Projected benefit obligation............................................     (35,883)     (38,528)     (41,880)
Unrecognized net loss.....................................................      --           --              942
                                                                            -----------  ----------  ------------
  Accrued pension cost recorded...........................................   $ (35,883)  $  (38,528)  $  (40,938)
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

    OTHER BENEFIT PLANS

    Metallurg maintains a discretionary defined contribution profit sharing plan covering substantially all of the salaried employees of Metallurg and its domestic consolidated subsidiaries. The related expense was $165,000, $62,000, $229,000 and $208,000 in the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

    Balance sheet accruals for pension plans of the Company's other foreign subsidiaries approximate or exceed the related actuarially computed value of accumulated benefit obligations. Pension expense relating to the Company's other foreign subsidiaries' pension plans was $353,000, $96,000, $228,000 and $209,000 for the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

    The Company maintained certain non-qualified retirement benefit arrangements for certain individuals which, as of the Petition Date, were reflected as liabilities subject to compromise. Pension expense relating to certain of those arrangements was $300,000 and $509,000 in the years ended December 31, 1996 and 1995. No expense was recorded for these arrangements subsequent to 1996.

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

9. BORROWINGS

    Long-term debt consists of the following (in thousands):

                                                                            JANUARY 31,   MARCH 31,   DECEMBER 31,
                                                                               1998         1997          1996
                                                                            -----------  -----------  -------------
Parent company and domestic subsidiaries:
  Senior Notes............................................................   $ 100,000
  12% senior-secured notes................................................          --    $  39,461
                                                                            -----------  -----------
    Subtotal..............................................................     100,000       39,461
                                                                            -----------  -----------
Foreign subsidiaries:
  Germany.................................................................       4,123        5,133     $   6,061
  United Kingdom..........................................................          --        8,100            --
  Other...................................................................         190          294           340
                                                                            -----------  -----------       ------
    Subtotal..............................................................       4,313       13,527         6,401
                                                                            -----------  -----------       ------
Less: amounts due within one year.........................................       1,180        1,277         1,352
                                                                            -----------  -----------       ------
  Total long-term debt....................................................   $ 103,133    $  51,711     $   5,049
                                                                            -----------  -----------       ------
                                                                            -----------  -----------       ------

PARENT COMPANY AND DOMESTIC SUBSIDIARIES

    In November 1997, Metallurg sold $100,000,000 of its Senior Notes to Salomon Brothers Inc and BancBoston Securities Inc. (the "Senior Notes Initial Purchasers"), who resold the Senior Notes to qualified institutional buyers and accredited investors. These Senior Notes mature in 2007 and accrue interest at a rate of 11% per annum, payable semi-annually commencing in June 1998. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 2002. Prior to December 1, 2000, a maximum of 34% of the Senior Notes may be redeemed with net proceeds of one or more public equity offerings of the Company. The Senior Notes are fully and unconditionally guaranteed by the U.S. subsidiaries of Metallurg on a senior unsecured basis. The Senior Note Indenture contains limitations on, among other things, the ability of the Company to incur indebtedness and enter into certain mergers, consolidations or asset sales. In addition, the Company is generally prohibited from making dividends in an amount greater than the sum of the net proceeds from certain equity offerings and 50% of its net income under terms of the Senior
Note Indenture. Approximately $12,000,000 principal amount of the Senior Notes are held by related parties.

    The proceeds received by the Company from the issuance of the Senior Notes were used to fund an overall recapitalization of the Company, pursuant to which the Company retired the 12% senior-secured notes, repaid the outstanding balance on its German short-term borrowings, retired the United Kingdom subsidiary's term loan and paid a cash dividend and dividend equivalents (aggregating approximately $20,000,000) to the holders of Metallurg's common stock and stock options. The balance of the net proceeds will be used for general corporate purposes.

    On March 13, 1998, the Company filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to an offer to exchange the Senior Notes for notes of the Company with substantially identical terms pursuant to a Registration Agreement entered into on November 20, 1997 among the Company, the Guarantors and the Senior Notes Initial Purchasers.

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

9. BORROWINGS (CONTINUED)
    Pursuant to the Plan, Metallurg and Shieldalloy (the "Borrowers") entered into an agreement with BankBoston, N.A. for a revolving credit facility (the "Revolving Credit Facility"), in the amount of $40,000,000, to provide working capital and to finance other general corporate purposes. In October 1997, this facility was increased to $50,000,000 and the German Subfacility (as discussed below) was established. Borrowings under this facility bear interest at a rate per annum equal to (i) the Base Rate plus 1% per annum (the Base Rate is the greater of BankBoston N.A.'s base rate or the Federal Funds Effective Rate plus 0.5%) or (ii) the reserve adjusted Eurodollar rate plus 2.5% for interest periods of one, two or three months. The Company is required to pay a fee of 0.375% per annum on the unused portion of the commitment. The total amount the Borrowers may borrow at any time is limited to a borrowing base calculation which includes accounts receivable, inventory and fixed assets. The revolving credit agreement, which expires on April 14, 2000, prohibits the Company from making dividends and requires the Borrowers to comply with various covenants, including the maintenance of minimum levels of earnings before interest, taxes, depreciation and amortization. Substantially all assets of the Borrowers are pledged as collateral under this agreement. At January 31, 1998, there were no borrowings under this facility; however, outstanding letters of credit approximated $27,129,000.

    At the Petition Date, the Debtors were in default of certain provisions of certain debt agreements. With minor exceptions, repayment of the amounts outstanding at that date had been deferred pursuant to the Chapter 11 proceedings. Subsequent to the Chapter 11 filings, the Debtors did not accrue interest on any of these obligations, except for secured debt, incurred on or before the Petition Date. Contractual interest on these unsecured obligations approximated $2,136,000, $8,600,000 and $9,200,000 in excess of interest expense reflected in the Statements of Consolidated Operations for the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

FOREIGN SUBSIDIARIES

    Pursuant to the Revolving Credit Facility, BankBoston, N.A. through its London office, is providing to GfE and its subsidiaries, up to DM 20,500,000 (approximately $11,400,000) of financing (the "German Subfacility"). The German Subfacility is guaranteed by Metallurg and the other U.S. borrowers and outstanding obligations are limited to a borrowing base based on eligible accounts receivable, eligible inventory and certain equipment. The German Subfacility contains various covenants that restrict, among other things, the payment of dividends, share repurchases, capital expenditures, investments in subsidiaries and borrowings. All accounts receivable, inventory, the stock of GfE's subsidiaries and certain other assets are pledged to secure the German Subfacility. The Company used a portion of the proceeds from the Senior Notes to repay outstanding loans under the German Subfacility, but not to reduce the related commitment thereunder. At January 31, 1998, there was DM 1,792,000 (approximately $1,000,000) of borrowings under the German Subfacility. The GfE group also has term loans approximating DM 4,200,000 (approximately $2,350,000) maturing through 2004 and bearing interest at a weighted average rate of 6.0%.

    LSM, a United Kingdom subsidiary, has several credit facilities which provide LSM and its subsidiaries with up to L7,000,000 (approximately $11,600,000) of borrowings, up to L3,300,000 (approximately $5,400,000) of foreign exchange exposure and up to L2,300,000 (approximately $3,800,000) for other ancillary banking arrangements, including bank guarantees (the "LSM Credit Facility"). The facility expires in 2000 and bears interest at the lender's base rate plus 1.0%. The facility is unsecured and contains restrictions on dividends. In 1997, LSM entered into a L2,000,000 (approximately $3,300,000) facility for

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

9. BORROWINGS (CONTINUED)
borrowings and foreign exchange exposure. This facility is unsecured and borrowings bear interest at a rate of 1% over the bank's base rate. At January 31, 1998, there were no borrowings under these facilities. In March 1997, LSM borrowed L5,000,000 (approximately $8,100,000) which funded a dividend in connection with the Plan. In November 1997, proceeds of the 11% Senior Notes were used to retire this term loan.

    EWW, a German subsidiary, has committed lines of credit with several banks in the aggregate amount of DM 15,000,000 (approximately $8,300,000). The credit facilities decrease by DM 3,000,000 per year beginning in 1999 and currently bear interest at rates from 7.5% to 8.5%. The credit agreements require EWW to pledge certain assets, which include accounts receivable, inventory and fixed assets. At January 31, 1998, there were DM 530,000 (approximately $300,000) of borrowings under these agreements. EWW also has a term loan of DM 3,200,000 (approximately $1,800,000) maturing in 2001. The term loan is secured by a mortgage on certain real property and bears interest at 4.5%.

    The Company's other foreign subsidiaries maintain short-term secured and unsecured borrowing arrangements, generally in local currencies, with various banks. Borrowings under these arrangements aggregated $190,000 at January 31, 1998 at a weighted average interest rate of 12.0%.

    Interest expense totaled $8,270,000, $1,706,000, $3,043,000 and $4,851,000 for the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995.

    The scheduled maturities of long-term debt during the next five years are $1,180,000 in 1998, $995,000 in 1999, $864,000 in 2000, $794,000 in 2001,
$280,000 in 2002 and $100,200,000 thereafter.

10. FINANCIAL INSTRUMENTS

    The carrying value of cash and cash equivalents, trade receivables, other current assets, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

    Investments in affiliates are accounted for by both the cost and equity methods and pertain to minor equity investments in companies for which fair values are not readily available but are believed to exceed carrying amounts.

    The aggregate fair value of short-term bank debt approximates its carrying amount because of recent and frequent re-pricing based on market conditions.

    The fair value of the Company's $100,000,000 Senior Notes, issued in November 1997, approximates $103,700,000, based on quoted market prices. The carrying amount of other long-term debt approximates fair value.

    The Company enters into foreign exchange contracts in the regular course of business to manage exposure against fluctuations on sales and raw material purchase transactions denominated in currencies other than the functional currencies of its businesses. The contracts generally mature within 12 months and are principally unsecured foreign exchange contracts with carefully selected banks. The aggregate notional amount of the contracts outstanding as of January 31, 1998 was approximately $44,200,000. The notional values provide an indication of the extent of the Company's involvement in such instruments but do not represent its exposure to market risk, which is essentially limited to risk related to currency rate movements. Unrealized gains on these contracts at January 31, 1998 were approximately $231,000.

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

11. INCOME TAXES

    For financial reporting purposes, income (loss) before income tax provision and extraordinary item includes the following components (in thousands):

                                                             FOR THE THREE   FOR THE QUARTER   FOR THE YEARS ENDED
                                                            QUARTERS ENDED        ENDED           DECEMBER 31,
                                                              JANUARY 31,       MARCH 31,     ---------------------
                                                                 1998             1997           1996       1995
                                                            ---------------  ---------------  ----------  ---------
United States.............................................    $     3,871      $     1,472    $  (45,882) $   7,158
Foreign...................................................         15,652           10,387        25,840      2,678
                                                                  -------          -------    ----------  ---------
  Total...................................................    $    19,523      $    11,859    $  (20,042) $   9,836
                                                                  -------          -------    ----------  ---------
                                                                  -------          -------    ----------  ---------

    The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective tax rate is as follows (in thousands):

                                       FOR THE THREE            FOR THE QUARTER         FOR THE YEARS ENDED DECEMBER 31,
                                       QUARTERS ENDED                ENDED            -------------------------------------
                                        JANUARY 31,                MARCH 31,
                                            1998                      1997                      1996               1995
                                  ------------------------  ------------------------  ------------------------  -----------
                                      TAX                       TAX                       TAX                       TAX
                                   PROVISION                 PROVISION                 PROVISION                 PROVISION
                                   (BENEFIT)     PERCENT     (BENEFIT)     PERCENT     (BENEFIT)     PERCENT     (BENEFIT)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income tax provision at
  statutory rate................   $   6,833         35.0%   $   4,032         34.0%   $  (6,814)        34.0%   $   3,344
State and local income taxes,
  net of federal income tax
  effect........................         163          0.8           86          0.7          280         (1.4)          98
Effective increase of foreign
  valuation allowances and
  differences between U.S. and
  foreign rates.................       5,190         26.6       (6,886)       (58.1)        (757)         3.8        7,061
Foreign dividends, less benefit
  of foreign tax credit.........         185          0.9           --           --           --           --           --
Changes in domestic valuation
  allowance.....................          --           --         (500)        (4.2)      15,600        (77.8)      (2,434)
Other...........................          88          0.5          205          1.7          144         (0.7)         102
                                  -----------         ---   -----------       -----   -----------       -----   -----------
  Total.........................   $  12,459         63.8%   $  (3,063)       (25.9%)  $   8,453        (42.1%)  $   8,171
                                  -----------         ---   -----------       -----   -----------       -----   -----------
                                  -----------         ---   -----------       -----   -----------       -----   -----------


                                    PERCENT
                                  -----------
Income tax provision at
  statutory rate................        34.0%
State and local income taxes,
  net of federal income tax
  effect........................         1.0
Effective increase of foreign
  valuation allowances and
  differences between U.S. and
  foreign rates.................        71.8
Foreign dividends, less benefit
  of foreign tax credit.........          --
Changes in domestic valuation
  allowance.....................       (24.7)
Other...........................         1.0
                                       -----
  Total.........................        83.1%
                                       -----
                                       -----

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

11. INCOME TAXES (CONTINUED)
    The income tax provision (benefit) represents the following (in thousands):

                                                                                                 FOR THE YEARS ENDED
                                                                FOR THE THREE   FOR THE QUARTER
                                                               QUARTERS ENDED        ENDED           DECEMBER 31,
                                                                 JANUARY 31,       MARCH 31,     --------------------
                                                                    1998             1997          1996       1995
                                                               ---------------  ---------------  ---------  ---------
Current:
  U.S........................................................    $       600
  Foreign....................................................          6,270       $     573     $   8,080  $   8,251
  State and local............................................            251             131           424        149
                                                                     -------         -------     ---------  ---------
    Total current............................................          7,121             704         8,504      8,400
                                                                     -------         -------     ---------  ---------
Deferred:
  U.S........................................................            940             160            --         50
  Foreign....................................................          4,398          (3,927)          (51)      (279)
                                                                     -------         -------     ---------  ---------
    Total deferred...........................................          5,338          (3,767)          (51)      (229)
                                                                     -------         -------     ---------  ---------
    Total income tax provision (benefit).....................    $    12,459       $  (3,063)    $   8,453  $   8,171
                                                                     -------         -------     ---------  ---------
                                                                     -------         -------     ---------  ---------

    The Internal Revenue Service has completed the examination of the consolidated U.S. federal tax returns for years through 1994. U.S. federal income tax refunds receivable of $2,070,000 at January 31, 1998 and $1,043,000 at March 31, 1997 and December 31, 1996, relating primarily to the carryback effect of environmental expenses and net operating losses, are reflected in prepaid expenses in the accompanying Consolidated Balance Sheets.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax

                  METALLURG INC. AND CONSOLIDATED SUBSIDIARIES

11. INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                            JANUARY 31,   MARCH 31,   DECEMBER 31,
                                                                               1998         1997          1996
                                                                            -----------  -----------  ------------
Deferred Tax Assets:
  NOL and other credit carryforwards......................................   $  37,295    $  39,160    $   47,996
  Retirement benefits.....................................................      17,193       18,359        25,950
  Environmental liabilities...............................................      16,090       16,976        20,139
  Goodwill................................................................       6,574        7,188         9,570
  Allowance for doubtful accounts.........................................       3,646        2,762           445
  Fixed assets............................................................         309        1,848            --
  Other...................................................................       1,393        3,907         1,800
                                                                            -----------  -----------  ------------
    Total deferred assets.................................................      82,500       90,200       105,900
  Deferred tax asset valuation allowance..................................     (72,300)     (76,400)      (95,100)
                                                                            -----------  -----------  ------------
    Net deferred tax assets...............................................      10,200       13,800        10,800
                                                                            -----------  -----------  ------------
Deferred Tax Liabilities:
  Fixed assets............................................................      (2,827)      (2,088)       (2,785)
  Pension credits.........................................................      (2,549)      (2,968)         (128)
  Tax writeoffs and reserves..............................................      (1,790)      (3,339)       (3,329)
  Inventories.............................................................      (1,461)        (712)         (316)
  Earnings of foreign subsidiaries expected to be remitted................          --         (558)       (5,851)
  Other...................................................................      (1,673)      (1,835)         (691)
                                                                            -----------  -----------  ------------
    Total deferred tax liabilities........................................     (10,300)     (11,500)      (13,100)
                                                                            -----------  -----------  ------------
      Net deferred tax (liability) asset..................................   $    (100)   $   2,300    $   (2,300)
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

    At January 31, 1998, the Company has net operating loss carryforwards relating to domestic operations of approximately $2,125,000 (subject to certain limitations relative to utilization) which expire through 2009 and Alternative Minimum Tax Credit carryforwards of approximately $700,000 which can be carried forward indefinitely. The Company's consolidated foreign subsidiaries have income tax loss carryforwards aggregating approximately $70,200,000, a substantial portion of which relates to certain Brazilian and German operations which do not expire under current regulations. Due to significant uncertainties surrounding the realization of certain loss carryforwards, the related deferred tax assets have been substantially provided for in the valuation allowances at January 31, 1998. However, during the period ended March 31, 1997, the Company determined that a German subsidiary had sufficiently demonstrated the ability to generate earnings and the valuation allowance of $6,032,000 relating to that subsidiary was appropriately reversed. Such benefit from a reduction in valuation allowance was partly offset by a deferred tax provision relating to an adjustment of U.K. pension liabilities. For the three quarters ended January 31, 1998, approximately $5,200,000 of the deferred tax provision will not result in cash payments in future periods. The non-cash portion of the deferred tax provision reflects the deferred tax effects of certain deferred tax assets for which a corresponding credit has been recorded to "Additional paid-in capital" approximating $2,900,000 and the deferred tax effects of certain deferred tax assets, primarily foreign net operating losses, for which a benefit had previously been recognized in the amount of $2,300,000.

    The adoption of fresh-start reporting results in an increase of additional paid-in capital, rather than an income tax benefit, as the benefits relating to existing deferred tax assets are recognized.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. SHAREHOLDERS' EQUITY (DEFICIT)

    Shareholders' Equity consists of the following (in thousands):

                                                                                  CUMULATIVE
                                                                                    FOREIGN                    TOTAL
                                                                     ADDITIONAL    CURRENCY     RETAINED   SHAREHOLDERS'
                                                         COMMON        PAID-IN    TRANSLATION   EARNINGS      EQUITY
                                                          STOCK        CAPITAL    ADJUSTMENT   (DEFICIT)     (DEFICIT)
                                                      -------------  -----------  -----------  ----------  -------------
Balance at January 1, 1994..........................    $      20                  $  12,543   $  (31,124)  $   (18,561)
  Net income........................................       --                         --            1,665         1,665
  Change in translation adjustment..................       --                         (1,056)      --            (1,056)
                                                              ---                 -----------  ----------  -------------
Balance at December 31, 1995........................           20                     11,487      (29,459)      (17,952)
  Net loss..........................................       --                         --          (28,495)      (28,495)
  Change in translation adjustment..................       --                          4,268       --             4,268
                                                              ---                 -----------  ----------  -------------
Balance at December 31, 1996........................           20                     15,755      (57,954)      (42,179)
  Net income (excluding effects of the
    consummation)...................................       --                         --           11,920        11,920
  Change in translation adjustment..................       --                         (1,224)      --            (1,224)
  Issuance of new common stock and consummation
    adjustments.....................................           30     $  49,950      (14,531)      46,034        81,483
                                                              ---    -----------  -----------  ----------  -------------
Balance at March 31, 1997...........................           50        49,950       --           --            50,000
  Net income........................................       --            --           --            6,272         6,272
  Change in translation adjustment..................       --            --              673       --               673
  Amortization of stock awards......................       --             1,250       --           --             1,250
  Deferred tax effects of fresh-start adjustments,
    certain deferred tax assets and NOL
    carryforwards...................................       --             2,906       --           --             2,906
  Dividends paid....................................       --           (13,897)      --           (5,433)      (19,330)
                                                              ---    -----------  -----------  ----------  -------------
Balance at January 31, 1998.........................    $      50     $  40,209    $     673   $      839   $    41,771
                                                              ---    -----------  -----------  ----------  -------------
                                                              ---    -----------  -----------  ----------  -------------

    Effective April 14, 1997, the Certificate of Incorporation of the Company was amended, whereby the authorized number of shares of common stock was increased to 15,000,000 shares with a par value of $.01 per share, and each original outstanding share of common stock of the Company was canceled. In addition, in accordance with the Plan, 4,706,406 shares were issued to prepetition unsecured claimholders. The Company was subsequently merged into a new corporation, organized under the laws of the State of Delaware, and all common shares then outstanding were exchanged on a one-for-one basis for shares in the new corporation.

    On the Effective Date, the Company adopted the SASOP, which is to be administered by the Compensation Committee of the Board of Directors for a term of 10 years. Under the terms of the SASOP, the Board may grant stock awards and stock options (including incentive stock options, nonqualified stock options or a combination of both) to officers and key employees of the Company. Under the SASOP, 500,000 shares of common stock were made available for stock awards and stock options. Pursuant to the Plan, the Board granted to eligible executives 250,000 shares of common stock (the "Initial Stock Awards"). Twenty percent of each Initial Stock Award was transferable on the date of grant and 40 percent will become transferable on the first and second anniversary of the date of grant. Additionally, the Board granted to eligible employees options to purchase 167,000 shares of common stock at $11.38 (fair market

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED) value on the date of grant), effective as of September 1, 1997. Such options vest 33 1/3% on the date of grant and 33 1/3% will vest on the first and second anniversary of the date of grant.

    The Company accounts for the SASOP using the intrinsic value method in accordance with APB No. 25. Accordingly, compensation expense related to the Initial Stock Awards of $1,250,000 and $500,000 was recognized in the three quarters ended January 31, 1998 and the quarter ended March 31, 1997, respectively, and no compensation expense was recognized for the stock options granted. The Company elected the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had the Company used the fair value method at the date of grant of the stock options, additional compensation expense would have been recorded, resulting in the following pro forma amounts (in thousands, except per share data):

                                                                                                    THREE QUARTERS
                                                                                                         ENDED
                                                                                                   JANUARY 31, 1998
                                                                                                   -----------------
Pro forma net income:
  Earnings before extraordinary item.............................................................      $   6,818
  Extraordinary item, net of tax.................................................................           (792)
                                                                                                          ------
  Net income.....................................................................................      $   6,026
                                                                                                          ------
                                                                                                          ------
Pro forma basic and diluted earnings per share:
  Earnings before extraordinary item.............................................................      $    1.38
  Extraordinary item, net of tax.................................................................          (0.16)
                                                                                                          ------
  Net income.....................................................................................      $    1.22
                                                                                                          ------
                                                                                                          ------

    The weighted average fair value of options granted was $1.47 per share. This fair value was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected volatility...  13%
Expected dividend       Not applicable
  yield...............
Expected life.........  24 months
Risk-free interest      5.25%
  rate................

    At December 31, 1996, 10,000 shares of common stock were authorized, of which 2,005 shares were outstanding. This stock had no par value and a stated value of $10 per share. In addition, 300,000 shares of preferred stock were authorized, having a par value of $100 per share, of which no shares were outstanding at December 31, 1996.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. OTHER INCOME (EXPENSE), NET

    Other income (expense), net consists of the following (in thousands):

                                                                                                FOR THE YEARS ENDED
                                                               FOR THE THREE   FOR THE QUARTER
                                                              QUARTERS ENDED        ENDED           DECEMBER 31,
                                                                JANUARY 31,       MARCH 31,     --------------------
                                                                   1998             1997          1996       1995
                                                              ---------------  ---------------  ---------  ---------
Net gain on asset sales.....................................     $   1,888        $   3,266     $   3,597  $   1,971
Additional institutional claims.............................        --               --            (1,706)    --
District 65 Pension Plan claims.............................        --               --            (5,050)    --
Prepetition environmental claims............................        --               --            (3,791)    --
Other, net..................................................           (83)             (87)          191     (1,964)
                                                                    ------           ------     ---------  ---------
  Total.....................................................     $   1,805        $   3,179     $  (6,759) $       7
                                                                    ------           ------     ---------  ---------
                                                                    ------           ------     ---------  ---------

    In the three quarters ended January 31, 1998, one of the Company's German subsidiaries sold certain plant assets no longer in productive use and recorded a gain of approximately $1,700,000.

    During 1997 and 1995, Metallurg sold two of its commercial real estate properties located in New York City in contemplation of the Plan. Gains of $2,747,000 and $765,000 are reflected in other income in the quarter ended March 31, 1997 and the year ended December 31, 1995, respectively.

    Upon reaching settlement in 1996 with various prepetition creditors, the District 65 Pension Plan and certain environmental regulatory authorities, the Debtors recorded additional expenses of approximately $10,500,000.

    In 1995, Turk Maadin Sirketi A.S., a Turkish chrome ore mining operation, entered into an agreement to sell a parcel of land no longer in productive use in an installment sale arrangement. As a result, gains on this transaction of $3,787,000 in 1996 and $960,000 in 1995 have been reflected in other income.

14. ENVIRONMENTAL LIABILITIES

    Shieldalloy operates manufacturing facilities in Newfield, New Jersey and Cambridge, Ohio which produce alloys and other specialty products. The historical manufacture of several products at the two facilities has resulted in the production of various by-products which Shieldalloy is obligated to clean up under federal and state environmental laws and regulations. These clean-up obligations are under the jurisdiction of the United States Environmental Protection Agency, the New Jersey Department of Environmental Protection, the Ohio Environmental Protection Agency, the United States Nuclear Regulatory Commission ("NRC"), the United States Department of Interior and the Ohio Department of Health. The Company has also provided for certain estimated costs associated with its sites in Germany and Brazil.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. ENVIRONMENTAL LIABILITIES (CONTINUED)
    Total environmental liabilities consist of the following (in thousands):

                                                                            JANUARY 31,   MARCH 31,   DECEMBER 31,
                                                                               1998         1997          1996
                                                                            -----------  -----------  ------------
Domestic:
  Shieldalloy--New Jersey.................................................   $  30,925    $  32,584    $   33,540
  Shieldalloy--Ohio.......................................................      11,797       12,264        12,600
                                                                            -----------  -----------  ------------
                                                                                42,722       44,848        46,140
Foreign...................................................................       5,201        6,086         6,598
                                                                            -----------  -----------  ------------
  Total environmental liabilities.........................................      47,923       50,934        52,738
Less: trust funds.........................................................       2,843        2,799         8,727
                                                                            -----------  -----------  ------------
  Net environmental liabilities...........................................      45,080       48,135        44,011
Less: current portion.....................................................       6,553        5,270         9,374
                                                                            -----------  -----------  ------------
  Environmental liabilities...............................................   $  38,527    $  42,865    $   34,637
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

    Shieldalloy entered into Administrative Consent Orders ("ACO's") with the State of New Jersey, dated October 5, 1988 and September 5, 1984, under which Shieldalloy, as required, has conducted a remedial investigation and feasibility study ("RI/FS") of alternatives to remedy groundwater contamination at the Newfield facility. The ACO's also require Shieldalloy to evaluate, and where appropriate, remediate certain additional environmental conditions pursuant to state laws and regulations. These activities include the closure of nine wastewater lagoons, soil remediation, surface water and sediment cleanup, as well as miscellaneous operation and maintenance activities and onsite controls. The Company accrued its best estimate of the associated costs with respect to remedial activities at the site which it expects to disburse over the next fifteen years. During 1995, $8,000,000 in a prepetition letter of credit was drawn upon and deposited in a trust fund. During the quarter ended March 31, 1997, remaining prepetition letters of credit, in the amount of $8,200,000, were drawn upon and deposited in a trust fund. Subsequently, pursuant to an agreement with the State of New Jersey, the Company was permitted to withdraw cash from the environmental trust and substitute letters of credit in an equivalent dollar amount. At January 31, 1998, outstanding letters of credit issued as financial assurances in favor of various environmental agencies total $21,419,000. The costs of providing financial assurance over the term of the remediation activities have been contemplated in the accrued amounts.

    As a result of NRC-regulated manufacturing activities, slag piles have accumulated at the Cambridge and Newfield sites which contain low levels of naturally occurring radioactivity. As related production has ceased at the Cambridge location, Shieldalloy is required to decommission the slag piles. Shieldalloy obtained approval from the State of Ohio and is currently awaiting approval from the NRC to stabilize and cap the slag piles in situ. As long as production continues at the Newfield location, the NRC will allow the slag pile to remain in place, subject to submission of a conceptual decommissioning plan and financial assurance for implementation of that plan. The Company's obligation for decommissioning costs for these sites is partially assured by cash funds held in trust. As a condition precedent to consummation of the Plan, $1,500,000 in a prepetition letter of credit, relating to both the Newfield and Cambridge facilities, was drawn upon and deposited in a trust fund.

    In 1987, Shieldalloy purchased the Cambridge manufacturing facility from Foote Mineral Company. Cyprus Foote Mineral Company ("Cyprus Foote") is the successor in interest to Foote. During 1995,

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. ENVIRONMENTAL LIABILITIES (CONTINUED)
Shieldalloy, Cyprus Foote and the State of Ohio entered into a Consent Order for Permanent Injunction (the "Consent Order") under which Shieldalloy and Cyprus Foote agreed to conduct an RI/FS of the Cambridge site and the State of Ohio agreed to review such information on an expedited basis and issue a Preferred Plan setting forth a final remedy for the site. On December 16, 1996, the State of Ohio issued its Preferred Plan and, subsequently, Shieldalloy and Cyprus Foote agreed to perform remedial design and remedial action at the site. These activities include remediation of slag piles, clean up of wetland soils and clean up of on-site and off-site sediments. Pursuant to the Consent Order, Shieldalloy and Cyprus Foote are jointly and severally liable to the State of Ohio in respect of these obligations. However, Shieldalloy has agreed with Cyprus Foote that it shall perform and be liable for the performance of these remedial obligations. Therefore, the Company has accrued its best estimate of associated costs which it expects to substantially disburse over the next six years. With respect to the financial assurance obligations to the State of Ohio, Cyprus Foote has agreed to provide financial assurance of approximately $9,000,000 as required by the State of Ohio and Shieldalloy has purchased an annuity contract which will provide for future payments into the trust fund to cover certain of the estimated operation and maintenance costs over the next 100 years.

    The Company's German subsidiaries have accrued environmental liabilities in the amounts of $4,827,000, $5,611,000 and $5,918,000 at January 31, 1998, March
31, 1997 and December 31, 1996, respectively, to cover the costs of closing an off-site dump and for certain environmental conditions at a subsidiary's Nuremberg site. In Brazil, costs of $374,000, $475,000 and $506,000 have been accrued at January 31, 1998, March 31, 1997 and December 31, 1996, respectively, to cover reclamation costs of the closed mine sites.

15. CONTINGENT LIABILITIES

    In addition to environmental matters which are discussed in Note 13, the Company continues defending various claims and legal actions arising in the normal course of business. Management believes, based on the advice of counsel, that the outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

16. LEASES

    The Company leases office space, facilities and equipment. The leases generally provide that the Company pay the tax, insurance and maintenance expenses related to the leased assets. At January 31, 1998, future minimum lease payments required under non-cancelable operating leases having remaining lease terms in excess of one year are as follows (in thousands):

JANUARY 31,
-------------------------------------------------------------------------------------
1999.................................................................................  $   1,431
2000.................................................................................      1,322
2001.................................................................................      1,074
2002.................................................................................        945
2003.................................................................................        715
Thereafter...........................................................................      3,626
                                                                                       ---------
  Total..............................................................................  $   9,113
                                                                                       ---------
                                                                                       ---------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. LEASES (CONTINUED)
    Rent expense under operating leases for the three quarters ended January 31, 1998, the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995 was $938,000, $511,000, $868,000 and $815,000, respectively.

    In December 1996, Metallurg entered into a fifteen year lease for its new headquarters location. No rent payments are required for the first 15 months of the lease. Such rental concessions are being amortized over the lease term on a straight-line basis.

17. SUBSEQUENT EVENTS

    During February 1998, the Company purchased an additional 5% interest in SMW, a Russian magnesium metal producer, for approximately $2,000,000. Also during March 1998, the Company sold its minority investment in Compagnie des Mines et Metaux S.A., a Luxembourg affiliate, for proceeds of approximately $1,100,000, resulting in a gain of approximately $900,000.

18. SUPPLEMENTAL GUARANTOR INFORMATION

    Under the terms of the Senior Notes, Shieldalloy, Metallurg Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. (collectively, the "Guarantors"), wholly owned domestic subsidiaries of the Company, will fully and unconditionally guarantee on a joint and several basis the Company's obligations to pay principal, premium and interest in respect of the Senior Notes due 2007. Management has determined that separate, full financial statements of the Guarantors would not be material to potential investors and, accordingly, such financial statements are not provided. Supplemental financial information of the Guarantors is presented below:

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                  CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 FOR THE THREE QUARTERS ENDED JANUARY 31, 1998
                                 (IN THOUSANDS)

                                                                     COMBINED       COMBINED
                                                      METALLURG,     GUARANTOR   NON-GUARANTOR
                                                         INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                    --------------  -----------  --------------  ------------  ------------
Total revenue.....................................    $   43,047     $ 150,569     $  364,611     $  (81,260)   $  476,967
                                                         -------    -----------  --------------  ------------  ------------
Operating costs and expenses:
  Cost of sales...................................        39,279       134,990        315,954        (80,190)      410,033
  Selling, general and
    administrative expenses.......................         7,187         7,552         28,824         --            43,563
                                                         -------    -----------  --------------  ------------  ------------
Total operating costs and expenses................        46,466       142,542        344,778        (80,190)      453,596
                                                         -------    -----------  --------------  ------------  ------------
Operating income (loss)...........................        (3,419)        8,027         19,833         (1,070)       23,371
Other:
  Other income (expense), net.....................           (28)          158          1,675         --             1,805
  Interest income (expense), net..................        (4,639)          605         (1,619)        --            (5,653)
  Equity in earnings of subsidiaries..............        13,903         2,530         --            (16,433)       --
                                                         -------    -----------  --------------  ------------  ------------
Income before income tax provision and
 extraordinary item...............................         5,817        11,320         19,889        (17,503)       19,523
Income tax (benefit) provision....................        (1,165)        2,910         10,714         --            12,459
                                                         -------    -----------  --------------  ------------  ------------
Net income before extraordinary item..............         6,982         8,410          9,175        (17,503)        7,064
Extraordinary item, net of tax....................          (710)       --                (82)        --              (792)
                                                         -------    -----------  --------------  ------------  ------------
Net income........................................    $    6,272     $   8,410     $    9,093     $  (17,503)   $    6,272
                                                         -------    -----------  --------------  ------------  ------------
                                                         -------    -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
           CONDENSED CONSOLIDATING BALANCE SHEET AT JANUARY 31, 1998
                                 (IN THOUSANDS)

                                                                     COMBINED       COMBINED
                                                      METALLURG,     GUARANTOR   NON-GUARANTOR
                                                         INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                    --------------  -----------  --------------  ------------  ------------
ASSETS
Current Assets:
  Cash and cash equivalents.......................   $     15,883    $     724     $   26,396                   $   43,003
  Accounts and notes receivable, net..............         31,713       43,665         67,403     $  (58,850)       83,931
  Inventories.....................................          6,122       39,823         75,389         (3,745)      117,589
  Other assets....................................          6,400          230          7,609         --            14,239
                                                    --------------  -----------  --------------  ------------  ------------
      Total current assets........................         60,118       84,442        176,797        (62,595)      258,762
Investments--intergroup...........................         91,464       50,666         --           (142,130)       --
Investments--other................................            244       --              1,366         --             1,610
Property, plant and equipment, net................          1,024        6,805         33,673         --            41,502
Other assets......................................         13,790            4         12,666         (8,548)       17,912
                                                    --------------  -----------  --------------  ------------  ------------
      Total.......................................   $    166,640    $ 141,917     $  224,502     $ (213,273)   $  319,786
                                                    --------------  -----------  --------------  ------------  ------------
                                                    --------------  -----------  --------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current portion of long-term
    debt..........................................                                 $    4,016                   $    4,016
  Trade payables..................................   $        964    $  18,198         51,075     $  (18,929)       51,308
  Accrued expenses................................          4,543        4,022         15,457         --            24,022
  Loans payable--intergroup.......................         17,175        3,925         28,820        (49,920)       --
  Other current liabilities.......................            400        5,165          6,094         --            11,659
                                                    --------------  -----------  --------------  ------------  ------------
      Total current liabilities...................         23,082       31,310        105,462        (68,849)       91,005
                                                    --------------  -----------  --------------  ------------  ------------
Long-term Liabilities
  Long-term debt..................................        100,000       --              3,133         --           103,133
  Accrued pension liabilities.....................            392        1,691         36,268         --            38,351
  Environmental liabilities, net..................        --            35,179          3,348         --            38,527
  Other liabilities...............................          1,395       --             14,153         (8,549)        6,999
                                                    --------------  -----------  --------------  ------------  ------------
      Total long-term liabilities.................        101,787       36,870         56,902         (8,549)      187,010
                                                    --------------  -----------  --------------  ------------  ------------
      Total liabilities...........................        124,869       68,180        162,364        (77,398)      278,015
                                                    --------------  -----------  --------------  ------------  ------------
Shareholders' Equity:
  Common stock....................................             50        1,227         80,358        (81,585)           50
  Additional paid-in capital......................         40,209       90,867          1,104        (91,971)       40,209
  Cumulative foreign currency translation
    adjustment....................................            673        1,109         22,386        (23,495)          673
  Retained earnings (deficit).....................            839      (19,466)       (41,710)        61,176           839
                                                    --------------  -----------  --------------  ------------  ------------
    Shareholder's equity..........................         41,771       73,737         62,138       (135,875)       41,771
                                                    --------------  -----------  --------------  ------------  ------------
      Total.......................................   $    166,640    $ 141,917     $  224,502     $ (213,273)   $  319,786
                                                    --------------  -----------  --------------  ------------  ------------
                                                    --------------  -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                  CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                 FOR THE THREE QUARTERS ENDED JANUARY 31, 1998
                                 (IN THOUSANDS)

                                                                         COMBINED       COMBINED
                                                          METALLURG,     GUARANTOR   NON-GUARANTOR
                                                             INC.       SUBSIDIARIES  SUBSIDIARIES   CONSOLIDATED
                                                        --------------  -----------  --------------  ------------
Cash Flows from Operating Activities..................    $  (13,977)    $  (1,263)    $   14,894     $     (346)
                                                        --------------  -----------       -------    ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment..........          (330)       (1,086)        (8,031)        (9,447)
  Proceeds from asset sales...........................             9           106          3,632          3,747
  Other, net..........................................            77        --                (63)            14
                                                        --------------  -----------       -------    ------------
Net cash (used in) provided by investing activities...          (244)         (980)        (4,462)        (5,686)
                                                        --------------  -----------       -------    ------------
Cash Flows from Financing Activities:
  Intergroup borrowings (repayments)..................       (21,053)        1,322         20,544            813
  Proceeds from long-term debt........................       100,000        --             --            100,000
  Fees paid to issue long-term debt...................        (4,000)       --             --             (4,000)
  Net repayment of short-term debt....................        --            --            (10,126)       (10,126)
  Repayment of long-term debt.........................       (39,461)       --             (8,848)       (48,309)
  Intergroup dividends received (paid)................         5,585        --             (5,585)        --
  Dividends paid......................................       (19,330)       --             --            (19,330)
                                                        --------------  -----------       -------    ------------
Net financing provided by (used in) financing
 activities...........................................        21,741         1,322         (4,015)        19,048
                                                        --------------  -----------       -------    ------------
Effects of exchange rate changes on cash and cash
 equivalents..........................................        --            --               (353)          (353)
                                                        --------------  -----------       -------    ------------
Net increase (decrease) in cash and cash
 equivalents..........................................         7,520          (921)         6,064         12,663
Cash and cash equivalents--beginning of period........         8,363         1,645         20,332         30,340
                                                        --------------  -----------       -------    ------------
Cash and cash equivalents--end of period..............    $   15,883     $     724     $   26,396     $   43,003
                                                        --------------  -----------       -------    ------------
                                                        --------------  -----------       -------    ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                     COMBINED       COMBINED
                                                      METALLURG,     GUARANTOR   NON-GUARANTOR
                                                         INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                    --------------  -----------  --------------  ------------  ------------
Total revenue.....................................    $   10,578     $  52,475     $  117,652     $  (25,118)   $  155,587
                                                         -------    -----------  --------------  ------------  ------------
Operating costs and expenses:
  Cost of sales...................................        10,219        47,590        100,709        (24,458)      134,060
  Selling, general and administrative expenses....         2,662         2,118         10,266         --            15,046
                                                         -------    -----------  --------------  ------------  ------------
Total operating costs and expenses................        12,881        49,708        110,975        (24,458)      149,106
                                                         -------    -----------  --------------  ------------  ------------
Operating (loss) income...........................        (2,303)        2,767          6,677           (660)        6,481
Other:
  Other (expense) income, net.....................        (7,041)        9,903            317         --             3,179
  Interest (expense) income, net..................          (795)          554             (4)        --              (245)
  Reorganization expense..........................        (1,698)         (965)        --             --            (2,663)
  Fresh-start revaluation.........................        11,652        (6,305)          (240)        --             5,107
  Equity in earnings of subsidiaries..............        (6,216)       --             --              6,216        --
                                                         -------    -----------  --------------  ------------  ------------
Income before income tax provision and
  extraordinary item..............................        (6,401)        5,954          6,750          5,556        11,859
Income tax provision (benefit)....................          (241)           30         (2,852)        --            (3,063)
                                                         -------    -----------  --------------  ------------  ------------
Income (loss) before extraordinary item...........        (6,160)        5,924          9,602          5,556        14,922
Extraordinary item, net of tax....................        64,114       (17,036)        (4,046)        --            43,032
                                                         -------    -----------  --------------  ------------  ------------
Net income........................................    $   57,954     $ (11,112)    $    5,556     $    5,556    $   57,954
                                                         -------    -----------  --------------  ------------  ------------
                                                         -------    -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

              CONDENSED CONSOLIDATING BALANCE SHEET AT MARCH 31, 1997
                                 (IN THOUSANDS)

                                                           COMBINED       COMBINED
                                            METALLURG,     GUARANTOR   NON-GUARANTOR
                                               INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                          --------------  -----------  --------------  ------------  ------------
ASSETS
Current Assets:
  Cash and cash equivalents.............   $      8,363    $   1,645     $   20,332                   $   30,340
  Accounts and notes receivable, net....         16,664       43,011         79,068     $  (44,593)       94,150
  Inventories...........................          4,300       31,900         75,733         (2,675)      109,258
  Other assets..........................          4,342          308         11,662         --            16,312
  Assets held for sale..................        --            --              1,180         --             1,180
                                          --------------  -----------  --------------  ------------  ------------
    Total current assets................         33,669       76,864        187,975        (47,268)      251,240
Investments--intergroup.................         78,591       49,632         --           (128,223)       --
Investments--other......................            244       --              1,217         --             1,461
Property, plant and equipment, net......            828        6,967         31,112         --            38,907
Other assets............................          1,663       --             12,433         --            14,096
                                          --------------  -----------  --------------  ------------  ------------
    Total...............................   $    114,995    $ 133,463     $  232,737     $ (175,491)   $  305,704
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current portion of
    long-term debt......................                                 $   14,777                   $   14,777
  Trade payables........................   $     16,992    $  17,708         56,386     $  (35,139)       55,947
  Accrued expenses......................          6,389        4,517         14,445         --            25,351
  Loans payable--intergroup.............        --             1,353         18,101        (19,454)       --
  Other current liabilities.............            236        5,429          6,184         --            11,849
                                          --------------  -----------  --------------  ------------  ------------
    Total current liabilities...........         23,617       29,007        109,893        (54,593)      107,924
                                          --------------  -----------  --------------  ------------  ------------
Long-term Liabilities:
  Long-term debt........................         39,461       --             12,250         --            51,711
  Accrued pension liabilities...........            522        1,621         38,947         --            41,090
  Environmental liabilities, net........        --            36,949          5,916         --            42,865
  Other liabilities.....................          1,395       --             10,772            (53)       12,114
                                          --------------  -----------  --------------  ------------  ------------
    Total long-term liabilities.........         41,378       38,570         67,885            (53)      147,780
                                          --------------  -----------  --------------  ------------  ------------
    Total liabilities...................         64,995       67,577        177,778        (54,646)      255,704
                                          --------------  -----------  --------------  ------------  ------------
Shareholders' Equity:
  Common stock..........................             50        1,227         80,226        (81,453)           50
  Additional paid-in capital............         49,950       90,867            222        (91,089)       49,950
  Cumulative foreign currency
    translation adjustment..............        --            --             21,704        (21,704)       --
  Regained earnings (deficit)...........        --           (26,208)       (47,193)        73,401        --
                                          --------------  -----------  --------------  ------------  ------------
    Shareholders' equity................         50,000       65,886         54,959       (120,845)       50,000
                                          --------------  -----------  --------------  ------------  ------------
      Total.............................   $    114,995    $ 133,463     $  232,737     $ (175,491)   $  305,704
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                         COMBINED       COMBINED
                                                          METALLURG,     GUARANTOR   NON-GUARANTOR
                                                             INC.       SUBSIDIARIES  SUBSIDIARIES   CONSOLIDATED
                                                        --------------  -----------  --------------  ------------
Cash Flows from Operating Activities..................    $   (1,796)    $   7,677     $      535     $    6,416
                                                             -------    -----------  --------------  ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment..........          (711)         (311)        (1,752)        (2,774)
  Proceeds from asset sales...........................         4,215        --                751          4,966
  Other, net..........................................        --            --                (25)           (25)
                                                             -------    -----------  --------------  ------------
Net cash provided by (used in) investing activities...         3,504          (311)        (1,026)         2,167
                                                             -------    -----------  --------------  ------------
Cash Flows from Financing and Reorganization
  Activities:
  Cash distribution pursuant to Plan of
    Reorganization....................................       (55,865)       (3,501)        --            (59,366)
  Drawdown of prepetition letter of credit............         9,700        --             --              9,700
  Intergroup borrowings (repayments)..................         2,088        (2,652)           564         --
  Proceeds from long-term debt........................        --            --              8,100          8,100
  Net short-term borrowing............................        --            --              1,062          1,062
  Repayment of long-term debt.........................        --            --               (487)          (487)
  Dividends received (paid)...........................         9,423        --             (9,423)        --
                                                             -------    -----------  --------------  ------------
Net cash used in financing and reorganization
  activities..........................................       (34,654)       (6,153)          (184)       (40,991)
                                                             -------    -----------  --------------  ------------
Effects of exchange rate changes on cash and cash
  equivalents.........................................        --            --               (526)          (526)
                                                             -------    -----------  --------------  ------------
Net (decrease) increase in cash and cash
  equivalents.........................................       (32,946)        1,213         (1,201)       (32,934)
Cash and cash equivalents--beginning of quarter.......        41,309           432         21,533         63,274
                                                             -------    -----------  --------------  ------------
Cash and cash equivalents--end of quarter.............    $    8,363     $   1,645     $   20,332     $   30,340
                                                             -------    -----------  --------------  ------------
                                                             -------    -----------  --------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                  CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                          COMBINED       COMBINED
                                           METALLURG,     GUARANTOR   NON-GUARANTOR
                                              INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                         --------------  -----------  --------------  ------------  ------------
Total revenue..........................    $   35,536     $ 199,864     $  489,110     $  (74,508)   $  650,002
Operating costs and expenses:
  Cost of sales........................        33,640       185,827        420,929        (73,858)      566,538
  Selling, general and
    administrative expenses............         5,150         9,363         42,590         --            57,103
  Environmental expenses...............        --            35,176          2,406         --            37,582
                                         --------------  -----------  --------------  ------------  ------------
Total operating costs and
  expenses.............................        38,790       230,366        465,925        (73,858)      661,223
                                         --------------  -----------  --------------  ------------  ------------
Operating income (loss)................        (3,254)      (30,502)        23,185           (650)      (11,221)
Other:
  Other income (expense), net..........       (11,881)       (9,897)        11,200          3,819        (6,759)
  Interest income (expense), net.......         1,254         1,517         (1,298)        --             1,473
  Reorganization expense...............        (1,500)       (2,035)        --             --            (3,535)
  Equity in earnings (losses)
    of subsidiaries....................       (13,041)          231         --             12,810        --
                                         --------------  -----------  --------------  ------------  ------------
Income (loss) before income
  tax provision........................       (28,422)      (40,686)        33,087         15,979       (20,042)
Income tax provision (benefit)                     73           128          8,252         --             8,453
                                         --------------  -----------  --------------  ------------  ------------
  Net income...........................    $  (28,495)    $ (40,814)    $   24,835     $   15,979    $  (28,495)
                                         --------------  -----------  --------------  ------------  ------------
                                         --------------  -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
           CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                           COMBINED       COMBINED
                                            METALLURG,     GUARANTOR   NON-GUARANTOR
                                               INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                          --------------  -----------  --------------  ------------  ------------
ASSETS
Current Assets:
  Cash and cash equivalents.............   $     41,309    $     432     $   21,533                   $   63,274
  Accounts and notes receivable, net....         40,613       60,521         75,135     $  (87,674)       88,595
  Inventories...........................          6,392       29,155         72,831         (2,015)      106,363
  Other assets..........................          3,996          255         10,064         --            14,315
  Assets held for sale..................          1,843       --             --             --             1,843
                                          --------------  -----------  --------------  ------------  ------------
    Total current assets................         94,153       90,363        179,563        (89,689)      274,390
Investments--intergroup.................         52,622       --             --            (52,622)       --
Investments--other......................          1,530       --              1,408         --             2,938
Property, plant and equipment, net......            364       11,053         36,468         --            47,885
Other assets............................         10,030        4,699          4,841        (13,157)        6,413
                                          --------------  -----------  --------------  ------------  ------------
    Total...............................   $    158,699    $ 106,115     $  222,280     $ (155,468)   $  331,626
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt and current portion of
    long-term debt......................                                 $   14,820                   $   14,820
  Trade payables........................   $     22,296    $  16,249         48,405     $  (38,686)       48,264
  Accrued expenses......................          4,913        3,531         13,155         --            21,599
  Loans payable--intergroup.............        --            10,101         17,268        (27,369)       --
  Other current liabilities.............            235        9,501          7,237         (1,000)       15,973
                                          --------------  -----------  --------------  ------------  ------------
    Total current liabilities...........         27,444       39,382        100,885        (67,055)      100,656
                                          --------------  -----------  --------------  ------------  ------------
Long-term Liabilities:
  Long-term debt........................        --            --              5,049         --             5,049
  Accrued pension liabilities...........          1,441       --             42,485         --            43,926
  Environmental liabilities, net........        --            28,213          6,424         --            34,637
  Other liabilities.....................        --             8,727          9,690         (8,777)        9,640
                                          --------------  -----------  --------------  ------------  ------------
    Total long-term liabilities.........          1,441       36,940         63,648         (8,777)       93,252
                                          --------------  -----------  --------------  ------------  ------------
Liabilities Subject to Compromise.......        171,993       42,902         --            (34,998)      179,897
                                          --------------  -----------  --------------  ------------  ------------
    Total liabilities...................        200,878      119,224        164,533       (110,830)      373,805
                                          --------------  -----------  --------------  ------------  ------------
Shareholders' Equity (Deficit):
  Common stock..........................             20        1,987         80,424        (82,411)           20
  Cumulative foreign currency
    translation adjustment..............         15,755       --             21,816        (21,816)       15,755
  Retained earnings (deficit)...........        (57,954)     (15,096)       (44,493)        59,589       (57,954)
                                          --------------  -----------  --------------  ------------  ------------
  Shareholders' equity (deficit)........        (42,179)     (13,109)        57,747        (44,638)      (42,179)
                                          --------------  -----------  --------------  ------------  ------------
    Total...............................   $    158,699    $ 106,115     $  222,280     $ (155,468)   $  331,626
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                         COMBINED       COMBINED
                                                          METALLURG,     GUARANTOR   NON-GUARANTOR
                                                             INC.       SUBSIDIARIES  SUBSIDIARIES   CONSOLIDATED
                                                        --------------  -----------  --------------  ------------
Cash Flows from Operating Activities..................    $    1,922     $   9,748     $   35,995     $   47,665
                                                             -------    -----------       -------    ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment..........           (90)         (599)        (8,842)        (9,531)
  Proceeds from asset sales...........................        --               493          5,313          5,806
  Other, net..........................................        (6,192)           25          4,873         (1,294)
                                                             -------    -----------       -------    ------------
Net cash (used in) provided by investing activities...        (6,282)          (81)         1,344         (5,019)
                                                             -------    -----------       -------    ------------
Cash Flows from Financing Activities:
  Intergroup borrowings (repayments)..................        16,108       (10,223)        (5,885)        --
  Net repayment of short-term debt....................        --            --            (14,709)       (14,709)
  Repayment of long-term debt.........................        --            --             (1,408)        (1,408)
  Dividends received (paid)...........................         5,091        --             (5,091)        --
                                                             -------    -----------       -------    ------------
Net cash provided by (used in) financing activities...        21,199       (10,223)       (27,093)       (16,117)
                                                             -------    -----------       -------    ------------
Effects of exchange rate changes on cash and cash
  equivalents.........................................        --            --                (83)           (83)
                                                             -------    -----------       -------    ------------
Net increase (decrease) in cash and cash
  equivalents.........................................        16,839          (556)        10,163         26,446
Cash and cash equivalents--beginning of year..........        24,470           988         11,370         36,828
                                                             -------    -----------       -------    ------------
Cash and cash equivalents--end of year................    $   41,309     $     432     $   21,533     $   63,274
                                                             -------    -----------       -------    ------------
                                                             -------    -----------       -------    ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                           COMBINED       COMBINED
                                            METALLURG,     GUARANTOR   NON-GUARANTOR
                                               INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                          --------------  -----------  --------------  ------------  ------------
Total revenue...........................    $   40,858     $ 190,417     $  534,687     $  (76,598)   $  689,364
                                               -------    -----------  --------------  ------------  ------------
Operating costs and expenses:
  Cost of sales.........................        39,385       170,504        470,244        (76,598)      603,535
  Selling, general and administrative
    expenses............................         4,600         8,745         39,497         --            52,842
  Environmental expenses................        --             1,657          3,967         --             5,624
  Restructuring charges.................        --            --             11,658         --            11,658
                                               -------    -----------  --------------  ------------  ------------
Total operating costs and expenses......        43,985       180,906        525,366        (76,598)      673,659
                                               -------    -----------  --------------  ------------  ------------
Operating income (loss).................        (3,127)        9,511          9,321         --            15,705
Other:
  Other income (expense), net...........         1,270          (339)          (924)        --                 7
  Interest income (expense), net........           900         1,026         (3,875)        --            (1,949)
  Reorganization expense................        (1,615)       (2,312)        --             --            (3,927)
  Equity in earnings of subsidiaries....         3,312         1,203         --             (4,515)       --
                                               -------    -----------  --------------  ------------  ------------
Income before income tax provision......           740         9,089          4,522         (4,515)        9,836
Income tax provision (benefit)..........          (925)          308          8,788         --             8,171
                                               -------    -----------  --------------  ------------  ------------
  Net income (loss).....................    $    1,665     $   8,781     $   (4,266)    $   (4,515)   $    1,665
                                               -------    -----------  --------------  ------------  ------------
                                               -------    -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

18. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                         COMBINED       COMBINED
                                                          METALLURG,     GUARANTOR   NON-GUARANTOR
                                                             INC.       SUBSIDIARIES  SUBSIDIARIES   CONSOLIDATED
                                                        --------------  -----------  --------------  ------------
Cash Flows from Operating Activities..................    $   (2,571)    $  (1,685)    $    9,914     $    5,658
                                                        --------------  -----------       -------    ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment..........          (116)       (1,461)        (5,135)        (6,712)
  Proceeds from asset sales...........................           940            54          1,669          2,663
  Other, net..........................................        --            --                104            104
                                                        --------------  -----------       -------    ------------
Net cash provided by (used in) investing activities...           824        (1,407)        (3,362)        (3,945)
                                                        --------------  -----------       -------    ------------
Cash Flow from Financing Activities:
  Drawdown of prepetition letter of credit............         8,000        --             --              8,000
  Intergroup borrowings (repayments)..................        (1,107)        2,175         (1,068)        --
  Net short-term borrowing............................        --            --                420            420
  Repayment of long-term debt.........................        --            --             (2,238)        (2,238)
  Dividends received (paid)...........................         6,407        --             (6,407)        --
                                                        --------------  -----------       -------    ------------
Net cash provided by (used in) financing activities...        13,300         2,175         (9,293)         6,182
                                                        --------------  -----------       -------    ------------
Effects of exchange rate changes on cash and cash
  equivalents.........................................        --            --                774            774
                                                        --------------  -----------       -------    ------------
Net increase (decrease) in cash and cash
  equivalents.........................................        11,553          (917)        (1,967)         8,669
Cash and cash equivalents--beginning of year..........        12,917         1,905         13,337         28,159
                                                        --------------  -----------       -------    ------------
Cash and cash equivalents--end of year................    $   24,470     $     988     $   11,370     $   36,828
                                                        --------------  -----------       -------    ------------
                                                        --------------  -----------       -------    ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

         SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (IN THOUSANDS)

                                                                 (1)              (2)
                                                BALANCE AT   CHARGED TO       CHARGED TO                     BALANCE AT
                                                 BEGINNING    COSTS AND     OTHER ACCOUNTS      DEDUCTIONS       END
DESCRIPTION                                      OF PERIOD    EXPENSES       --DESCRIBE--      --DESCRIBE--   OF PERIOD
----------------------------------------------  -----------  -----------  -------------------  ------------  -----------
YEAR ENDED DECEMBER 31, 1995:
Accounts receivable allowance for doubtful
  accounts....................................   $   5,513    $   1,669           --            $   (3,187)(a)  $   3,995

YEAR ENDED DECEMBER 31, 1996:
Accounts receivable allowance for doubtful
  accounts....................................   $   3,995    $     696           --            $     (388)(a)  $   4,303

QUARTER ENDED MARCH 31, 1997:
Accounts receivable allowance for doubtful
  accounts....................................   $   4,303    $     162           --            $   (4,465)(b)  $  --

THREE QUARTERS ENDED JANUARY 31, 1998:
Accounts receivable allowance for doubtful
  accounts....................................   $      --    $   1,700           --                --        $   1,700

------------------------

(a)        Uncollectible accounts written
           off, less recoveries.

(b)        Uncollectible accounts written
           off, less recoveries............  $    (376)

           Elimination of historical
           allowance account upon
           revaluation of assets to fair
           value in accordance with
           fresh-start reporting at March
           31, 1997........................     (4,089)
                                             ---------
                                             $  (4,465)
                                             ---------
                                             ---------

                         UNAUDITED FINANCIAL STATEMENTS

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
          CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  REORGANIZED   PREDECESSOR
                                                                    COMPANY       COMPANY
                                                                  ------------  -----------
                                                                    QUARTER       QUARTER
                                                                     ENDED         ENDED
                                                                   APRIL 30,     MARCH 31,
                                                                      1998         1997
                                                                  ------------  -----------
Total revenue...................................................   $  167,830    $ 155,587
                                                                  ------------  -----------
Operating costs and expenses:
  Cost of sales.................................................      139,008      134,060
  Selling, general and administrative expenses..................       14,761       15,046
                                                                  ------------  -----------
  Total operating costs and expenses............................      153,769      149,106
                                                                  ------------  -----------
    Operating income............................................       14,061        6,481
Other income (expense):
  Other income, net.............................................          878        3,179
  Interest income (expense), net................................       (2,072)        (245)
  Reorganization expense........................................           --       (2,663)
  Fresh-start revaluation.......................................           --        5,107
                                                                  ------------  -----------
Income before income tax provision and extraordinary item.......       12,867       11,859
Income tax provision (benefit)..................................        6,077       (3,063)
                                                                  ------------  -----------
  Net income before extraordinary item..........................        6,790       14,922
Extraordinary item..............................................           --       43,032
                                                                  ------------  -----------
Net income......................................................   $    6,790    $  57,954
                                                                  ------------  -----------
                                                                  ------------  -----------
Weighted average shares outstanding.............................        4,956
                                                                  ------------
                                                                  ------------
Basic and diluted earnings per share............................        $1.37
                                                                  ------------
                                                                  ------------

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

           CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    REORGANIZED    PREDECESSOR
                                                                      COMPANY        COMPANY
                                                                   -------------  -------------
                                                                   QUARTER ENDED  QUARTER ENDED
                                                                   APRIL30, 1998  MARCH31,1997
                                                                   -------------  -------------
Net income.......................................................    $   6,790      $  57,954
Other comprehensive income (loss):
  Foreign currency translation adjustments (a)...................           76         (1,224)
                                                                        ------    -------------
Comprehensive income.............................................    $   6,866      $  56,730
                                                                        ------    -------------
                                                                        ------    -------------

------------------------

(a) The Company does not provide for U.S. income taxes on foreign currency translation adjustments because it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             REORGANIZED COMPANY
                                                                                           -----------------------
                                                                                           APRIL 30,   JANUARY 31,
                                                                                              1998        1998
                                                                                           ----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents..............................................................  $   50,221   $  43,003
  Accounts and notes receivable, net.....................................................      90,827      83,931
  Inventories............................................................................     116,574     117,589
  Other assets...........................................................................      12,815      14,239
                                                                                           ----------  -----------
    Total current assets.................................................................     270,437     258,762
Property, plant and equipment, net.......................................................      41,666      41,502
Other assets.............................................................................      18,569      19,522
                                                                                           ----------  -----------
        TOTAL............................................................................  $  330,672   $ 319,786
                                                                                           ----------  -----------
                                                                                           ----------  -----------
LIABILITIES
Current liabilities:
  Short-term debt and current portion of long-term debt..................................  $    3,975   $   4,016
  Trade payables.........................................................................      54,383      51,308
  Accrued expenses.......................................................................      31,537      30,575
  Other current liabilities..............................................................       6,592       5,106
                                                                                           ----------  -----------
    Total current liabilities............................................................      96,487      91,005
                                                                                           ----------  -----------
Long-term liabilities:
  Long-term debt.........................................................................     102,722     103,133
  Accrued pension liabilities............................................................      37,473      38,351
  Environmental liabilities, net.........................................................      37,753      38,527
  Other liabilities......................................................................       6,410       6,999
                                                                                           ----------  -----------
    Total long-term liabilities..........................................................     184,358     187,010
                                                                                           ----------  -----------
    Total liabilities....................................................................     280,845     278,015
                                                                                           ----------  -----------

SHAREHOLDERS' EQUITY
Common stock.............................................................................          50          50
Additional paid-in capital...............................................................      41,399      40,209
Accumulated other comprehensive income...................................................         749         673
Retained earnings........................................................................       7,629         839
                                                                                           ----------  -----------
    Total shareholders' equity...........................................................      49,827      41,771
                                                                                           ----------  -----------
        TOTAL............................................................................  $  330,672   $ 319,786
                                                                                           ----------  -----------
                                                                                           ----------  -----------

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   REORGANIZED
                                                                     COMPANY     PREDECESSOR
                                                                   -----------     COMPANY
                                                                     QUARTER    -------------
                                                                      ENDED     QUARTER ENDED
                                                                    APRIL 30,     MARCH 31,
                                                                      1998          1997
                                                                   -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................   $   6,790     $  57,954
Adjustments to reconcile net income to net cash provided by
  operating activities:..........................................
  Executive stock awards.........................................         293           500
  Extraordinary item.............................................      --           (43,032)
  Fresh-start revaluation........................................      --            (5,107)
  Depreciation and amortization..................................       2,188         2,143
  Gain on sale of assets.........................................        (493)       (3,266)
  Reorganization expense, net of payments........................        (169)        1,538
  Deferred income taxes..........................................       1,272        (3,767)
  Provision for doubtful accounts................................         289           162
  Provision for environmental costs, net of payments.............        (558)         (256)
  Other, net.....................................................       4,238         3,057
                                                                   -----------  -------------
    Total........................................................      13,850         9,926
Change in operating assets and liabilities:
  Increase in trade receivables..................................     (11,353)      (20,272)
  Increase in inventories........................................        (297)       (6,120)
  Decrease (increase) in other current assets....................       1,328          (355)
  Increase in trade payables and accrued expenses................       8,633        18,895
  Decrease in prepetition liabilities............................      --               (39)
  Receipt from environmental trust, net..........................      --             5,928
  Other assets and liabilities, net..............................      (1,117)       (1,547)
                                                                   -----------  -------------
    Net cash provided by operating activities....................      11,044         6,416
                                                                   -----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net................      (2,929)       (2,774)
  Proceeds from asset sales......................................       1,143         4,966
  Other, net.....................................................      (1,781)          (25)
                                                                   -----------  -------------
    Net cash (used in) provided by investing activities..........      (3,567)        2,167
                                                                   -----------  -------------
CASH FLOWS FROM FINANCING AND REORGANIZATION ACTIVITIES:
  Cash distribution pursuant to plan of reorganization...........      --           (59,366)
  Drawdown of prepetition letters of credit......................      --             9,700
  Proceeds from long-term debt, net..............................      --             8,100
  Net short-term borrowings......................................         146         1,062
  Repayment of long-term debt....................................        (419)         (487)
                                                                   -----------  -------------
    Net cash used in financing and reorganization activities.....        (273)      (40,991)
                                                                   -----------  -------------
Effects of exchange rate changes on cash and cash equivalents....          14          (526)
                                                                   -----------  -------------
Net increase (decrease) in cash and cash equivalents.............       7,218       (32,934)
Cash and cash equivalents--beginning of period...................      43,003        63,274
                                                                   -----------  -------------
Cash and cash equivalents--end of period.........................   $  50,221     $  30,340
                                                                   -----------  -------------
                                                                   -----------  -------------

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying condensed unaudited consolidated financial statements include the accounts of Metallurg, Inc. ("Metallurg") and its majority-owned subsidiaries (collectively, the "Company"). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Accounting Principles Board Opinion No. 28. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet as of January 31, 1998 and the condensed statements of consolidated operations and of consolidated cash flows for the quarter ended March 31, 1997 were derived from audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

    On February 26, 1997, the Fourth Amended and Restated Joint Plan of Reorganization (the "Plan") of Metallurg and one of its subsidiaries, Shieldalloy Metallurgical Corporation ("Shieldalloy") was confirmed by the U.S. Bankruptcy Court for the Southern District of New York. Transactions contemplated by the Plan were consummated on April 14, 1997 (the "Effective Date"). For financial reporting purposes, the Company has reflected the effects of the Plan consummation as of March 31, 1997. As a result of the consummation of the Plan and the adoption of fresh-start reporting under the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," financial statements for the quarter ended March 31, l997, which includes the effects of the adoption of fresh-start reporting and consummation of the Plan and referred to as the "Predecessor Company." Financial statements for periods subsequent to March 31, 1997 are referred to as the "Reorganized Company." The financial statements of the Company after consummation of the Plan are not comparable to the Company's financial statements of prior periods and accordingly, a black line has been used to separate the periods.

    For further information, see the financial statements and footnotes thereto included in the Company's audited consolidated financial statements for the three quarters ended January 31, 1998 and the quarter ended March 31, 1997.

    Effective April l, 1997, the Company changed the reporting period of Metallurg from a calendar year ending December 31 to a fiscal year ending January 31 and began reporting the results of its operating subsidiaries on a one-month lag. Accordingly, the quarter ended April 30, 1998 includes worldwide operating results for the three months ended March 31, 1998 and operating results of Metallurg, the parent holding company, for the three months ended April 30, 1998.

2. INVENTORIES

    Inventories, net of reserves, consist of the following (in thousands):

                                                                       APRIL 30,   JANUARY 31,
                                                                          1998        1998
                                                                       ----------  -----------
Raw materials........................................................  $   30,496   $  32,938
Work in process......................................................       2,075       1,981
Finished goods.......................................................      79,137      77,473
Other................................................................       4,866       5,197
                                                                       ----------  -----------
  Total..............................................................  $  116,574   $ 117,589
                                                                       ----------  -----------
                                                                       ----------  -----------

3. COMMITMENTS AND CONTINGENCIES

    The Company continues defending various claims and legal actions arising in the normal course of business, including those relating to environmental matters. Management believes, based on the advice of

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

3. COMMITMENTS AND CONTINGENCIES (CONTINUED) counsel, that the outcome of such litigation will not have a material adverse effect on the Company's consolidated financial statements.

4. EARNINGS PER COMMON SHARE

    Earnings per share are calculated in accordance with SFAS No. 128, "Earnings per Share." All diluted earnings per share amounts are computed on the basis of the weighted average shares of common stock outstanding plus common equivalent shares arising from the effect of dilutive stock options, using the treasury method. The effect of dilutive stock options issued on April l, l998 at a strike price of $8.43 per share was not material. Earnings per share for periods prior to April l, 1997 are not presented because such presentation would not be meaningful due to fresh-start reporting and the recapitalization of the Company in connection with the Plan as of March 31, l997.

5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of February 1, 1998. This standard requires the display of comprehensive income and its components in the financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. The Company will adopt this standard in the fourth quarter of 1998.

    In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosure About Pensions and Other Postretirement Benefits." SFAS No. 132 changes current financial disclosure requirements from those that were required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. l06, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company will adopt this standard in the fourth quarter of 1998.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact SFAS No. 133 will have on its financial statements.

6. SUPPLEMENTAL GUARANTOR INFORMATION

    In November 1997, the Company sold $100 million principal amount of 11% senior notes due 2007 (the "Senior Notes"). Under the terms of the Senior Notes, Shieldalloy, Metallurg Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. (collectively, the "Guarantors"), wholly owned subsidiaries of the Company, will fully and unconditionally guarantee on a joint and several basis the Company's obligations to pay principal, premium and interest relative to the Senior Notes. Management has determined that separate, full financial statements of the Guarantors would not be material and, accordingly, such financial statements are not provided. Supplemental financial information of the Guarantors is presented below.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

6. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                  COMBINED       COMBINED
                                                   METALLURG,     GUARANTOR   NON-GUARANTOR
                                                      INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                 --------------  -----------  --------------  ------------  ------------
Total revenue..................................    $   11,796     $  55,547     $  126,127     $  (25,640)   $  167,830
                                                      -------    -----------  --------------  ------------  ------------
Operating costs and expenses:
  Cost of sales................................        10,331        45,603        108,214        (25,140)      139,008
  Selling, general and administrative
    expenses...................................         2,005         2,528         10,228         --            14,761
                                                      -------    -----------  --------------  ------------  ------------
Total operating costs and expenses.............        12,336        48,131        118,442        (25,140)      153,769
                                                      -------    -----------  --------------  ------------  ------------
Operating income (loss)........................          (540)        7,416          7,685           (500)       14,061
  Other income (expense):
  Other income (expense), net..................           878        --             --             --               878
  Interest income (expense), net...............        (2,177)          238           (133)        --            (2,072)
  Equity in earnings of subsidiaries...........         8,163         2,604         --            (10,767)       --
                                                      -------    -----------  --------------  ------------  ------------
Income before income tax provision.............         6,324        10,258          7,552        (11,267)       12,867
Income tax provision (benefit).................          (466)        3,166          3,377         --             6,077
                                                      -------    -----------  --------------  ------------  ------------
Net income.....................................    $    6,790     $   7,092     $    4,175     $  (11,267)   $    6,790
                                                      -------    -----------  --------------  ------------  ------------
                                                      -------    -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

6. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)
           CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      FOR THE QUARTER ENDED APRIL 30, 1998
                                 (IN THOUSANDS)

                                                            GUARANTOR      COMBINED
                                                            COMBINED     NON-GUARANTOR
                                          METALLURG, INC.  SUBSIDIARIES  SUBSIDIARIES    ELIMINATIONS  CONSOLIDATED
                                          ---------------  -----------  ---------------  ------------  -------------
Net income..............................     $   6,790      $   7,092      $   4,175      $  (11,267)    $   6,790
Other comprehensive income (loss):
Foreign currency translation
  adjustment............................            76            440             76            (516)           76
                                                ------     -----------        ------     ------------       ------
Comprehensive income....................     $   6,866      $   7,532      $   4,251      $  (11,783)    $   6,866
                                                ------     -----------        ------     ------------       ------
                                                ------     -----------        ------     ------------       ------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

            CONDENSED CONSOLIDATING BALANCE SHEET AT APRIL 30, 1998
                                 (IN THOUSANDS)

                                                           COMBINED       COMBINED
                                            METALLURG,     GUARANTOR   NON-GUARANTOR
                                               INC.       SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                          --------------  -----------  --------------  ------------  ------------
ASSETS
Current Assets:
  Cash and cash equivalents.............   $     24,377    $   3,402     $   22,442                   $   50,221
  Accounts and notes receivable, net....         32,597       46,178         75,016     $  (62,964)       90,827
  Inventories...........................          7,972       41,034         71,813         (4,245)      116,574
  Other assets..........................          7,287          244          5,284         --            12,815
                                          --------------  -----------  --------------  ------------  ------------
    Total current assets................         72,233       90,858        174,555        (67,209)      270,437
Investments--intergroup.................        100,338       54,039         --           (154,377)       --
Investments--other......................        --            --              3,152         --             3,152
Property, plant and equipment, net......          1,016        6,930         33,720         --            41,666
Other assets............................          5,333            3         11,010           (929)       15,417
                                          --------------  -----------  --------------  ------------  ------------
    Total...............................   $    178,920    $ 151,830     $  222,437     $ (222,215)   $  330,672
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------
LIABILITIES:
Current Liabilities:
  Short-term debt and current portion of
    long-term debt......................                                 $    3,975                   $    3,975
  Trade payables........................   $      2,402    $  17,096         50,334     $  (17,634)       52,198
  Accrued expenses......................          5,853        8,340         17,344         --            31,537
  Loans payable--intergroup.............         19,098        4,815         33,602        (55,330)        2,185
  Other current liabilities.............        --             3,195          3,397         --             6,592
                                          --------------  -----------  --------------  ------------  ------------
    Total current liabilities...........         27,353       33,446        108,652        (72,964)       96,487
                                          --------------  -----------  --------------  ------------  ------------
Long-term Liabilities:
  Long-term debt........................        100,000       --              2,722         --           102,722
  Accrued pension liabilities...........            345        1,784         35,344         --            37,473
  Environmental liabilities, net........        --            34,691          3,062         --            37,753
  Other liabilities.....................          1,395       --              5,944           (929)        6,410
                                          --------------  -----------  --------------  ------------  ------------
    Total long-term liabilities.........        101,740       36,475         47,072           (929)      184,358
                                          --------------  -----------  --------------  ------------  ------------
    Total liabilities...................        129,093       69,921        155,724        (73,893)      280,845
                                          --------------  -----------  --------------  ------------  ------------
SHAREHOLDERS' EQUITY:
  Common stock outstanding..............             50        1,227         80,358        (81,585)           50
  Additional paid-in capital............         41,399       90,867          1,104        (91,971)       41,399
  Accumulated other comprehensive
    income..............................            749        1,549         22,462        (24,011)          749
  Retained earnings (deficit)...........          7,629      (11,734)       (37,211)        48,945         7,629
                                          --------------  -----------  --------------  ------------  ------------
  Shareholders' equity..................         49,827       81,909         66,713       (148,622)       49,827
                                          --------------  -----------  --------------  ------------  ------------
    Total...............................   $    178,920    $ 151,830     $  222,437     $ (222,515)   $  330,672
                                          --------------  -----------  --------------  ------------  ------------
                                          --------------  -----------  --------------  ------------  ------------

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6. SUPPLEMENTAL GUARANTOR INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                         COMBINED       COMBINED
                                                          METALLURG,     GUARANTOR   NON-GUARANTOR
                                                             INC.       SUBSIDIARIES  SUBSIDIARIES   CONSOLIDATED
                                                        --------------  -----------  --------------  ------------
Net Cash Flows from Operating Activities..............    $    5,168     $   2,229     $    3,647     $   11,044
                                                             -------    -----------       -------    ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment..........           (35)         (443)        (2,451)        (2,929)
  Proceeds from asset sales...........................         1,122        --                 21          1,143
  Other, net..........................................            19             1         (1,801)        (1,781)
                                                             -------    -----------       -------    ------------
Net cash provided by (used in) investing activities...         1,106          (442)        (4,231)        (3,567)
                                                             -------    -----------       -------    ------------
Cash Flows from Financing Activities:
  Intergroup borrowings (repayments)..................         2,220           891         (3,111)        --
  Net short-term borrowings...........................        --            --                146            146
  Repayment of long-term debt.........................        --            --               (419)          (419)
                                                             -------    -----------       -------    ------------
Net cash provided by (used in) financing activities...         2,220           891         (3,384)          (273)
                                                             -------    -----------       -------    ------------
Effects of exchange rate changes on cash and cash
  equivalents.........................................        --            --                 14             14
                                                             -------    -----------       -------    ------------
Net increase (decrease) in cash and cash
  equivalents.........................................         8,494         2,678         (3,954)         7,218
Cash and cash equivalents--beginning of period........        15,883           724         26,396         43,003
                                                             -------    -----------       -------    ------------
Cash and cash equivalents--end of period..............    $   24,377     $   3,402     $   22,442     $   50,221
                                                             -------    -----------       -------    ------------
                                                             -------    -----------       -------    ------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Metallurg Holdings, Inc.

    We have audited the accompanying consolidated balance sheet of Metallurg Holdings, Inc. (a Delaware corporation) and its subsidiary as of June 29, 1998. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Metallurg Holdings, Inc. and its subsidiary as of June 29, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

New York, New York
June 29, 1998

                            METALLURG HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 29, 1998

                                     ASSETS

Cash.............................................................  $      35
                                                                   ---------
    Total assets.................................................  $      35
                                                                   ---------
                                                                   ---------

                              SHAREHOLDER'S EQUITY

Common stock, $.01 par value; 1,000 shares authorized; 350 shares
 issued and outstanding..........................................  $      35
                                                                   ---------
    Total shareholder's equity...................................  $      35
                                                                   ---------
                                                                   ---------

                            METALLURG HOLDINGS, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

    Metallurg Holdings, Inc. ( the "Issuer") was incorporated under the laws of the State of Delaware on June 10, 1998. The Issuer was formed by Safeguard International Fund, L.P. ("Safeguard International") and certain limited partners of Safeguard International (the "Investor Group") to enter into an agreement and plan of merger whereby Metallurg Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of the Issuer, will merge with and into Metallurg, Inc. ("Metallurg"), with Metallurg being the surviving corporation. The Issuer will become the holding company for Metallurg. The cash purchase price will be $30 per share of Metallurg common stock or an aggregate cash purchase price of approximately $152.2 million (including payments for cancellation of compensatory options). For the three quarters ended January 31, 1998, Metallurg had $477.0 million of revenues and net income of $6.3 million.

    In order to finance the Merger, (i) Safeguard International and the Investor Group will contribute approximately $97.0 million of capital to the Issuer; and
(ii) the Issuer will consummate an offering of approximately $121.0 million principal amount at maturity of Senior Discount Notes due 2008. Reference is made to risk factors in the Prospectus on pages 20 to 26.

           EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

    On July 13, 1998, Acquisition Corp. merged with and into Metallurg, with Metallurg being the surviving company and the Issuer becoming the holding company for Metallurg. The cash purchase price was $30 per share, representing an aggregate cash purchase price of approximately $152.2 million (including payments for cancellation of compensatory options). For the three quarters ended January 31, 1998, Metallurg had $477.0 million of revenues, operating income of $23.4 million and net income of $6.3 million which includes a $0.8 million extraordinary loss on early extinguishment of debt.

    On July 13, 1998, the Senior Discount Notes were sold. On this date, the Issuer issued 5202.335 Series A Voting Convertible Preferred Stock, $.01 par value ("Series A") and 4,500 shares of Series B ("Series B") Non-Voting Convertible Preferred Stock, $.01 par value. Series A and Series B shares' liquidation value is $10,000 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER, OR THE INITIAL PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER, SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................          2
Exchange Rates..................................          3
Market Data.....................................          3
Summary.........................................          4
Disclosure Regarding Forward Looking
  Statements....................................         18
Risk Factors....................................         18
The Exchange Offer..............................         26
Capitalization..................................         34
Unaudited Pro Forma Condensed Consolidated
  Financial Data................................         35
Selected Financial Data.........................         39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         44
Business........................................         54
Management......................................         66
Share Ownership.................................         67
Certain Transactions............................         67
Description of Certain Indebtedness.............         68
Description of the New Notes....................         69
Plan of Distribution............................         98
Legal Matters...................................         98
Experts.........................................         99
Index to Financial Statements...................        F-1

                            ------------------------

    UNTIL            , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $121,000,000
                            METALLURG HOLDINGS, INC.

                                     [LOGO]

                       OFFER TO EXCHANGE 12 3/4% SERIES B
                         SENIOR DISCOUNT NOTES DUE 2008
                        WHICH HAVE BEEN REGISTERED UNDER
                       THE SECURITIES ACT FOR ANY AND ALL
                          OUTSTANDING 12 3/4% SERIES A
                         SENIOR DISCOUNT NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            Dated            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Section 145 of the DGCL empowers the Issuer to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Issuer may purchase insurance of behalf of any such director, officer, employee or agent.

    The Issuer's Certificate of Incorporation provides in effect for the indemnification by the Issuer of each director and officer of the Issuer to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

    (a) Exhibits.

   EXHIBIT
    NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------------

       1.1   Purchase Agreement, dated as of July 6, 1998, by and between Metallurg Holdings, Inc. and BancBoston
             Securities Inc (the "Initial Purchaser").

       2.1   Merger Agreement, dated as of June 15, 1998, by and among Metallurg Holdings, Inc., Metallurg Acquisition
             Corp. and Metallurg, Inc. (incorporated herein by reference to Exhibit 8K2 to Current Report on Form 8-K filed by Metallurg, Inc. with the Securities and Exchange Commission on June 16, 1998).

       3.1   Certificate of Incorporation of the Issuer.

       3.2   By-laws of the Issuer.

       4.1   Indenture, dated as of July 13, 1998, by and between the Issuer and United States Trust Company of New
             York.

       4.2   Form of 12 3/4% Series A Senior Discount Notes due 2008, dated as of July 13, 1998 (incorporated by reference to Exhibit 4.1).

       4.3   Form of 12 3/4% Series B Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1).

       4.4   Registration Agreement, dated as of July 13, 1998 by and between the Issuer and the Initial Purchaser.

       5.1   Opinion of Rogers & Wells LLP.

      10.1   Pledge Agreement, dated as of July 13, 1998, by and between the Issuer and United States Trust Company of
             New York.

      10.2   Loan Agreement dated April 14, 1997 (the "Revolving Credit Facility") among Metallurg, Inc. and
             Shieldalloy Metallurgical Corporation as borrowers, Metallurg Services, Inc., MIR (China), Inc. and
             Metallurg Holdings Corporation, as Guarantors (the "Guarantors") and BankBoston, N.A. as Agent for the
             lending institutions, as amended by the First, Second and Third Amendments thereto (incorporated herein by reference to Exhibit S410.1 to the Form S-4 Registration Statement filed by the Company with the
             Securities and Exchange Commission on December 30, 1997 (File No. 333-42141)).

      10.3   Fourth Amendment to the Revolving Credit Facility.

      10.4   German Loan Agreement, dated October 20, 1997, by and among GfE Gesellschaft fur Elektrometallurgic GmbH,
             GfE Umwelttechnik GmbH, GfE Giessrei und Stahlwerksbedarf GmbH GfE Metalle und Metarielien GmbH and
             Keramed Medizintechnik GmbH and BankBoston, N.A. acting through its Frankfurt, Germany branch.
             (incorporated herein by reference to Exhibit S410.2 to the Form S-4 Registration Statement filed by
             Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File No. 333-42141)).

      10.5   Indenture, dated as of November 25, 1997, by an among Metallurg, Inc., the Guarantors and IBJ Schroder
             Bank & Trust Company (incorporated herein by reference to Exhibit S44.1 to the Form S-4 Registration
             Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File
             No. 333-42141)).

      10.6   Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of Reorganization dated
             December 18, 1996 (incorporated herein by reference to Exhibit T3E.1 to the Form T-3 filed by Metallurg,
             Inc. with the Securities and Exchange Commission on March 21, 1997 (File No. 022-22265)).

      10.7   Supplement to Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of Reorganization
             dated December 18, 1996 (incorporated herein by reference to Exhibit T3E.3 to the Form T-3 filed by
             Metallurg, Inc. with the Securities and Exchange Commission on March 21, 1997 (File No. 022-22265)).

      10.8   Settlement Agreement dated December 27, 1996 between MI, SMC, the Environmental Protection Agency, the
             Department of the Interior, the Nuclear Regulatory Commission and the New Jersey Department of
             Environmental Protection. (incorporated herein by reference to Exhibit S410.5 to the Form S-4
             Registration Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on December
             30, 1997 (File No. 333-42141)).

      10.9   Permanent Injunction Consent Order dated December 23, 1996 between the State of Ohio, SMC, and Cyprus
             Foote Mineral Company. (incorporated herein by reference to Exhibit S410.6 to the Form S-4 Registration
             Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File
             No. 333-42141)).

     10.10   Registration Rights Agreement dated April 14, 1997 among Metallurg, Inc. and certain holders of the
             Company's common stock. (incorporated herein by reference to Exhibit S410.7 to the Form S-4 Registration
             Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File
             No. 333-42141)).

     10.11   Management Incentive Compensation Plan. (incorporated herein by reference to Exhibit S410.9 to the Form
             S-4 Registration Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on
             December 30, 1997 (File No. 333-42141)).

     10.12   Employment Agreements by Metallurg, Inc. dated April 14, 1997 by Metallurg, Inc. with Michael A. Standen,
             Michael A. Banks, Barry C. Nuss, Eric L. Schondorf, J. Richard Budd III, and Robin A. Brumwell.
             (incorporated herein by reference to Exhibit S410.10 to the Form S-4 Registration Statement filed by
             Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File No. 333-42141)).

     10.13   Agreement dated December 20, 1983 between LSM and Alan D. Ewart. (incorporated herein by reference to
             Exhibit S410.11 to the Form S-4 Registration Statement filed by Metallurg, Inc. with the Securities and
             Exchange Commission on December 30, 1997 (File No. 333-42141)).

      12.1   Statement re computation of ratio of earnings to fixed charges.

      21.1   Subsidiaries of the Issuer.

      23.1   Consent of Deloitte & Touche LLP.

      23.2   Consent of Arthur Andersen LLP.

      23.3   Consent of Rogers & Wells LLP (to be contained in the opinion filed as Exhibit 5.1).

      24.1   Power of attorney (incorporated by reference in the signature pages).

      25.1   Form T-1 Statement of Eligibility and Qualification of United States Trust Company of New York.

      99.1   Form of Letter of Transmittal.

      99.2   Form of Notice of Guaranteed Delivery.

      99.3   Form of Exchange Agent Agreement.

ITEM 22. UNDERTAKING.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) The undersigned registrants hereby undertake:

        (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

        (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, New York, on July 28, 1998.

                                METALLURG HOLDINGS, INC.

                                By:            /s/ ARTHUR R. SPECTOR
                                     -----------------------------------------
                                                 Arthur R. Spector
                                            Vice President and Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur Spector and Diana Wechsler Kerekes his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                       TITLES                   DATE
------------------------------  --------------------------  -------------------


  /s/ HEINZ C. SCHIMMELBUSH
------------------------------  President and Director         July 28, 1998
    Heinz C. Schimmelbusch

    /s/ ARTHUR R. SPECTOR
------------------------------  Vice President and             July 28, 1998
      Arthur R. Spector           Director

     /s/ MICHAEL R. HOLLY
------------------------------  Vice President and             July 28, 1998
       Michael R. Holly           Director

    /s/ DOUGLAS A. FASTUCA
------------------------------  Treasurer                      July 28, 1998
      Douglas A. Fastuca

*By:
    Attorney In Fact

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBIT
----------  ---------------------------------------------------------------------------------------------------------

      1.1   Purchase Agreement, dated as of July 6, 1998, by and between Metallurg Holdings, Inc. and BancBoston
            Securities Inc (the "Initial Purchaser").

      2.1   Merger Agreement, dated as of June 15, 1998, by and among Metallurg Holdings, Inc., Metallurg Acquisition
            Corp. and Metallurg, Inc.

      3.1   Certificate of Incorporation of the Issuer.

      3.2   By-laws of the Issuer.

      4.1   Indenture, dated as of July 13, 1998, by and between the Issuer and United States Trust Company of New
            York.

      4.2   Form of 12 3/4% Series A Senior Discount Notes due 2008, dated as of July 13, 1998 (incorporated by reference to Exhibit 4.1).

      4.3   Form of 12 3/4% Series B Senior Discount Notes due 2008, dated as of July 13, 1998 (incorporated by reference to Exhibit 4.1).

      4.4   Registration Agreement, dated as of July 13, 1998, by and between the Issuer and the Initial Purchaser.

      5.1   Opinion of Rogers & Wells LLP.

     10.1   Pledge Agreement, dated as of July 13, 1998, by and between the Issuer and United States Trust Company of
            New York.

     10.2   Loan Agreement dated April 14, 1997 (the "Revolving Credit Facility") among Metallurg, Inc. and
            Shieldalloy Metallurgical Corporation as borrowers, Metallurg Services, Inc., MIR (China), Inc. and
            Metallurg Holdings Corporation, as Guarantors and BankBoston, N.A. as Agent for the lending institutions, as amended by the First, Second and Third Amendments thereto.

     10.3   Fourth Amendment to the Revolving Credit Facility.

     10.4   German Loan Agreement, dated October 20, 1997, by and among GfE Gesellschaft fur Elektrometallurgic GmbH,
            GfE Umwelttechnik GmbH, GfE Giessrei und Stahlwerksbedarf, GfE Metalle und Metarielien and Keramed
            Medizintechnik GmbH and BankBoston, N.A. acting through its Frankfurt, Germany branch.

     10.5   Indenture, dated as of November 25, 1997, by an among Metallurg, Inc., the Guarantors and IBJ Schroder
            Bank & Trust Company (incorporated herein by reference to Exhibit S44.1 to the Form S-4 Registration
            Statement filed by Metallurg, Inc. with the Securities and Exchange Commission on December 30, 1997 (File
            No. 333-42141)).

     10.6   Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of Reorganization dated
            December 18, 1996 (incorporated herein by reference to Exhibit T3E.1 to the Form T-3 filed by the Company with the Securities and Exchange Commission on March 21, 1997 (File No. 022-22265)).

     10.7   Supplement to Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of Reorganization
            dated December 18, 1996 (incorporated herein by reference to Exhibit T3E.3 to the Form T-3 filed by the
            Company with the Securities and Exchange Commission on March 21, 1997 (File No. 022-22265)).

     10.8   Settlement Agreement dated December 27, 1996 between MI, SMC, the Environmental Protection Agency, the
            Department of the Interior, the Nuclear Regulatory Commission and the New Jersey Department of
            Environmental Protection.

 EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBIT
----------  ---------------------------------------------------------------------------------------------------------
     10.9   Permanent Injunction Consent Order dated December 23, 1996 between the State of Ohio, SMC, and Cyprus
            Foote Mineral Company.

     10.10  Registration Rights Agreement dated April 14, 1997 among the Company and certain holders of the Company's common stock.

     10.11  Management Incentive Compensation Plan.

     10.12  Employment Agreements dated April 14, 1997 with Michael A. Standen, Michael A. Banks, Barry C. Nuss, Eric
            L. Schondorf, J. Richard Budd III, and Robin A. Brumwell.

     10.13  Agreement dated December 20, 1983 between LSM and Alan D. Ewart.

     12.1   Statement re computation of ratio of earnings to fixed charges.

     21.1   Subsidiaries of the Issuer.

     23.1   Consent of Deloitte & Touche LLP.

     23.2   Consent of Arthur Andersen LLP

     23.3   Consent of Rogers & Wells LLP (to be contained in the opinion filed as Exhibit 5.1).

     24.1   Power of attorney (incorporated by reference in the signature pages).

     25.1   Form T-1 Statement of Eligibility and Qualification of Unites States Trust Company of New York, as
            trustee.

     99.1   Form of Letter of Transmittal.

     99.2   Form of Notice of Guaranteed Delivery.

     99.3   Form of Exchange Agent Agreement.